As filed with the Securities and Exchange Commission on September 30, 2002
Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ON Semiconductor Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
3674
(Primary standard industrial classification code number)
36-3840979
(I.R.S. Employer Identification No.)
5005 E. McDowell Road
Phoenix, AZ 85008
(602) 244-6321
(Address, including zip code, and telephone number,
including area code, of principal executive offices)	Semiconductor Components Industries, LLC
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
3674
(Primary standard industrial classification code number)
36-4292817
(I.R.S. Employer Identification No.)
5005 E. McDowell Road
Phoenix, AZ 85008
(602) 244-6321
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

and the Guarantors identified in footnote (1) below

(Exact name of registrant as specified in its charter)

George H. Cave, Esq.

ON Semiconductor Corporation
5005 E. McDowell Road
Phoenix, AZ 85008
(602) 244-5226
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of correspondence to:

Stephen H. Shalen, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
(212) 225-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective and all other conditions to the exchange offer described in the enclosed prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price(2)	Fee(3)

12% Senior Secured Notes due 2008	$300,000,000	100%	$300,000,000	$27,600

(1)	The following domestic direct subsidiaries of ON Semiconductor Corporation, each of which is incorporated or organized in Delaware and has the I.R.S. employer identification number indicated, are guarantors of the notes and are co-registrants: SCG (Malaysia SMP) Holding Corporation (36-4307329), SCG (China) Holding Corporation (36-4265717) and SCG (Czech) Holding Corporation (36-4292303). The following domestic direct subsidiaries of Semiconductor Components Industries, LLC, each of which is incorporated or organized in Delaware and has the I.R.S. employer identification number indicated, are also guarantors of the notes and are co-registrants: Semiconductor Components Industries Puerto Rico, Inc. (36-4304551), SCG International Development LLC (36-4292819), Semiconductor Components Industries of Rhode Island, Inc. (05-0347660) and Semiconductor Components Industries International of Rhode Island, Inc. (05-0492494)

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Calculated by multiplying 0.000092 by the proposed maximum aggregate offering price.

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable State securities commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2002.

PROSPECTUS

Exchange offer for

$300,000,000
ON Semiconductor Corporation
Semiconductor Components Industries, LLC
12% Senior Secured Notes due 2008

        Guaranteed by SCG (Malaysia SMP) Holding Corporation, SCG (China) Holding Corporation, SCG (Czech) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc.

Terms of the Exchange Offer

•	We are offering to exchange the notes that we sold in private and offshore offerings for new registered exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time on , 2002, unless extended.

•	Tenders of outstanding initial notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

•	We believe that the exchange of initial notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the notes to be issued are identical to the outstanding initial notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Investing in the notes issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 14.

      We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

      Neither the Securities and Exchange Commission nor any State securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
PRINCIPAL EXECUTIVE OFFICE
PROSPECTUS SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
INDUSTRY
BUSINESS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF EXCHANGE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EX-3.8
EX-3.9
Ex-3.17
EX-3.18
EX-4.2(b)
EX-5.1
EX-12.1
Ex-21.1
EX-23.1
EX-23.2
EX-24.1
Ex-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to anyone who receives this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is qualified in its entirety by reference to that contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Following the exchange offer, we will continue to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 as amended.

      Information that we file with the SEC after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed information incorporated by reference in this prospectus. We are also incorporating by reference in this prospectus any future filings made with the SEC under sections 13(a), 13(e), 14, or 15(d) of the Exchange Act until the termination of the exchange offer.

      You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC’s headquarters located at 450 Fifth Street N.W., Washington, D.C. 20549.

      You may also obtain copies of our SEC filings by mail from the Office of Investor Education and Assistance of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 800-SEC-0330. You may obtain information on the operation of the Office of Investor Education and Assistance by calling the SEC at 800-SEC-0330. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC’s Internet site (http//www.sec.gov).

      You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Secretary of ON Semiconductor Corporation

5005 East McDowell Road
Phoenix, AZ 85008
email: investor@onsemi.com

      TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

      You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. No person has been authorized to provide you with different information The information in this prospectus is accurate as of the date on the front cover of the prospectus or the date of the document incorporated by reference. You should not assume that the information contained in this prospectus or incorporated by reference in this prospectus is accurate as of any other date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that:

•	incorporated documents are considered part of this prospectus; and

•	we can disclose to you important business and financial information about us which is not included in or delivered with this prospectus, by referring you to those other documents.

      We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date on which the exchange offer is completed.

•	our Annual Report on Form 10-K for the year ended December 31, 2001;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2002 and June 28, 2002;

•	our Proxy Statement filed with the SEC on April 9, 2002; and

•	our Current Reports on Form 8-K that were filed on January 30, 2002, March 20, 2002, March 29, 2002, April 2, 2002, April 18, 2002, April 22, 2002, April 25, 2002, May 7, 2002, August 12, 2002, September 6, 2002 and October 1, 2002 (dated September 30, 2002).

      Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.

      You can obtain any of the filings incorporated by reference into this document through us or from the SEC through the SEC’s web site or at the addresses listed above under “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements” as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus are forward-looking statements, particularly statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this prospectus are made based on our current expectations and estimates, which involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in forward-looking statements. Among these factors are our recently incurred substantial operating losses and possible future losses, changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand and average selling prices for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of manufacturing capacity, availability of raw materials, competitors’ actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, restructuring programs and the impact of such programs, control of costs and expenses, inability to reduce manufacturing and selling, general and administrative costs, litigation, risks associated with acquisitions and dispositions, changes in management, risks associated with our substantial leverage and restrictive covenants in our debt instruments (including those relating to the increased cost of servicing our debt and complying with the additional restrictions imposed as a result of the amendments to our senior bank facilities), possible future delisting of our common stock by Nasdaq (including impairment of the marketability and liquidity of our common stock, the impairment of our ability to raise additional capital and other risks associated with trading on the Nasdaq SmallCap Market, the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc.), risks associated with our international operations, terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect our future results or events are described from time to time in our SEC reports. See in particular the “Risk Factors” section of this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

      You should carefully consider the trends, risks and uncertainties described in the “Risk Factors” section of this prospectus and other information in this prospectus and reports filed with the SEC before making any investment decision with respect to the notes. If any of the trends, risks or uncertainties set forth in the “Risk Factors” section of this prospectus actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

PRINCIPAL EXECUTIVE OFFICE

      Our headquarters are located at 5005 E. McDowell Road, Phoenix, Arizona 85008 and our telephone number is (602) 244-6321.

PROSPECTUS SUMMARY

      The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

      In this prospectus, the “Company,” “we,” “us,” “our” or “our company” refer, as the context requires, to:

•	ON Semiconductor Corporation, together with its wholly-owned direct subsidiaries, including Semiconductor Components Industries, LLC, and its wholly-owned indirect subsidiaries;

•	Solely in the context of our historical operations or results prior to our becoming an independent company as a result of our August 4, 1999 recapitalization, the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc.; and

•	ON Semiconductor Corporation and Semiconductor Components Industries, LLC, as co-issuers of the notes offered hereby.

      In this prospectus, the “notes” refers to the initial notes together with the exchange notes.

ON Semiconductor Corporation

      We are a leading global supplier of power and data management semiconductors and standard semiconductor components. We design, manufacture and market an extensive portfolio of semiconductor components that addresses the design needs of sophisticated electronic systems and products. Our power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. Our data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. Our standard semiconductor components serve as “building block” components within virtually all electronic devices.

      We serve a broad base of end-user markets including wireless communications, consumer electronics, automotive and industrial electronics and networking and computing. Applications for our products in these markets include portable electronics, computers, servers, automotive and industrial automation control systems, routers, switches, storage-area networks and automated test equipment.

      We have four main product lines: power management and standard analog devices, metal oxide semiconductor (MOS) power devices, high frequency clock and data management devices and standard components. Our extensive portfolio of devices enables us to offer advanced integrated circuits and the complementary parts that deliver system level functionality and design solutions. We added 344 new products in 2001 and 90 new products in the first six months of 2002 to our portfolio, which currently comprises approximately 15,000 products. We are an industry leader in micro packages, which offer increased performance characteristics while reducing the critical board space inside today’s ever shrinking electronic devices. We believe that our ability to offer a broad range of products provides our customers with single source purchasing on a cost-effective and timely basis. This has become increasingly important to our customers as they seek to reduce the number of suppliers with which they conduct business.

      We have approximately 500 direct and indirect customers worldwide, and our products are ultimately purchased by thousands of end customers. Our direct and indirect customers include: (1) leading original equipment manufacturers in a broad variety of industries, such as Alcatel, DaimlerChrysler, Delphi, Delta Electronics, Intel, Motorola, Nokia, Siemens, Sony and Visteon; (2) electronic manufacturing service providers, such as Flextronics, Sanmina-SCI and Solectron; and (3) global distributors, such as Arrow, Avnet and Future Electronics.

      We have design operations in Arizona, Rhode Island, China, the Czech Republic and France, and we operate manufacturing facilities in Arizona, Rhode Island, China, the Czech Republic, Japan, Malaysia, the Philippines and Slovakia.

The Exchange Offer

      On May 6, 2002, we issued $300,000,000 aggregate principal amount of 12% Senior Secured Notes due 2008 to Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. in private and offshore offerings. These initial purchasers sold the notes to institutional investors and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act of 1933. The notes are guaranteed by all seven of our domestic subsidiaries: SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc.

Exchange Offer and Registration Rights Agreement

      When we issued the initial notes, we entered into a Registration Rights Agreement in which we agreed, among other things, to use our best efforts to consummate the exchange offer for the initial notes on or prior to March 2, 2003.

The Exchange Offer

      Under the terms of the exchange offer, you are entitled to exchange the initial notes for registered exchange notes with substantially identical terms. You should read the discussion under the heading “Description of Exchange Notes” for further information regarding the exchange notes. As of this date, there are $300,000,000 aggregate principal amount of the initial notes outstanding. The initial notes may be tendered only in integral multiples of $1,000.

Resale of Exchange Notes

      We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not an “affiliate” of ours.

      If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes

      If you are eligible to participate in the exchange offer but you do not exchange your initial notes for exchange notes, you will no longer be able to force us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless:

•	the offer or sale is registered under the Securities Act or

•	you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2002 unless we decide to extend the exchange offer.

Interest on the Exchange Notes

      The exchange notes will accrue interest at 12% per annum from the last interest payment date on which interest was paid on the initial notes surrendered in exchange or, if no interest has been paid on the initial notes, from the date of the original issue of the notes; provided that commencing on February 6, 2003 each exchange note will accrue interest at a rate of 13% per annum unless on such date or prior thereto we have issued common stock, or certain convertible preferred stock to financial sponsors, generating at least $100 million in gross cash proceeds and have used the net cash proceeds thereof to repay indebtedness under our senior bank facilities or under any other credit facilities secured by a first-priority lien and have permanently reduced the related loan commitment equal to the amount prepaid. Such increase in interest rate, if any, will remain effective until such time as we have completed such a stock issuance and repayment, unless such stock issuance and repayment occurs after August 6, 2003 in which case such increase in interest rate will remain effective. We will pay interest on the exchange notes on May 15 and November 15 of each year through the maturity date of May 15, 2008.

Procedures for Tendering Initial Notes

      If you wish to accept the exchange offer, you must:

•	complete, sign and date the letter of transmittal or a facsimile of it and

•	send the letter of transmittal accompanying this prospectus and all other documents required by it, including the initial notes to be exchanged, to Wells Fargo Bank Minnesota, National Association, as exchange agent. Alternatively, you can tender your initial notes by following the procedures for book-entry transfer described in this prospectus.

Guaranteed Delivery Procedures

      If you wish to tender your initial notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your initial notes according to the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights

      You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent by 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Initial Notes and Delivery of Exchange Notes

      If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date. See “The Exchange Offer — Conditions.”

Tax Considerations

      We believe that the exchange of initial notes for exchange notes will not be a taxable exchange for federal income tax purposes for U.S. holders of the notes. See “Certain U.S. Federal Income Tax Considerations.” You should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent

      Wells Fargo Bank Minnesota, National Association is serving as exchange agent for the exchange offer.

Fees and Expenses

      We will bear all expenses related to consummating the exchange offer and complying with the Registration Rights Agreement. See “The Exchange Offer — Fees and Expenses.”

Use of Proceeds

      We will not receive any cash proceeds from the issuance of the exchange notes. We used the proceeds from the sale of the initial notes to prepay a portion of our senior bank facilities and to pay associated fees and expenses. See “Use of Proceeds.”

Description of Exchange Notes

Issuers

      ON Semiconductor Corporation and its wholly-owned subsidiary Semiconductor Components Industries, LLC are the issuers. The issuers will be jointly and severally liable for the obligations under the exchange notes.

Notes Offered

      We are offering $300,000,000 aggregate principal amount of 12% Senior Secured Notes due 2008. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the offering and distribution of the exchange notes have been registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes are governed by the same indenture dated May 6, 2002.

Maturity

      May 15, 2008.

Interest and Payment Dates

      May 15 and November 15 of each year, commencing on November 15, 2002. Each note we issue will accrue interest at a rate of 12% per annum from the last interest payment date on which interest was paid on the initial notes surrendered in exchange or, if no interest has been paid on the initial notes, from the date of the original issue of the notes; provided that commencing on February 6, 2003 each note will accrue interest at a rate of 13% per annum unless on such date or prior thereto we have issued common stock, or certain convertible preferred stock to financial sponsors, generating at least $100 million in gross cash proceeds and have used the net cash proceeds thereof to repay indebtedness under our senior bank facilities or under any other credit facilities secured by a first-priority lien and have permanently reduced the related loan commitment equal to the amount prepaid. Such increase in interest rate, if any, will remain effective until such time as we have completed such a stock issuance and repayment, unless such stock issuance and repayment occurs after August 6, 2003 in which case such increase in interest rate will remain effective.

Exchange Note Guarantees

      Some of our subsidiaries will guarantee the exchange notes. If we cannot make payments on the exchange notes when they are due, the guarantor subsidiaries are obligated to make them. See “Description of Exchange Notes — Note Guarantees.”

Collateral

      The exchange notes and the guarantees will be secured on a second-priority basis by the capital stock or other equity interests of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors, but only to the extent that obligations under our senior bank facilities are secured by a first-priority lien thereon. The lenders under our senior bank facilities and certain other indebtedness will benefit from first-priority liens on the collateral. See “Description of Exchange Notes — Security.”

Intercreditor Agreement

      Pursuant to an intercreditor agreement, the liens securing the exchange notes will be expressly second in priority to all liens that secure (1) obligations under our senior bank facilities, (2) certain other future indebtedness permitted to be incurred under the indenture governing the notes and (3) certain obligations under our hedging, foreign exchange and cash management services arrangements. Pursuant to the intercreditor agreement, the second-priority liens securing the exchange notes may not be enforced at any time when any obligations secured by first-priority liens are outstanding, except for certain limited exceptions. Any release of the first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens securing the notes on the same collateral (subject to certain limited exceptions); provided, that after giving effect to the release, obligations secured by the first-priority liens on the remaining collateral remain outstanding. Amendments or waivers of the first-priority lien collateral documents approved by the holders of the first-priority liens shall also be effective as to the second-priority lien collateral documents securing the exchange notes. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full in cash and the commitments with respect thereto are terminated. See “Description of Exchange Notes — Security.”

Sharing of Second-Priority Liens

      In addition to the additional indebtedness that may be secured by the first-priority liens on the collateral as described above, we may incur additional indebtedness permitted by the covenant described in “Description of Exchange Notes — Limitation on Incurrence of Additional Indebtedness” and secure such indebtedness, by granting liens upon any or all of the collateral securing the exchange notes, on an equal and ratable basis with the second-priority liens securing the exchange notes.

Ranking

      The exchange notes and the note guarantees will be secured and will rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes. With respect to the collateral, the indebtedness and obligations under our senior bank facilities and certain other future indebtedness and obligations permitted under the indenture governing the notes will have first-priority liens. The notes and the guarantees will have second-priority liens (which may also secure certain additional future indebtedness). See “Description of Exchange Notes — Security.”

      As of June 28, 2002, we had in addition to the initial notes:

•	$705.4 million of indebtedness outstanding under our senior bank facilities, with $6.6 million in revolving credit availability and $18.4 million in outstanding letters of credit;

•	$23.0 million of other senior indebtedness under an unsecured loan from a Japanese bank;

•	$260.0 million of senior subordinated notes due 2009; and

•	$120.8 million under the junior subordinated note payable to Motorola.

      In addition, our non-guarantor subsidiaries had as of such date approximately $162.4 million of liabilities, including trade payables but excluding intercompany obligations and the Japanese loan referred to above.

Optional Redemption

      We may redeem any of the notes at any time on or after May 15, 2006, in whole or in part, in cash at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any. In addition, on or prior to May 15, 2005, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of certain equity offerings within 45 days of the closing of any such equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued remain outstanding. See “Description of Exchange Notes — Optional Redemption.”

Optional Redemption Upon Change of Control

      If we sell certain assets or experience specific kinds of changes of control, we will have the option, at any time on or prior to May 15, 2006, to redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium, together with accrued and unpaid interest, including additional interest, if any, to the date of redemption, as described in “Description of Exchange Notes — Optional Redemption Upon Change of Control.

Repurchase of Notes at the Option of Holder Upon Change of Control

      If we sell certain assets or experience specific kinds of changes of control, each holder will have the right to require us to repurchase all or any part of such holder’s notes at 101% of the principal amount thereof, plus accrued and unpaid interest, including additional interest thereon, if any, to the date of repurchase, as described in “Description of Exchange Notes — Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

Sinking Fund

      The exchange notes are not subject to any sinking fund.

Certain Covenants

      The indenture under which the exchange notes will be issued will contain covenants for your benefit that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale and leaseback transactions;

•	pay dividends, redeem capital stock, or make certain other restricted payments or investments;

•	enter into agreements that restrict dividends from restricted subsidiaries;

•	sell assets;

•	sell assets, including capital stock of restricted subsidiaries;

•	engage in transaction with affiliates; and

•	effect a consolidation or merger.

      These limitations will be subject to a number of important qualifications and exceptions. For more details, see “Description of Exchange Notes — Certain Covenants.”

Use of Proceeds

      We will not receive any proceeds from the issuance of exchange notes under the exchange offer. See “Use of Proceeds.”

Risk Factors

      You should carefully consider the information under the “Risk Factors” section of this prospectus and other information in this prospectus and reports filed with the SEC before making any investment decision with respect to the notes.

Summary of Financial Information and Other Data

      The table below summarizes certain of our financial information for the period from August 4, 1999 through December 31, 1999, and as of and for the years ended December 31, 2000 and 2001 that has been derived from our audited post-recapitalization consolidated financial statements, as well as for the period from January 1, 1999 through August 3, 1999 that has been derived from our audited pre-recapitalization combined statement of revenues less direct and allocated expenses before taxes as filed in our Annual Report on Form 10-K for the year ended December 31, 2001. This table also summarizes certain of our financial information for the six month periods ended June 29, 2001 and June 28, 2002 that has been derived from our unaudited interim consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002. This table should be read in conjunction with the information contained in “Use of Proceeds” included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and our audited combined statement of revenues less direct and allocated expenses before taxes and the notes thereto which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the quarter ended June 28, 2002.

					Six Months Ended
	January 1	August 4	Year Ended
	through	through	December 31,
	August 3,	Dec 31,			June 29,	June 28,
	1999	1999	2000	2001	2001	2002

	(Dollars in millions)
Statement of Operations Data:
Total revenues(1)	$895.4	$798.7	$2,073.9	$1,214.6	$671.2	$546.8
Gross profit(1)	275.1	225.4	718.9	214.6	141.7	134.2
Restructuring and other charges(2)	—	3.7	4.8	150.4	133.8	10.2

Operating income (loss)(1)	112.4	103.5	267.7	(245.0)	(164.7)	(1.2)

Interest expense	9.1	55.9	131.2	133.5	58.9	71.0

Income tax provision (benefit)(3)	N/A	18.1	50.1	345.7	(22.7)	7.0

Net income (loss)	N/A	29.8	71.1	(831.4)	(331.6)	(81.8)

	As of December 31,		As of
			June 28,
	2000	2001	2002

	(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$188.9	$179.8	$167.7
Net working capital	393.4	215.9	208.1
Total assets	2,023.0	1,360.4	1,266.7
Net senior debt(4)	704.9	831.9	851.6
Net debt (including current maturities)(5)	1,069.4	1,207.1	1,232.4
Total stockholders’ equity (deficit)(6)	337.7	(517.4)	(596.5)

					Six Months Ended
	January 1	August 4	Year Ended
	through	through	December 31,
	August 3,	December 31,			June 29,	June 28,
	1999	1999	2000	2001	2001	2002

	(Dollars in millions)
Cash Flow Data:
Net cash provided by (used in) operating activities	$123.5	$40.7	$301.3	$(137.3)	$(71.1)	$3.1
Net cash used in investing activities	(39.6)	(95.4)	(467.9)	(89.3)	(71.1)	(12.9)
Net cash provided by (used in) financing activities	(83.9)	181.9	228.8	216.7	128.3	(3.2)
Other Data:
Adjusted EBITDA(7)	$196.3	$170.5	$462.7	$75.2	$56.6	$79.7
Capital expenditures	39.6	64.0	198.8	117.9	88.0	15.4
Depreciation and amortization	81.5	61.9	158.9	165.8	85.4	67.0
Ratio of earnings to fixed charges(8)	13.0	1.8	2.0	—	—	—

(1)	Effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. We believe that this change better aligns reported results with, focuses us on, and allows investors to better understand end user demand for the products that we sell through distributors. This revenue recognition policy is commonly used in the semiconductor industry. The cumulative effect of this accounting change for periods prior to January 1, 2001 was a charge of $155.2 million ($116.4, net of income taxes) and was recorded in 2001. The statement of operations data presented for periods prior to January 1, 2001 do not reflect this change in accounting method.

(2)	See Note 5 “Restructuring and Other Charges” in the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001 and Note 5 “Restructuring and Other Charges” in the notes to our unaudited interim consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002 for a description of restructuring and other charges incurred during 1999, 2000, 2001 and the first six months of 2002.

(3)	Our income tax provision for the year ended December 31, 2001 included a $366.8 million charge to establish a valuation allowance for the portion of our deferred tax assets for which it is more likely than not that the related benefits will not be realized. We will begin to release the valuation allowance once profitable operations resume.

(4)	Net senior debt represents total senior debt less cash and cash equivalents. Senior debt includes the loans outstanding under our senior bank facilities, the notes offered hereby, a yen-denominated unsecured loan by a Japanese bank to one of our Japanese subsidiaries and capital lease obligations.

(5)	Net debt represents total debt less cash and cash equivalents.

(6)	The decrease in total stockholders’ equity (deficit) between December 31, 2000 and December 31, 2001 is primarily attributable to the 2001 net loss of $831.4 million while the decrease between December 31, 2001 and June 28, 2002 is primarily attributable to the 2002 year-to-date net loss of $81.8 million.

(7)	Adjusted EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization expense, minority interests, extraordinary loss on debt prepayment, restructuring and other charges, write-off of acquired in-process research and development, gain on sale of investment in joint venture and the cumulative effect of accounting change. While Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

The computation of Adjusted EBITDA for each of the respective periods shown is as follows:

					Six Months Ended
	January 1	August 4	Year Ended
	through	through	December 31,
	August 3,	December 31,			June 29,	June 28,
	1999	1999	2000	2001	2001	2002

	(Dollars in millions)
Income (loss) before income taxes, minority interests, extraordinary loss and cumulative effect of accounting change	$105.7	$49.0	$140.9	$(371.4)	$(218.4)	$(68.5)
Less:
Gain on sale of investment in joint venture	—	—	—	(3.1)	(3.1)	—
Add back:
Interest expense	9.1	55.9	131.2	133.5	58.9	71.0
Depreciation and amortization expense	81.5	61.9	158.9	165.8	85.4	67.0
Restructuring and other charges	—	3.7	4.8	150.4	133.8	10.2
Write-off of in-process research and development	—	—	26.9	—	—	—

Total	$196.3	$170.5	$462.7	$75.2	$56.6	$79.7

We have included information regarding Adjusted EBITDA in this prospectus because we believe that investors find it to be a useful tool for measuring a company’s ability to generate cash. Adjusted EBITDA does not represent cash flow from operating activities, as defined by generally accepted accounting principles. You should not consider Adjusted EBITDA as a substitute for net income or net loss, as an indicator of our operating performance or cash flow or as a measure of liquidity.

(8)	We have calculated our ratio of earnings to fixed charges as earnings, which is pre-tax income before minority interests, income or loss from equity investments and fixed charges, divided by fixed charges. Fixed charges consist of expensed and capitalized interest, capitalized expenses related to indebtedness and estimated interest included in rental expense. The deficiencies for the year ended December 31, 2001 and the first six months of 2001 and 2002 were $375.4 million, $220.5 million and $72.2 million, respectively.

RISK FACTORS

      You should carefully consider the risks described below and other information in this prospectus before making any decision to invest in the notes.

Risks Relating to Transfer Restrictions on the Notes

If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions.

      If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your initial notes. We do not intend to register the initial notes under the Securities Act. To the extent initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. See “The Exchange Offer.”

Risks Relating to Our Indebtedness

Our substantial debt could impair our financial condition.

      Following this exchange offer, we will continue to be highly leveraged and have substantial debt service obligations. As of June 28, 2002, our total debt was approximately $1,400.1 million. Also, we may incur additional debt in the future, subject to certain limitations contained in our debt instruments.

      The degree to which we are leveraged could have important consequences to you, including:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

•	a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt, which reduces the funds available to us for our operations;

•	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in market interest rates;

•	our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us;

•	our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor industry; and

•	our substantial leverage could place us at a competitive disadvantage vis-à-vis our competitors who have less leverage relative to their overall capital structures.

      As a condition to the August 2001 modifications to the covenants under our senior bank facilities, we agreed to specified increases in the interest rates on our outstanding borrowings and the imposition of supplemental interest charges. These supplemental interest charges decreased in May 2002 because proceeds from the sale of the initial notes were used to reduce total borrowings under our senior bank facilities to below $750 million.

We may incur more debt, which could exacerbate the risks described above.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our senior bank facilities, the indenture relating to the exchange notes and the initial notes and the indenture governing our senior subordinated notes restrict us from incurring additional indebtedness, but do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Capitalization,” “Selected Financial Information and Other Data” and “Description of Other Indebtedness.”

The terms of our senior bank facilities and the indentures relating to the exchange notes and the initial notes and our senior subordinated notes may restrict our current and future operations, particularly our ability to respond to changes or to take some actions.

      Our senior bank facilities contain, and any future refinancing of our senior bank facilities likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. Our senior bank facilities include covenants restricting, among other things, our ability to:

•	incur additional debt, including guarantees;

•	incur liens;

•	sell or otherwise dispose of assets;

•	make investments, loans or advances;

•	make some acquisitions;

•	engage in mergers or consolidations;

•	make capital expenditures;

•	pay dividends, redeem capital stock or make certain other restricted payments or investments;

•	engage in sale and leaseback transactions;

•	enter into new lines of business;

•	issue some types of preferred stock; and

•	enter into transactions with our affiliates.

      Our senior bank facilities also include financial covenants, including requirements (to the extent not waived temporarily in connection with certain amendments to the senior bank facilities) that we maintain or achieve:

•	a minimum interest expense coverage ratio;

•	a maximum leverage ratio;

•	a minimum consolidated EBITDA; and

•	a minimum amount of cash and cash equivalents.

      The indentures relating to the exchange notes and the initial notes and our senior subordinated notes also contain numerous covenants including, among other things, restrictions on our ability to:

•	incur additional debt;

•	create liens or other encumbrances;

•	engage in sale and leaseback transactions;

•	pay dividends, redeem capital stock or make certain other restricted payments or investments;

•	enter into transactions with our affiliates;

•	enter into new lines of business; and

•	sell or otherwise dispose of assets and merge or consolidate with another entity.

      In addition, any future debt could contain financial and other covenants more restrictive than those applicable to the exchange notes and the initial notes. See “Description of Other Indebtedness — Senior Bank Facilities.”

Our failure to comply with the covenants contained in our senior bank facilities or the indentures, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

      If there were an event of default under our other debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase the exchange notes and the initial notes or any of our other debt securities upon a change of control, that we would be able to refinance or restructure the payments on those debt securities. Further, if we are unable to repay, refinance or restructure our indebtedness under our senior bank facilities, the lenders under our senior bank facilities could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our senior bank facilities and to certain other senior creditors before any proceeds would be available to make payments on the exchange notes and the initial notes. The collateral securing the exchange notes and the initial notes is subject to control by creditors with first-priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the exchange notes and the initial notes. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments, including the exchange notes and the initial notes.

      We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the exchange notes and the initial notes.

      Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the exchange notes and the initial notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the exchange notes and the initial notes.

Risks Relating to this Offering

      The collateral securing the exchange notes and the initial notes is subject to control by creditors with first-priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the exchange notes and the initial notes.

      The exchange notes and the guarantees of the exchange notes will be, and the initial notes and the guarantees of the initial notes are, secured on a second-priority basis by the capital stock of, and other equity interests in, existing and future domestic subsidiaries, 65% of the capital stock of, and other equity interests in, existing and future first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors, but only to the extent that obligations under our senior bank facilities are secured by a first-priority lien thereon. The first-priority liens on the collateral secure our obligations under our senior bank facilities and certain other future indebtedness permitted to be incurred by us or a guarantor under the indenture governing the exchange notes and the initial notes and that is designated by us, as first-priority lien secured indebtedness. In addition, under the terms of the indenture governing the exchange notes and the initial notes, we are also permitted in the future to incur additional indebtedness and other obligations that may share in the second-priority liens on the collateral securing the notes. Although the holders of obligations secured by first-priority liens on the collateral and the holders of obligations secured by second-priority liens thereon, including the exchange notes and the initial notes, will share in the proceeds of this collateral, the holders of obligations secured by the first-priority liens will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the exchange notes and the initial notes and the other obligations secured by second-priority liens.

      No appraisal of the value of the collateral has been made in connection with this offering. In particular, none of the initial purchasers has performed an appraisal of the value of the collateral. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second-priority liens, if any, after payment in full of all obligations secured by the first-priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes and the initial notes, then holders of the exchange notes and the initial notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. As of June 28, 2002, in addition to the initial notes, we had approximately $705.4 million of indebtedness outstanding under our senior bank facilities, with $6.6 million in revolving credit availability under the revolving facility and approximately $18.4 million in outstanding letters of credit under the revolving facility. All indebtedness under our senior bank facilities, including the revolving facility, is secured by first-priority liens on the collateral. Under the indenture governing the exchange notes and the initial notes, we could also incur additional indebtedness secured by first-priority liens or second-priority liens in additional amounts if the consolidated coverage ratio test described under “Description of Exchange Notes” is met. See “Description of Exchange Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness.”

      With respect to the collateral securing the exchange notes and the initial notes, the rights of the holders of the exchange notes will be, and the rights of the holders of the initial notes are, limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past default under, the collateral documents, will be at the direction of the holders of the obligations secured by the first-priority liens, and the trustee, on behalf of the holders of the exchange notes and the initial notes, will not have the ability to control or direct such actions, even if the rights of the holders of the exchange notes and the initial notes are adversely affected. Additional releases of collateral from the second-priority lien securing the exchange notes and the initial notes are permitted under some circumstances. Any release of the first-priority liens upon any collateral approved by the holders of the first-priority liens shall also release the second-priority liens securing the exchange notes and the initial notes on the same collateral. See “Description of Exchange Notes — Security” and “Description of Exchange Notes — Amendment, Supplement and Waiver.”

      The rights of the holders of obligations secured by first-priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. In addition, because a portion of the collateral consists of pledges of a portion of the stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the exchange notes and the initial notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the first-priority liens.

      Releases of the guarantees of the exchange notes and the initial notes or additional guarantees may be controlled by the collateral agent under our senior bank facilities.

      The exchange notes will be, and the initial notes are, guaranteed by each of our current and future domestic restricted subsidiaries that guarantees the obligations under our senior bank facilities or that, so long as the senior subordinated notes are outstanding, guarantees the senior subordinated notes. If we create or acquire a domestic restricted subsidiary in the future and the collateral agent under our senior bank facilities does not require that subsidiary to guarantee the obligations under our senior bank facilities, then the subsidiary will not be required to guarantee the exchange notes or the initial notes. In addition, under the terms of the indenture, a guarantee of the exchange notes and the initial notes made by a guarantor will be released without any action on the part of the trustee or any holder of notes if the collateral agent under our senior bank facilities releases the guaranty of the obligations under our senior bank facilities made by that guarantor (unless the guarantor remains a guarantor of our senior subordinated notes). Additional releases of the guarantees of the exchange notes and the initial notes are permitted under some circumstances. See “Description of Exchange Notes — Guarantees.”

None of our foreign subsidiaries is a guarantor. As a result, your right to receive payments on these exchange notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

      None of our foreign subsidiaries will guarantee the exchange notes or the initial notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of June 28, 2002, the non-guarantor subsidiaries had approximately $162.4 million of debt and other liabilities (including trade payables, but excluding intercompany obligations and $23.0 million under a loan from a Japanese bank) outstanding. The initial notes are, and the exchange notes would have been, effectively junior to such amount. The non-guarantor subsidiaries generated 61% of our consolidated revenues in the six-month period ended June 28, 2002 and held 54% of our consolidated assets as of June 28, 2002.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require holders of the exchange notes and the initial notes to return payments received from us or the guarantors.

      Our creditors or the creditors of our guarantors could challenge the guarantees and the liens as fraudulent conveyances or on other grounds. The delivery of the guarantees and the grant of the second-priority liens securing the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor delivered the guarantee and granted the lien with the intent to hinder, delay or defraud its existing or future creditors, the guarantor did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien or the guarantor was insolvent at the time it delivered the guarantee and granted the lien. If a court declares either the guarantees or the liens to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the exchange notes and the initial notes would be unsecured and subordinated to the debt of our guarantors, including trade payables.

The guarantees are subject to certain defenses that may limit your right to receive payment on the exchange notes.

      Although the guarantees provide the holders of the exchange notes and the initial notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of such guarantors.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

      Any change of control would constitute a default under our senior bank facilities. Therefore, upon the occurrence of a change of control, the lenders under our senior bank facilities would have the right to accelerate their loans and we would be required to prepay all of our outstanding obligations under our senior bank facilities. In addition, upon a change of control, we will be required to make change of control offers under the indenture governing our senior subordinated notes. Our failure to make or consummate a change of control offer or pay the change of control purchase price when due would be an event of default under the indenture governing our senior subordinated notes and also would constitute a default under our senior bank facilities.

      Moreover, upon the occurrence of any change of control, we will be required to make a change of control offer under the exchange notes and the initial notes. If a change of control offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes and the initial notes that might be delivered by holders of the exchange notes and the initial notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes or the initial notes may receive the change of control purchase price for their exchange notes or the initial notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the exchange notes and the initial notes the rights described under “Description of Exchange Notes — Events of Default and Remedies.”

There may be no active trading market for the exchange notes.

      The exchange notes are new securities for which there is currently no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. The initial notes were sold pursuant to an exemption from registration under the Securities Act, and they may not be publicly offered, sold or otherwise transferred unless they are registered or are sold in a transaction exempt from registration. Although it is expected that the exchange notes will be eligible for trading in The PortalSM Market, a subsidiary of the Nasdaq Stock Market, Inc., there can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes. Any exchange notes traded after they are initially issued may trade at a discount from their initial offering price. The trading price of the exchange notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities.

      If initial notes are exchanged for exchange notes in the exchange offer, the trading market for initial notes that are not exchanged could be adversely affected due to the limited amount, or “float,” of the initial notes that remain outstanding following the exchange offer. Generally, decreased float of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, if a large number of initial notes are not exchanged in the exchange offer, the trading market for the exchange notes could be similarly affected.

Risks Relating to Our Company

We have recently experienced substantial declines in revenues and operating losses, and we may experience additional declines in revenues and operating losses in the future.

      Our historical financial results have been, and our future financial results are anticipated to be subject to substantial fluctuations. Our total revenues for 2001 were $1,214.6 million compared to $2,073.9 million in 2000. Our total revenues were $546.8 million in the first six months of 2002, compared to $671.2 million in the first six months of 2001. This decline was due primarily to reduced demand for our products resulting from the current economic slowdown and actions taken by our customers to manage their inventories in line with incoming business. We incurred a net loss of $831.4 million for 2001 compared to net income of $71.1 million in 2000. We also incurred a net loss of $81.8 million in the first six months of 2002 compared to a net loss of $311.6 million in the first six months of 2001. The recent downturn in our business has been most pronounced with respect to our high frequency clock and data management products. Net revenues from high frequency clock and data management products, which accounted for approximately 9.8% of net product revenues in 2001, decreased 60.0% from $295.9 million in 2000 to $118.5 million in 2001. Net revenues from high frequency clock and data management products, which accounted for approximately 7.1% of net product revenues in the first six months of 2002, decreased 54.6% from $85.1 million in the first six months of 2001 to $38.6 million in the first six months of 2002.

      During 2000, 2001 and the first six months of 2002, we implemented a number of cost reduction initiatives. These initiatives have included accelerating our manufacturing moves into lower cost regions, transitioning higher-cost external supply to internal manufacturing, working with our material suppliers to further lower costs, personnel reductions, reductions in employee compensation, temporary shutdowns of facilities with mandatory vacation and aggressively streamlining our overhead. However, we cannot assure you that actual results of these cost reduction initiatives will, in and of themselves, return us to profitability.

      Reduced end-user demand, underutilization of our manufacturing capacity and other factors could adversely affect our business in the near term and we may experience additional declines in revenue and operating losses in the future. In order to return to profitability, we must successfully implement our business plan, including our cost reduction initiatives. However, we also currently face an environment of uncertain demand in the markets our products address. We cannot assure you that we will be able to return to profitability or that we will be able to sustain our profitability, if achieved.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

      The semiconductor industry is highly cyclical. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles (for semiconductors and for the end-user products in which they are used) and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past, have recently experienced a significant downturn and may experience such downturns in the future. The most recent downturn, which began in the fourth quarter of 2000, was severe, and future downturns in the semiconductor industry may be severe and prolonged. Although the semiconductor industry has exhibited signs of a recovery during the first six months of 2002, future downturns in the semiconductor industry, or any failure of the industry to fully recover from its recent downturn, could seriously impact our revenues and harm our business, financial condition and results of operations.

      During the 1990s and continuing into 2000, the semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of the internet and other computing and communications technologies. During 2001, we — like many of our customers and competitors — were adversely affected by a general economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate our integrated circuits and standard semiconductors. The terrorist attacks of September 11, 2001 also further depressed economic activity and demand for end-user products. The impact of slowing end-customer demand has been compounded by higher than normal levels of equipment and component inventories among our original equipment manufacturer, subcontractor and distributor customers. We expect that factors including, but not limited to, reduced demand for end-user products, underutilization of our manufacturing capacity and changes in our revenue mix could adversely impact our operating results in the near term.

Our gross margin is dependent on a number of factors, including our level of capacity utilization.

      Semiconductor manufacturing requires significant capital investment, leading to high fixed costs, including depreciation expense. If we are unable to utilize our manufacturing and testing facilities at a high level, the fixed costs associated with these facilities will not be fully absorbed, resulting in higher average unit costs and lower gross margins. The decline in product orders and shipments in 2001 resulted in reduced capacity utilization of our facilities as we have attempted to match production with anticipated customer demand. Our gross margins declined primarily due to lower factory utilization resulting from lower customer demand, lower selling prices, and a change in product mix towards lower margin devices, partially offset by cost reduction initiatives. As a percentage of total revenues, gross margin declined to 17.7% for 2001 from 34.0% in 2000. Although our gross margin has improved from the fourth quarter of 2001 to 21.5% in the first quarter of 2002 and 27.4% in the second quarter of 2002, it is possible that the industry downturn and increased competition in the face of weakening demand will lead to further price erosion, lower revenues and lower margins for us in the future.

The completion and impact of our restructuring program and cost reductions could adversely affect our business.

      We recorded restructuring and other charges of $150.4 million in 2001 and $16.7 million in the first six months of 2002 to cover costs associated with our cost reduction initiatives. These costs were primarily comprised of employee separation costs and asset impairments. The impact of these restructuring actions on our ability to effectively compete are subject to risks and uncertainties. Because our restructuring activities involve many aspects of our business, the cost reductions could adversely impact productivity and sales to an extent we have not anticipated. Even if we fully execute and implement these activities and they generate the anticipated cost savings, there may be other unforeseeable factors that could adversely impact our profitability and business.

If we are unable to implement our business strategy, our revenues and profitability may be adversely affected.

      Our future financial performance and success are largely dependent on our ability to implement our business strategy successfully. Our present business strategy to build upon our position as a leading global supplier of power and data management semiconductors and standard semiconductor components includes, without limitation, plans to: (1) maintain and refine our product portfolio; (2) continue to develop leading edge customer support services; (3) expand further our just-in-time delivery capabilities; (4) increase our die manufacturing capacity in a cost-effective manner; (5) reduce further the number of our product platforms and process flows; (6) continue to manage our existing portfolio of products aggressively; (7) rationalize our manufacturing operations; (8) relocate manufacturing operations or outsource to lower cost regions; (9) reduce selling and administrative expenses; (10) reduce capital expenditures; (11) actively manage working capital; (12) develop new products in a more efficient manner; and (13) focus on the development of power management and standard analog and high frequency clock and data management products, which are the highest margin and fastest potential growth product families within our portfolio. We cannot assure you that we will successfully implement our business strategy or that implementing our strategy will sustain or improve our results of operations. In particular, we cannot assure you that we will be able to build our position in markets with high growth potential, increase our volume or revenue, rationalize our manufacturing operations or reduce our costs and expenses.

      Our business strategy is based on our assumptions about the future demand for our current products and the new products and applications we are developing and on our ability to produce our products profitably. Each of these factors depends on our ability, among other things, to finance our operating and product development activities, maintain high quality and efficient manufacturing operations, relocate and close manufacturing facilities and reduce operating expenses as part of our ongoing cost restructuring with minimal disruption to our operations, access quality raw materials and contract manufacturing services in a cost-effective and timely manner, protect our intellectual property portfolio and attract and retain highly-skilled technical, managerial, marketing and finance personnel. Several of these and other factors that could affect our ability to implement our business strategy, such as risks associated with international operations, increased competition, legal developments and general economic conditions, are beyond our control. In addition, circumstances beyond our control and changes in our business or industry may require us to change our business strategy.

We may require additional capital in the future, and additional funds may not be available on terms acceptable to us.

      We believe that our existing cash and cash equivalents, together with the cash that we expect to generate from our operations, will be sufficient to meet our planned capital needs. However, it is possible that we may need to raise additional capital to fund our future activities or to consummate acquisitions of other businesses, products or technologies. Subject to the restrictions contained in our senior bank facilities and the indentures governing the notes and our senior subordinated notes, we may be able to raise these funds by selling securities to the public or selected investors, or by borrowing money. The delisting of our common stock from the Nasdaq National Market System, which is a risk we currently face, may make it more difficult for us to raise additional capital by selling securities. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly, reduce planned capital expenditures and research and development, make selective dispositions of our assets or obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets, or otherwise impair our ability to remain competitive.

We may be unable to make the substantial research and development investments required to remain competitive in our business.

      The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. We are committed to maintaining spending on new product development in order to stay competitive in our markets. We cannot assure you that we will have sufficient resources to maintain the level of investment in research and development that is required to remain competitive. The primary emphasis of our new product development is in the expected high-growth market applications of power management and standard analog and high frequency clock and data management solutions, with 80% of our overall research and development investment targeted in these areas. During 2001, we introduced 344 new products and, in the first six months of 2002, we have introduced 90 new products. Our long-term target for research and development expenditures is 5-6% of our total revenues.

Uncertainties involving the ordering and shipment of, and payment for, our products could adversely affect our business.

      Our sales are typically made pursuant to individual purchase orders and we generally do not have long term supply arrangements with our customers. Generally, our customers may cancel orders 30 days prior to shipment without incurring a significant penalty. We routinely purchase inventory based on customers’ estimates of demand for their products, which is difficult to predict. This difficulty may be compounded when we sell to original equipment manufacturers indirectly through distributors or contract manufacturers, or both, as our forecasts for demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to failure of anticipated orders to materialize could result in excess obsolete inventory, which could result in write-downs of inventory or the incurrence of significant cancellation penalties under our arrangements with our raw materials and equipment suppliers.

      During 2001, the markets in which our customers operate were characterized by a dramatic decline in end-user demand and continued high levels of channel inventories, which reduced visibility of future demand for our products and, in some cases, led to delays or defaults in payments for our products. We believe that these and other factors could affect our revenues in the near term.

An inability to introduce new products could adversely affect us, and changing technologies or consumption patterns could reduce the demand for our products.

      Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries that are currently the primary end-users of semiconductors. As these industries evolve and introduce new products, our success will depend on our ability to predict and adapt to these changes in a timely and cost-effective manner by designing, developing, manufacturing, marketing and providing customer support for our own new products and technologies.

      We cannot assure you that we will be able to identify changes in the product markets and requirements of our customers and end-users and adapt to such changes in a timely and cost-effective manner. Nor can we assure you that products or technologies that may be developed in the future by our competitors and others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies or consumption patterns in our existing product markets or the product markets of our customers or end-users could have a material adverse effect on our business or prospects.

Competition in our industry could prevent us from maintaining our revenues and from raising prices to offset increases in costs.

      The semiconductor industry, particularly the market for semiconductor components, is highly competitive. As a result of the recent economic downturn, competition in the markets in which we operate has intensified as manufacturers of semiconductor components have offered reduced prices in order to combat production overcapacity and high inventory levels. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies as well as smaller companies focused on specific market niches. In addition, companies not currently in direct competition with us may introduce competing products in the future. The semiconductor components industry has also been undergoing significant restructuring and consolidations that could adversely affect our competitiveness.

      Many of our competitors may have certain advantages over us, including substantially greater financial and other resources with which to withstand adverse economic or market conditions and pursue development, engineering, manufacturing, marketing and distribution of their products; longer independent operating histories and presence in key markets; patent protection; and greater name recognition.

      Because our components are often building block semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

      We compete in different product lines to various degrees on the basis of price, quality, technical performance, product features, product system compatibility, customized design, strategic relationships with customers, new product innovation, availability, delivery timing and reliability and customer sales and technical support. Gross margins in the industry vary by geographic region depending on local demand for the products in which semiconductors are used, such as personal computers, industrial and telecommunications equipment, consumer electronics and automotive goods. Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends.

Unless we maintain manufacturing efficiency, our future profitability could be adversely affected.

      Manufacturing semiconductor components involves highly complex processes that require advanced equipment. We and our competitors continuously modify these processes in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

      From time to time, we have experienced difficulty in beginning production at new facilities, transferring production to other facilities or in effecting transitions to new manufacturing processes that have caused us to suffer delays in product deliveries or reduced yields. We cannot assure you that we will not experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, transferring production to other facilities, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our results of operations could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

We must incur significant capital expenditures for manufacturing technology and equipment to remain competitive.

      Semiconductor manufacturing requires a constant upgrading of process technology to remain competitive, as new and enhanced semiconductor processes are developed which permit smaller, more efficient and more powerful semiconductor devices. We maintain certain of our own manufacturing, assembly and test facilities, which have required and will continue to require significant investments in manufacturing technology and equipment. We have made substantial capital expenditures and installed significant production capacity to support new technologies and increased production volume.

      We cannot assure you that we will have sufficient capital resources to make necessary investments in manufacturing technology and equipment. In addition, our principal credit agreement limits the amount of our capital expenditures.

If we were to lose one of our large customers, our revenues and profitability could be adversely affected.

      Product sales to our ten largest customers accounted in the aggregate for approximately 45% and 52% of our net product revenues in 2001 and 2000, respectively and 51% of our net product revenues in the first six months of 2002. Many of our customers operate in cyclical industries, and in the past we have experienced significant fluctuations from period to period in the volume of our products ordered. Generally, our agreements with our customers impose no minimum or continuing obligations to purchase our products. We cannot assure you that any of our customers will not significantly reduce orders or seek price reductions in the future or that the loss of one or more of our customers would not have a material adverse effect on our business or prospects.

The loss of our sources of raw materials or manufacturing services, or increases in the prices of such goods or services, could adversely affect our operations and productivity.

      Our results of operations could be adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or if the costs of our raw materials increase significantly or their quality deteriorates. Our manufacturing processes rely on many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. Generally, our agreements with suppliers impose no minimum or continuing supply obligations, and we obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that our current supplies of raw materials are adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

      In addition, for some of our products, such as our new Silicon Germanium (SiGe) technology, we are dependent upon a limited number of highly specialized suppliers for required components and materials. The number of qualified alternative suppliers for these kinds of technologies is extremely limited. We cannot assure you that we will not lose our suppliers for these key technologies or that our suppliers will be able to meet performance and quality specifications or delivery schedules. Disruption or termination of our limited supply sources for these components and materials could delay our shipments of products utilizing these technologies and damage relationships with current and prospective customers.

      We also use third-party contractors for some of our manufacturing activities, primarily for wafer fabrication and the assembly and testing of final goods. These contract manufacturers, including Motorola, AIT, ASE and Phenitec, accounted for approximately 38% and 48% of our cost of sales in 2001 and 2000, respectively. Our agreements with these manufacturers typically require us to forecast product needs and commit to purchase services consistent with these forecasts, and in some cases require longer-term commitments in the early stages of the relationship. Our operations could be adversely affected if these contractual relationships were disrupted or terminated, the cost of such services increased significantly, the quality of the services provided deteriorated or our forecasts proved to be materially incorrect.

      In the case of Motorola, we agreed to continue providing manufacturing services to each other (including Motorola’s manufacturing of our emitter-coupled logic products) for limited periods of time following our recapitalization. Under our agreements with Motorola, the prices of these services are fixed at levels that are intended to approximate each party’s cost of providing the services. Subject to our right to cancel upon six months’ written notice, as of April 2002, we had minimum commitments to purchase manufacturing services from Motorola of $1.2 million in 2002. In the first six months of 2002, we have purchased $0.4 million in manufacturing services from Motorola, fulfilling approximately 33% of the purchase commitments. We could be adversely affected if we are unable to relocate these manufacturing operations to our own facilities or to other third-party manufacturers on cost-effective terms or make other satisfactory arrangements prior to the time when these agreements expire.

Acquisitions and strategic alliances may harm our operating results or cause us to incur debt or assume contingent liabilities.

      We may in the future acquire and form strategic alliances relating to other businesses, products and technologies. Successful acquisitions and alliances in the semiconductor industry are difficult to accomplish because they require, among other things, efficient integration and aligning of product offerings and manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of integration and alignment may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated and aligned and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration and alignment of operations following an acquisition or alliance requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. We may also incur debt or assume contingent liabilities in connection with acquisitions and alliances, which could harm our operating results. Without strategic acquisitions and alliances we may have difficulty meeting future customer product and service requirements.

Our international operations subject us to risks inherent in doing business on an international level that could adversely impact our results of operations.

      Approximately 40%, 38% and 22% of our net product revenues in 2001 and 38%, 43% and 19% of our net product revenues in the first six months of 2002 were derived from the Americas, the Asia/ Pacific region and Europe (including the Middle East), respectively. We maintain significant operations in Seremban, Malaysia; Carmona, the Philippines; Aizu, Japan; Leshan, China; Roznov, the Czech Republic; and Piestany, the Slovak Republic. In addition, we rely on a number of contract manufacturers (primarily for assembly and testing) whose operations are primarily located in the Asia/ Pacific region.

      We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include, among others, the following:

•	economic and political instability;

•	changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	transportation delays;

•	power supply shortages and shutdowns;

•	difficulties in staffing and managing foreign operations and other labor problems;

•	currency convertibility and repatriation;

•	taxation of our earnings and the earnings of our personnel; and

•	other risks relating to the administration of or changes in, or new interpretations of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

      Our activities outside the United States are subject to additional risks associated with fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. While our sales are primarily denominated in U.S. dollars, worldwide semiconductor pricing is influenced by currency rate fluctuations.

If we fail to attract and retain highly-skilled personnel, our results of operations and competitive position could deteriorate.

      Our success depends upon our ability to attract and retain highly-skilled technical, managerial, marketing and finance personnel. The market for personnel with such qualifications is highly competitive. For example, analog component designers are difficult to attract and retain, and the failure to attract and retain analog component designers could compromise our ability to keep pace with our competitors in the market for analog components. We have not entered into employment agreements with all of our key personnel. As employee incentives, we issue common stock options that generally have exercise prices at the market value at time of the grant and that are subject to vesting. Recently, our stock price has declined substantially, reducing the effectiveness of these incentives. Loss of the services of, or failure to effectively recruit, qualified personnel, including senior managers and design engineers, could have a material adverse effect on our business.

We use a significant amount of intellectual property in our business. Some of that intellectual property is currently subject to disputes with third parties, and litigation could arise in the future. If we are unable to protect the intellectual property we use, our business could be adversely affected.

      We rely on patents, trade secrets, trademarks, mask works and copyrights to protect our products and technologies. Some of our products and technologies are not covered by any patents or pending patent applications, and we cannot assure you that:

•	any of the substantial number of U.S. and foreign patents and pending patent applications that we employ in our business, including those that Motorola assigned, licensed or sublicensed to us in connection with our recapitalization, will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others;

•	the license rights granted by Motorola in connection with our recapitalization will provide competitive advantages to us;

•	any of our pending or future patent applications will be issued or have the coverage originally sought;

•	any of the trademarks, copyrights, trade secrets, know-how or mask works that Motorola has assigned, licensed or sublicensed to us in connection with our recapitalization will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others; or

•	any of our pending or future trademark, copyright, or mask work applications will be issued or have the coverage originally sought.

      In addition, our competitors or others may develop products or technologies that are similar or superior to our products or technologies, duplicate our products or technologies or design around our protected technologies. Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in the United States and in foreign countries.

      Also, we may from time to time in the future be notified of claims that we may be infringing third-party patents or other intellectual property rights. Motorola has agreed to indemnify us for a limited period of time with respect to some claims that our activities infringe on the intellectual property rights of others. If necessary or desirable, we may seek licenses under such patents or intellectual property rights. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities or to suspend the manufacture or shipment of products or our use of processes requiring the technologies. Litigation could cause us to incur significant expense, by adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may be required to:

•	pay substantial damages;

•	cease the manufacture, use, sale or importation of infringing products;

•	expend significant resources to develop or acquire non-infringing technologies;

•	discontinue the use of processes; or

•	obtain licenses to the infringing technologies.

      We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available to us on reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

      We will also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that persons or institutions will not assert rights to intellectual property arising out of our research.

We are party to securities class action litigation which may be costly to defend and the outcome of which is uncertain.

      In July 2001, three stockholder class action lawsuits were filed in the United States District Court for the Southern District of New York against us, certain of our current and former officers and directors and various investment banking firms who acted as underwriters in connection with our initial public offering in May 2000. In April 2002, the plaintiffs filed a consolidated, amended complaint that supersedes the individual complaints originally filed. The amended complaint generally alleges that our offering documents failed to disclose certain underwriting fees and commissions and underwriter tie-ins and other arrangements with certain customers of the underwriters that impacted the price of our common stock in the after-market. The plaintiffs are seeking rescission of their alleged purchases of our common stock as well as unspecified damages. On July 15, 2002, together with other issuer defendants, we filed a collective motion to dismiss the class action lawsuit. This motion is currently pending. We cannot guarantee that this motion will be decided in our favor.

      We can provide no assurance as to the outcome of this securities litigation. Any conclusion of this litigation in a manner adverse to us could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost to us of defending the litigation, even if resolved in our favor, could be substantial. Such litigation could also substantially divert the attention of our management and our resources in general. Uncertainties resulting from the initiation and continuation of this litigation could harm our ability to compete in the marketplace. Because the price of our common stock has been, and may continue to be, volatile, we can provide no assurance that additional securities litigation will not be filed against us in the future.

Environmental and other regulatory matters could adversely affect our ability to conduct our business and could require expenditures that could have a material adverse affect on our results of operations and financial condition.

      Our manufacturing operations are subject to various environmental laws and regulations relating to the management, disposal and remediation of hazardous substances and the emission and discharge of pollutants into the air and water. Our operations are also subject to laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances. Motorola has agreed to indemnify us for environmental and health and safety liabilities related to the conduct or operations of our business or Motorola’s ownership, occupancy or use of real property occurring prior to the closing of our recapitalization transaction. We also have purchased environmental insurance. However, we cannot assure you that such indemnification arrangements and insurance policy will cover all material environmental costs relating to pre-closing matters and subsequent matters, respectively. In addition, the nature of our operations exposes us to the continuing risk of environmental and health and safety liabilities related to events or activities occurring after our recapitalization.

      We believe that the future cost of compliance with existing environmental and health and safety laws and regulations, and any liability for currently known environmental conditions, will not have a material adverse effect on our business or prospects. However, we cannot predict:

•	changes in environmental or health and safety laws or regulations;

•	the manner in which environmental or health and safety laws or regulations will be enforced, administered or interpreted;

•	our ability to enforce and collect under indemnity agreements and insurance policies relating to environmental liabilities; or

•	the cost of compliance with future environmental or health and safety laws or regulations or the costs associated with any future environmental claims, including the cost of clean-up of currently unknown environmental conditions.

A principal stockholder controls our company and may have differing interests from the holders of the notes.

      Affiliates of Texas Pacific Group own 124,999,433 shares of our common stock and all of the outstanding shares of Series A Cumulative Convertible Redeemable Preferred Stock. As of June 28, 2002, these shares represented approximately 76% of the total voting power of our capital stock on a diluted basis. As a result, Texas Pacific Group, through its affiliates, will be able to:

•	elect all of our directors and, as a result, control matters requiring board approval;

•	control matters submitted to a stockholder vote, including mergers and consolidations with third parties and the sale of all or substantially all of our assets; and

•	otherwise control or influence our business direction and policies.

If our shares are delisted from the Nasdaq National Market System due to our low stock price, or we decide to transfer our shares to the Nasdaq SmallCap Market, our liquidity may be adversely affected.

      Our common stock is listed on the Nasdaq National Market System. In order for our common stock to continue to be quoted on that market, however, we must continue to satisfy specified listing maintenance standards established by Nasdaq, including:

•	required levels of total assets, net tangible assets, stockholders’ equity or revenues,

•	minimum market value of our public float, and

•	a minimum bid price per share.

      Failure to meet these listing maintenance standards may result in the delisting of our common stock from the Nasdaq National Market System. On July 9, 2002, we received a notice from Nasdaq advising us that we were not in compliance with the Nasdaq National Market’s minimum bid price requirement (Marketplace Rule 4450(b)(4)) because our common stock had traded below $3.00 per share for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement by October 7, 2002, Nasdaq would provide us written notification that our securities will be delisted. We can regain compliance if our stock closes at $3.00 per share or more for 10 consecutive trading days during the cure period and we continue to meet the other continued listing requirements. However, as of the date hereof, our stock has not closed above

$2.82 a share since July 9, 2002. During the cure period, if we determine that it is unlikely that we will regain compliance with the minimum bid price requirement, we may transfer our common stock to the Nasdaq SmallCap Market so long as we satisfy its continued listing criteria. In the event that we cannot satisfy the listing criteria of the Nasdaq SmallCap Market, trading, if any, in our common stock would be conducted in the over-the-counter market in the “pink sheets” maintained by the National Quotation Bureau, Inc. or the OTC Bulletin Board. Consequently, selling our common stock would be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. A delisting from the Nasdaq National Market, or a transfer to the Nasdaq SmallCap Market, may also have a material adverse effect on our ability to raise capital through the issuance of additional equity.

      In the event our common stock is no longer listed on the Nasdaq National Market and we do not transfer our common stock to the Nasdaq SmallCap Market, we would become subject to certain securities law restrictions requiring broker/dealers who recommend low-priced securities to persons (with certain exceptions) to satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receiving the purchaser’s written consent prior to the transaction. These regulations also require additional disclosure in connection with any trades involving low-priced stocks (subject to certain exceptions), including the delivery, prior to any transaction, of a disclosure schedule explaining the market for such stocks and the associated risks. These requirements could severely limit the market liquidity of our common stock and our stockholders’ ability to sell the common stock in the secondary market.

THE EXCHANGE OFFER

      The following is a summary of certain provisions of the Registration Rights Agreement dated May 6, 2002 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc., Semiconductor Components Industries International of Rhode Island, Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. A copy of the Registration Rights Agreement is available as set forth under the heading “Where You Can Find More Information.”

     Terms of the Exchange Offer

      In connection with the issuance of the initial notes pursuant to the Purchase Agreement dated as of May 1, 2002 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., these initial purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

      The Registration Rights Agreement requires ON Semiconductor Corporation and Semiconductor Components Industry, LLC and the note guarantors to file the registration statement, of which this prospectus is a part, for a registered exchange offer relating to an issue of new exchange notes identical in all material respects to the initial notes but containing no restrictive legends. Under the Registration Rights Agreement, the issuers and the note guarantors are required to:

•	file the registration statement with the SEC not later than 150 days following the date of original issuance of the initial notes;

•	use their reasonable best efforts to cause the registration statement to be declared effective by the SEC not later than 270 days after the date of issuance of the initial notes; and

•	use their reasonable best efforts to keep the registration statement effective for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders of the initial notes, which period may be extended in our reasonable judgment to enable more holders to exchange their initial notes, provided that the exchange offer is consummated no later than 300 days after the date of issuance of the initial notes.

The exchange offer that this prospectus describes, if commenced and consummated within the time periods described above, will satisfy those requirements under the Registration Rights Agreement.

      We will accept for exchange all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes for an equal principal amount of outstanding initial notes accepted in the exchange offer. Holders may tender initial notes only in integral multiples of $1,000. This prospectus, together with the accompanying letter of transmittal, is being sent to all record holders of initial notes as of                     , 2002. The exchange offer is not conditioned upon the tender of any minimum principal amount of initial notes. Our obligation to accept initial notes for exchange is, however, subject to certain conditions as set forth herein under “— Conditions.”

      Initial notes will be deemed accepted when, as and if we have given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes and delivering them to the holders.

      Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to other issuers, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not a broker-dealer who acquires the initial notes directly from the issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

•	the holder is not an “affiliate” of either of the issuers, as that term is defined in Rule 405 under the Securities Act; and

•	the exchange notes are acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

      By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will represent that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it is not engaged in, and does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding with any person to participate in a distribution of the initial or the exchange notes within the meaning of the Securities Act; and

•	it is not an affiliate, as defined in Rule 405 under the Securities Act, of either of the issuers, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if you are a person in the United Kingdom, that acquiring, holding, managing or disposing of investments as principal or agent for the purposes of your business are ordinary activities for you.

      If a holder of initial notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with any person with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes with the information set forth in the Registration Rights Agreement. The accompanying, letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for a period of time not less than 180 days after the consummation of the exchange offer.

      In the event that:

•	because of any change in law or applicable interpretations thereof by the staff of the SEC, the issuers and the note guarantors are not permitted to effect the exchange offer as contemplated by the Registration Rights Agreement;

•	the exchange offer is not consummated within 300 days after the date of issuance of the initial notes;

•	any purchaser of the initial notes so requests by written notice to the issuers with respect to notes held by it after the exchange offer that are not eligible to be exchanged for exchange notes in the exchange offer; or

•	any holder of notes (other than specified broker-dealers) is not eligible to participate in the exchange offer or any holder of notes (other than specified broker-dealers) that participates in the exchange offer does not receive freely transferable exchange notes in the exchange offer and such holder so requests by written notice to the issuers;

then, in any such case, the issuers and the note guarantors shall as promptly as practicable, but in no event later than 60 days after the occurrence of any of the above shelf registration statement triggering events, file with the SEC a shelf registration statement covering resales of the initial notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

Additional Interest Under Certain Circumstances

      Under the Registration Rights Agreement, the issuers must pay additional interest to the holders of the initial notes in the event of any of the following registration defaults:

•	the registration statement is not filed with the SEC on or prior to 150 days following the date that the initial notes were issued;

•	the shelf registration statement, if any, is not filed with the SEC on or prior to 60 days after the occurrence of a shelf registration statement triggering event;

•	the registration statement or the shelf registration statement is not declared effective by the SEC on or prior to 270 days after the issuance of the initial notes, or the occurrence of a shelf registration statement triggering event, as the case may be;

•	the exchange offer has not been consummated on or prior to 300 days after the issuance of the initial notes; or

•	the registration statement is declared effective within 270 days after the issuance of the initial notes (or in the case of shelf registration statement to be filed in response to any change in law or applicable interpretations thereof, within 60 days after the publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the issuers and the notes guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective.

      Each of the foregoing will constitute a registration default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the control of the issuers and the note guarantors or pursuant to operation of law or as a result of any action or inaction by the SEC.

      During the period of one or more such registration defaults, the issuers and the note guarantors will be obligated to pay additional interest to each holder of Transfer Restricted Securities (as such term is defined in the Registration Rights Agreement), in an amount equal to:

(i) $0.095 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for the first 90 day period following such Registration Default,

(ii) $0.19 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for the next 90 day period following such Registration Default,

(iii) $0.285 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for the next 90 day period following such Registration Default, and

(iv) $0.38 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder, thereafter.

      Additional interest shall accrue from the date on which the any such registration default occurs until but excluding the date on which all such registration defaults have been cured. Registration defaults may be deemed cured when:

•	the applicable registration statement is filed;

•	the exchange offer registration statement is declared effective and the exchange offer is consummated;

•	the shelf registration statement is declared effective; or

•	the shelf registration statement again becomes effective, as applicable.

      Holders who do not tender their initial notes before the expiration of the exchange offer will not, subject to limited exceptions, be entitled to exchange these untendered initial notes for exchange notes. Holders of initial notes will not be able to offer or sell their initial notes, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws, unless the initial notes are subsequently registered under the Securities Act. Subject to limited exceptions, the issuers will have no obligation to register the initial notes.

Expiration Date; Extensions; Amendments; Termination

      The term “expiration date” shall mean (30 days following the commencement of the exchange offer), unless the exchange offer is extended, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.

      In order to extend the expiration date, the issuers will notify the exchange agent of any extension by written notice and may notify the holders of the initial notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      The issuers may at any time terminate all their obligations under the notes and the indenture governing the notes dated May 6, 2002, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the issuers may at any time terminate:

•	their obligations under the covenants described in the indenture governing the notes; and

•	the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under the indenture and the limitations contained in clause (iii) under Section 5.01 of the indenture governing the notes.

      In the event that the issuers exercise their defeasance option, each note guarantor will be released from all of their obligations with respect to its note guarantee.

      Subject to certain exceptions, the indenture, the notes, the note guarantees or the security documents may be amended with the written consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may be made concerning the items described in Section 9.02 of the indenture governing the notes.

      Without the consent of any holder, the issuers, note guarantors, and trustee may amend or supplement the indenture, the notes, the note guarantees or the security documents with respect to the items described in Section 9.01 of the indenture governing the notes.

      The consent of the holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

      After an amendment becomes effective, the issuers are required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Interest on the Exchange Notes

      The exchange notes will accrue interest payable in cash at 12% per annum, from:

•	the last interest payment date on which interest was paid on the initial notes surrendered in exchange therefor;

•	if the initial notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment; or

•	if no interest has been paid on the initial notes, from the date of the original issue of the notes;

provided that, commencing on February 6, 2003 each note will accrue interest at a rate of 13% per annum unless on such date or prior thereto we have issued common stock, or certain convertible preferred stock to financial sponsors, generating at least $100 million in gross cash proceeds and have used the net cash proceeds thereof to repay indebtedness under our senior bank facilities or under any other credit facilities secured by a first-priority lien and have permanently reduced the related loan commitment equal to the amount prepaid. Such increase in interest rate, if any, will remain effective until such time as we have completed such a stock issuance and repayment, unless such stock issuance and repayment occurs after August 6, 2003 in which case such increase in interest rate will remain effective. We will pay interest on the exchange notes on May 15 and November 15 of each year through the maturity date of May 15, 2008.

Procedures for Tendering

      In order to tender initial notes in the exchange offer, a holder must complete one of the procedures described below.

•	The holder must cause The Depository Trust Company (“DTC”) to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a confirmation that such holder’s initial notes have been transferred from the account of a DTC participant to the exchange agent’s account at DTC. The confirmation should include a message stating that DTC has received express acknowledgment from such DTC participant that it has received, and agrees to be bound by, the terms of the accompanying letter of transmittal and that the issuers may enforce such agreement against such DTC participant.

•	The holder must complete, sign and date the letter of transmittal or a facsimile of it, have the signature guaranteed, if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of it, together with certificates for the initial notes being tendered, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

•	The holder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.”

      The method of delivery of initial notes, letters of transmittal and all other required documents is at the election and risk of the holders. In the case of any tender of certificated notes, we recommend that holders use an overnight or hand-delivery service rather than tendering by mail. If a holder does deliver by mail, we recommend using registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or initial notes should be sent to the issuers.

      Holders of initial notes may also request that their respective brokers, dealers, commercial banks, trust companies or nominees tender initial notes for them.

      The tender by a holder of initial notes will constitute an agreement between such holder and the issuers in accordance with the terms and subject to the conditions set forth here and in the accompanying letter of transmittal.

      Only a holder of initial notes may tender the initial notes in the exchange offer. The term “holder” for this purpose means any person in whose name initial notes are registered on the books of the issuers or any other person who has obtained a properly completed bond power from the registered holder.

      Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

      Except in the two situations described below, signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

      Signature guarantees are not required if the initial notes are tendered:

•	by a registered holder of the initial notes or a DTC participant whose name appears on the security position listing as holder, in either case who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the exchange notes are being issued directly to such registered holder or are being deposited into such DTC participant’s account at DTC, as applicable; or

•	for the account of an eligible guarantor institution.

Validity, Form, Eligibility, and Acceptance of Tendered Initial Notes

      All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by the issuers in their sole discretion, which determination will be final and binding. The issuers reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in the opinion of the issuers or their counsel, be unlawful. The issuers also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. The issuers’ interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as the issuers shall determine. Neither the issuers, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes, nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In addition, the issuers reserve the right in their sole discretion, subject to the provisions of the indenture relating to the initial notes and the exchange notes, to:

•	purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date or, terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

•	to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

•	The terms of any such purchases or offers could differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

      If a registered holder of initial notes desires to tender initial notes but cannot complete the procedures for tendering described above in a timely manner, such holder may tender initial notes by causing an “eligible guarantor” institution, within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, to mail or otherwise deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a properly completed and duly signed notice of guaranteed delivery and letter of transmittal, substantially in the form accompanying this prospectus. Such notice of guaranteed delivery must:

•	set forth the registered holder’s name and address, the certificate number or numbers of the initial notes being tendered, if available, and the principal amount of the initial notes being tendered;

•	state that the tender is being made by an eligible guarantor institution; and

•	guarantee that, within, five business days after the expiration date, the eligible guarantor institution will deposit with the exchange agent (1) a confirmation that the initial notes being tendered have been transferred from the account of a DTC participant to the exchange agent’s account at DTC and any other documents required by the letter of transmittal or (2) certificates for the initial notes being tendered in proper form for transfer and (3) any other documents required by the letter of transmittal.

      Any such tender will be valid if, within, five business days after the expiration date, the eligible guarantor institution makes such deposit as guaranteed.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

      After all of the conditions to the exchange offer have been satisfied or waived, all initial notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the initial notes. See “— Conditions” below. For purposes of the exchange offer, initial notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the issuers have given written notice thereof to the exchange agent.

      In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent’s timely receipt of:

•	certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal, and

•	all other required documents required by the letter of transmittal.

      If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of initial notes tendered by the book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with DTC.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a DTC participant may make book-entry delivery of initial notes by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a confirmation of book-entry transfer or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent. All references in this prospectus to deposit of initial notes shall be deemed to include DTC’s book-entry delivery method.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      A holder may withdraw initial notes it has tendered in the exchange offer by delivering a written notice of withdrawal to the exchange agent prior to 5:00 p.m., New York City time on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person that tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of such initial notes into the name of the person withdrawing the tender;

•	specify the name in which any such initial notes are to be registered, if different from that of the person that deposited them initially; and

•	if the initial notes have been tendered pursuant to the book-entry procedures, specify the name and number of the DTC participant’s account at DTC to be credited, if different than that of the person withdrawing the tender.

      The issuers will determine all questions as to the validity, form and eligibility, time of receipt of such notices which shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of initial notes tendered by book-entry transfer, such initial notes will be credited to an account maintained with the Book-Entry Transfer Facility for the initial notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering” and “— Book-Entry Transfer” above at any time on or prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, initial notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any initial notes, and the issuers may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes, if:

•	because of any change in law, or applicable interpretations thereof by the SEC, the issuers determine that it is not permitted to effect the exchange offer;

•	an action is proceeding or threatened that would materially impair the issuers’ ability to proceed with the exchange offer; or

•	not all government approvals that the issuers deem necessary for the consummation of the exchange offer have been received.

      The issuers have no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

•	from affiliates of the issuers within the meaning of Rule 405 under the Securities Act;

•	from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

•	if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states of the United States.

Accounting Treatment

      The exchange notes will be recorded in our accounting records at the same carrying value as the initial notes, as reflected in the issuers’ accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the issuers. The costs of the exchange offer and the unamortized expenses related to the issuance of the initial notes will be amortized over the term of the exchange notes.

Exchange Agent

      Wells Fargo Bank Minnesota, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail, Overnight Mail, or Courier:

Wells Fargo Bank Minnesota, National Association
Corporate Trust Services
213 Court Street, Suite 703
Middletown, CT 06457
Attention: Joseph O’Donnell

By Hand between 8 a.m. and 4:30 p.m.:

Wells Fargo Bank Minnesota, National Association
Corporate Trust Services
213 Court Street, Suite 703
Middletown, CT 06457
Attention: Joseph O’Donnell

By Facsimile: 860-704-6219
Confirm by Telephone: 860-704-6217

Fees and Expenses

      The issuers will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the issuers.

      The issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable documented out-of-pocket expenses in connection therewith. The issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

      The expenses to be incurred in connection with the exchange offer will be paid by the issuers, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

      The issuers will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however:

•	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer;

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive initial notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. We used the gross proceeds from the sale of the initial notes, which were $290.7 million, to prepay a portion of our senior bank facilities and to pay associated fees and expenses.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 28, 2002. As part of the offering and sale of the initial notes in May 2002 and the application of the proceeds therefrom, we prepaid term loans under each of the four tranches of our senior bank facilities on a pro rata basis. You should read the following information in conjunction with the information contained in “Use of Proceeds” included elsewhere in this prospectus. You should also read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and our audited combined statement of revenues less direct and allocated expenses before taxes and the notes thereto, each as filed in our Annual Report on Form 10-K for the year ended December 31, 2001 and our unaudited interim consolidated financial statements and the notes thereto as filed in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002.

As of
June 28,
2002

(Dollars in
millions)
Cash and cash equivalents	$167.7

Long-term debt (including current portion):
Senior bank facilities(1):
Revolving credit facility	125.0
Tranche A term facility	7.5
Tranche B term facility	210.9
Tranche C term facility	227.2
Tranche D term facility	134.8
Senior secured notes	290.9
Senior subordinated notes	260.0
Junior subordinated note(2)	120.8
Other debt(3)	23.0

Total long-term debt	1,400.1
Minority interest in consolidated subsidiaries	3.9
Series A cumulative convertible redeemable preferred stock	105.8
Total stockholders’ deficit	(596.5)

Total capitalization	$913.3

(1)	Since June 28, 2002, we have not made any additional repayments of the principal amount of the term loans under our senior bank facilities.

(2)	The 10% junior subordinated note due 2011 is held by Motorola. The amount of this note shown in the table above includes accrued interest of $29.8 million. Interest on this note compounds semi-annually and is payable at maturity.

(3)	Other debt includes a yen-denominated unsecured loan by a Japanese bank to one of our Japanese subsidiaries that requires semi-annual principal and interest payments through September 2010 of approximately $23.0 million (based on the yen-to-dollar exchange rate at June 28, 2002).

INDUSTRY

Information Regarding Our Industry

      In this prospectus, we rely on and refer to information regarding the semiconductor industry and our competitors that has been prepared by industry research firms, including World Semiconductor Trade Statistics and VLSI Research, or compiled from market research reports, analyst reports and other publicly available information. All industry and total addressable market data that are not cited as being from a specified source are from World Semiconductor Trade Statistics.

      All of our market share information presented in this prospectus refers to our total product revenues in our total addressable market, which comprises the following specific World Semiconductor Trade Statistics product categories: (1) discrete products (all discrete semiconductors other than sensors, RF and microwave power transistors/modules, RF and microwave diodes, RF and microwave SS transistors, power FET modules, IGBT modules and optoelectronics); (2) standard analog products (amplifiers, voltage regulators and references, comparators, ASSP consumer, ASSP computer, ASSP automotive and ASSP industrial and others); and (3) standard logic products (general purpose logic and MOS general purpose logic only). We believe that this information is reliable, but we have not independently verified it.

Industry

      Semiconductors are basic building blocks used to create a variety of electronic products and systems. Since the invention of the transistor in 1948, continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. The availability of low-cost semiconductors together with increased customer demand for sophisticated electronic systems has led to the proliferation of semiconductors in diverse end products such as computers, consumer electronics, communications equipment, automotive systems and industrial automation and control systems. These factors have also led to an increase in the total number of semiconductor components in individual electronic systems and an increase in value of these components as a percentage of the total cost of electronic systems.

      The semiconductor industry is comprised of three broad product segments:

•	logic devices, which process data and range from complex integrated circuits such as microprocessors and digital signal processors to standard logic products (approximately 51% of total industry sales);

•	analog and discrete devices, which process electronic signals and control electrical power (approximately 31% of total industry sales); and

•	memory devices, which store data (approximately 18% of total industry sales).

      Within these categories, semiconductors are classified as either standard components or application-specific semiconductors. Standard components are used by a large group of systems designers for a broad range of applications, while application-specific semiconductors are designed to perform specific functions in specific applications. All of the products in our standard components product line and a substantial majority of the products in our other three product lines are standard semiconductor components.

      The manufacturing of a semiconductor device is a complex process that requires two primary stages: wafer fabrication and assembly/test. The wafer fabrication, or “front-end” process, is the more technologically demanding process in which the circuit patterns of the semiconductor are photolithographically etched on to raw silicon wafers. In the assembly/test, or “back-end” process, these wafers are cut into individual “die,” which are then bonded to a substrate. Connectors are attached to them, and they are encapsulated in a package. In the final step, the finished products are tested to ensure they meet their operating specifications. Historically, because the back-end process is less technology intensive (requiring, for example, less stringent clean room standards) these operations were often located in lower-cost facilities in emerging market countries while the front-end process remained near the manufacturer’s primary facilities. As these countries’ technology industries have matured, the front-end processes have been increasingly relocated abroad.

      Worldwide semiconductor market sales were $139.0 billion in 2001 and $66.1 in the first six months of 2002, including sales in our total addressable market of approximately $20.9 billion and $10.2 billion, respectively. The industry is cyclical, and from 2000 to 2001 industry sales and sales in our total addressable market declined 32% from $204.4 billion to $139.0 billion and 29% from $29.7 billion to $20.9 billion, respectively. The year 2001 was the worst single year downturn in industry history and was driven both by reduced volumes and average selling prices resulting primarily from an inventory overbuild and excess semiconductor manufacturing capacity. This is in contrast to 2000, when industry sales and sales in our total addressable market grew 37% and 31%, respectively. During the 45 years prior to 2001, the semiconductor industry has grown approximately 18% on a compound annual basis and, over this period, the semiconductor industry has never recorded two consecutive years of negative growth.

      The following tables show sales and units in the industry and for our total addressable market over the most recent twelve calendar months for which World Semiconductor Trade Statistics data is available:

Monthly Worldwide Semiconductor Industry Sales

	July	Aug.	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.	Mar.	April	May	June
	2001	2001	2001	2001	2001	2001	2002	2002	2002	2002	2002	2002

	(Dollars in billions)
Industry	$8.8	$9.3	$12.5	$9.5	$9.8	$11.2	$9.0	$9.8	$13.3	$10.0	$10.7	$13.3
Change from previous Month	(33.8)%	5.7%	34.4%	(24.0)%	3.2%	14.3%	(19.6)%	8.9%	35.7	(24.8)%	7.0%	24.3%
Total addressable market	$1.4	$1.4	$1.8	$1.5	$1.4	$1.5	$1.3	$1.5	$2.0	$1.6	$1.7	$2.1
Change from previous Month	(28.1)%	1.4%	30.5%	(19.9)%	(3.8)%	8.8%	(13.5)%	9.1%	34.3%	(16.3)%	4.6%	22.7%

Monthly Worldwide Semiconductor Industry Units

	July	Aug.	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.	Mar.	April	May	June
	2001	2001	2001	2001	2001	2001	2002	2002	2002	2002	2002	2002

	(Units in billions)
Industry	21.5	21.9	26.5	22.5	22.2	22.9	21.1	22.8	30.2	27.3	28.2	32.6
Change from previous Month	(20.4)%	1.8%	21.0%	(15.1)%	(1.2)%	3.0%	(7.5)%	7.9%	32.1%	(9.4)%	3.4%	15.3%
Total addressable market	15.9	16.1	19.6	16.6	16.2	16.7	15.4	16.8	22.4	20.4	20.9	24.1
Change from previous Month	(21.5)%	1.0%	21.7%	(15.4)%	(2.3)%	3.1%	(7.5)%	8.8%	33.2%	(9.1)%	2.5%	15.6%

      The recent book-to-bill ratio trend suggests potential stabilization of demand in the semiconductor industry. The book-to-bill ratio is used as an indicator of supply and demand in the semiconductor industry. It is calculated as the ratio of orders booked by customers within a certain time period, to orders billed to customers for prior orders over the same time period. A book-to-bill ratio of 1.0 indicates that the value of incoming orders booked is equal to the value of billings for prior orders during a certain time period. The following table sets forth the book-to-bill ratio for the past 13 months as calculated by VLSI Research:

Monthly Worldwide Semiconductor Industry Book-to-Bill Ratio

	June	July	Aug.	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.	Mar.	April	May	June
	2001	2001	2001	2001	2001	2001	2001	2002	2002	2002	2002	2002	2002

Book-to-bill ratio	0.79	0.82	1.03	1.00	1.02	0.92	1.02	1.12	1.29	1.13	1.29	1.17	1.18

      The following table sets forth the total industry revenues for the semiconductor industry from 1997 through 2001, as well as 2002 and 2003 estimates from the World Semiconductor Trade Statistics as of February 2002.

Annual Worldwide Semiconductor Industry Sales(1)

						Projected
	Historical
								2001-2003E
	1997	1998	1999	2000	2001	2002E	2003E	CAGR(2)

	(Dollars in billions)
Logic	$70.4	$67.0	$75.9	$97.2	$70.4	$70.7	$83.7	9.0%
Analog	19.8	19.1	22.1	30.5	23.2	23.9	29.5	12.8%
Memory	29.3	23.0	32.3	49.2	24.9	27.8	36.7	21.4%
Discrete	17.7	16.5	19.2	27.4	20.5	20.5	24.8	10.0%

Total	$137.2	$125.6	$149.4	$204.4	$139.0	$142.9	$174.7	12.1%

(1)	Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2)	Compound annual growth rate.

Our Market

      Our market includes power and data management semiconductors and standard semiconductor components. These products fall into the industry product categories defined as discrete, standard analog and standard logic semiconductors, and they provide power control, power protection and interfacing functions. Electronic systems, such as computers, cellular phones and video recorders, rely on a combination of discrete, analog, logic, microprocessor and memory devices. In such a system, microprocessors and memory devices collectively operate as the “brains” of the system, and rely on discrete, standard analog and standard logic devices for usable electrical power and protection and to interface both between components within a system and with external power and signal sources. Despite the prominent role high-end microprocessors and memory products play in leading-edge computers and consumer electronic products, semiconductor components accounted for approximately 74% of total semiconductor unit volume and 15% of semiconductor industry revenues in 2001, and most consumer electronic products use a variety of these semiconductor components.

      Power Control and Protection Functions. Power control and protection is essential to virtually all electronic systems. Before sensitive electronic systems and semiconductors can use the “raw” electricity provided by external power sources, this electricity must be efficiently converted to a usable and regulated input. By the same token, these electronic systems must be able to control higher power outputs, such as when an automotive control box instructs a spark plug to fire or a starter engine to engage. Within an electronic system, the characteristics of this output must be further modified and regulated to meet the requirements of the different components within the system, and sensitive components must be protected from the output of other higher power components. Intelligent power control is also critical to meet consumer demands for long battery lives on increasingly complex and power hungry portable electronic devices. Power control is provided by discrete and standard analog products.

      Interface Functions. In order for components within an electronic system to interact with each other and with the outside world, non-electronic inputs must be converted to and from an electronic format and electronic signals generated by individual integrated circuits within a system must be interconnected and routed to other integrated circuits. Although complex integrated circuits, such as microprocessors, ultimately consist of sophisticated architectures of thousands or millions of interfacing functions, these complex integrated circuits still rely on single-purpose components for a number of functions. First, although many of these discrete products provide simple logic functions of the type that could be integrated into a single chip, in many cases it is more cost-effective to continue to use discrete products combined with standard processors or memory devices rather than designing a custom chip. Second, even when application specific or other new integrated circuits are designed, the complexity of the design process and demanding time-to-market pressures means these designs are rarely perfect, and discrete devices continue to be used to fix these imperfections. Finally, there are a number of applications, such as high-speed networking devices, that require high power/ high performance discrete interface functions that cannot be efficiently integrated into a single chip. Interface functions are provided by standard logic products that provide simple digital logic functions in which electronic signals are treated as either “one” or “zero” and by standard analog products that amplify or otherwise modify non-digital signals.

      Discrete, Standard Analog and Standard Logic Products. Although we categorize our products as power and data management semiconductors and standard semiconductor components, industry classifications are typically based on the product family on which specific semiconductors are based. Our market includes discrete, standard analog and standard logic semiconductors. The following table sets forth total industry revenues according to World Semiconductor Trade Statistics for the product families in which we participate:

Worldwide Semiconductor Sales in Our Total Addressable Market(1)

	Historical

	1997	1998	1999	2000	2001

	(Dollars in billions)
Discrete(2)	$11.6	$10.4	$10.2	$12.9	$9.1
Standard analog(3)	8.4	8.3	9.6	13.2	9.9
Standard logic(4)	3.2	2.5	2.8	3.6	1.9

Total	$23.2	$21.2	$22.6	$29.7	$20.9

(1)	Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2)	Includes the following specific World Semiconductor Trade Statistics product categories: discrete products (all discrete semiconductors other than sensors, RF and microwave power transistors/modules, RF and microwave diodes, RF and microwave SS transistors, power FET modules, IGBT modules and optoelectronics).

(3)	Includes the following specific World Semiconductor Trade Statistics product categories: standard analog products (amplifiers, voltage regulators and references, comparators, ASSP consumer, ASSP computer, ASSP automotive and ASSP industrial and others).

(4)	Includes the following specific World Semiconductor Trade Statistics product categories: standard logic products (general purpose logic and MOS general purpose logic only).

BUSINESS

Business Overview

      We are a leading global supplier of power and data management semiconductors and standard semiconductor components. We design, manufacture and market an extensive portfolio of semiconductor components that addresses the design needs of sophisticated electronic systems and products. Our power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. Our data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. Our standard semiconductor components serve as “building block” components within virtually all electronic devices.

      We serve a broad base of end-user markets including wireless communications, consumer electronics, automotive and industrial electronics and networking and computing. Applications for our products in these markets include portable electronics, computers, servers, automotive and industrial automation control systems, routers, switches, storage-area networks and automated test equipment.

      We have four main product lines: power management and standard analog devices, metal oxide semiconductor (MOS) power devices, high frequency clock and data management devices and standard components. Our extensive portfolio of devices enables us to offer advanced integrated circuits and the complementary parts that deliver system level functionality and design solutions. In 2001, we added 344 new products to our portfolio and, in the first six months of 2002, we added 90 new products to our portfolio, which currently comprises approximately 15,000 products. We are an industry leader in micro packages, which offer increased performance characteristics while reducing the critical board space inside today’s ever shrinking electronic devices. We believe that our ability to offer a broad range of products provides our customers with single source purchasing on a cost-effective and timely basis. This has become increasingly important to our customers as they seek to reduce the number of suppliers with which they conduct business.

      We have approximately 200 direct customers worldwide, and we also service approximately 300 significant original equipment manufacturers indirectly through our distributor and electronic manufacturing service provider customers. Our direct and indirect customers include: (1) leading original equipment manufacturers in a broad variety of industries, such as Alcatel, DaimlerChrysler, Delphi, Delta Electronics, Intel, Motorola, Nokia, Siemens, Sony and Visteon; (2) electronic manufacturing service providers, such as Flextronics, Sanmina-SCI and Solectron; and (3) global distributors, such as Arrow, Avnet and Future Electronics.

      We have design operations in Arizona, Rhode Island, China, the Czech Republic and France, and we operate manufacturing facilities in Arizona, Rhode Island, China, the Czech Republic, Japan, Malaysia, the Philippines and Slovakia.

      Immediately prior to our August 4, 1999 recapitalization, we were a wholly-owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries and a joint venture, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As a result of the recapitalization, an affiliate of Texas Pacific Group owned approximately 91% and Motorola owned approximately 9% of our outstanding common stock. In addition, as part of the recapitalization, Texas Pacific Group received 1,500 shares and Motorola received 590 shares of the Company’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by Semiconductor Components Industries, LLC, our primary domestic operating subsidiary. Cash payments to Motorola in connection with the recapitalization were financed through equity investments by affiliates of Texas Pacific Group totaling $337.5 million, borrowings totaling $740.5 million under our $875 million senior bank facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because Texas Pacific Group’s affiliate did not acquire substantially all of our common stock, the recapitalization did not impact the basis of our assets and liabilities for financial reporting purposes. At the time of the recapitalization, Motorola agreed to provide us with transition and manufacturing services in order to facilitate our transition to a stand-alone company independent of Motorola.

      On April 3, 2000, we acquired all of the outstanding capital stock of Cherry Semiconductor Corporation for $253.2 million in cash (including acquisition related costs), which we financed with cash on hand and borrowings of $220.0 million under our senior bank facilities. Cherry Semiconductor Corporation, which we have renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets. (See Note 6 “Acquisition” of the notes to our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each as filed in our Annual Report on Form 10-K for the year ended December 31, 2001.)

      On May 3, 2000, we completed the initial public offering of our common stock, selling 34.5 million shares with an issue price of $16 per share. Net proceeds from the initial public offering (after deducting issuance costs) were approximately $514.8 million. The net proceeds were used to redeem all outstanding preferred stock (including accrued dividends), redeem a portion of the senior subordinated notes and prepay a portion of the loans outstanding under the senior bank facilities. (See Note 12 “Common Stock” to the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001.)

      On September 7, 2001, we obtained $100 million ($99.2 million, net of issuance costs) through an equity investment by an affiliate of Texas Pacific Group, our principal shareholder. In this transaction, we issued 10,000 shares of mandatorily redeemable cumulative convertible preferred stock. This investment was required because we were not in compliance with certain minimum interest expense coverage ratio and leverage ratio covenants under our senior bank facilities. (See Note 9 “Long-Term Debt” and Note 11 “Redeemable Preferred Stock” of the notes to our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each as filed in our Annual Report on Form 10-K for the year ended December 31, 2001.)

      As a response to the recent downturn in the semiconductor industry, we initiated a worldwide profitability enhancement program to better align our cost structure with our revenues. The principle elements of this restructuring program are (1) implementing a manufacturing rationalization plan that involved, among other things, plant closures and the efficient reallocation of capacity among other facilities, the relocation or outsourcing of related operations to take advantage of lower cost labor markets and the rationalization of our product portfolio; (2) reducing non-manufacturing personnel and implementing other cost controls, in connection with which we have relocated certain of our order entry, finance, quality assurance and information technology functions to lower cost locations and simplified our overall corporate structure and our regional infrastructure; and (3) improving our liquidity by reducing capital expenditures, managing our working capital actively and reducing our cost structure through various measures, including reducing some employee compensation and spending on information technology and outside consultants. We expect that the elements of this program that we commenced in June 2001 and intend to complete by the fourth quarter of 2002 will generate annualized cost savings of approximately $360 million starting in the fourth quarter of 2002, as compared to our cost structure during the first quarter of 2001. As of the end of the first quarter of 2002, we had completed actions to achieve an estimated $290 million of these savings. As a result of these efforts, we incurred restructuring and other charges of $150.4 million in 2001.

      Effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. We believe that this change better aligns reported results with, focuses us on, and allows investors to better understand end user demand for the products that we sell through distributors. This revenue recognition policy is commonly used in the semiconductor industry. (See Note 4 “Accounting Changes” of the notes to our audited consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations as filed in our Annual Report on Form 10-K for the year ended December 31, 2001 and Note 3 “Cumulative Effect of Accounting Change” of the notes to our unaudited interim consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002.)

Competitive Strengths

      We believe our core strengths are the following:

      Leading Market Position. We are one of the largest independent suppliers of power and data management semiconductors and standard semiconductor components in the world, with a market share of approximately 6% in 2001 in our total addressable market. Our total addressable market, consisting of discrete, standard analog and standard logic semiconductors, comprised approximately $20.9 billion in sales in 2001. We believe that the combination of our broad product portfolio, high level of customer service, world class quality and technological expertise has enabled us to enter into and maintain long-term relationships with leading original equipment manufacturers, electronic manufacturing service providers and global distributors.

      Extensive Product Portfolio Targeting Diverse End Markets. We offer our customers one of the largest and most diverse product offerings for power and data management semiconductors and standard semiconductor components. Our product portfolio consists of approximately 15,000 products, and we shipped approximately 18.3 billion units in 2001. Our products have long life cycles, which average 15 years. Additionally, our products are targeted at diverse end markets, including wireless communications, consumer electronics, automotive and industrial electronics and networking and computing. Our ability to provide customers with multiple products across multiple applications serves a growing requirement among our end users for a single source of supply.

      Broad Customer Base. We have a broad and diverse direct and indirect customer base that includes leading original equipment manufacturers such as Alcatel, DaimlerChrysler, Delphi, Delta Electronics, Intel, Motorola, Nokia, Siemens, Sony and Visteon. We also serve top tier electronic manufacturing service providers such as Flextronics, Sanmina-SCI and Solectron and global distributors, such as Arrow, Avnet and Future Electronics. Overall, we serve approximately 200 direct customers, and products incorporating our components are ultimately purchased by end-users in a large number of markets. We are less dependent on either specific customers or specific end-use applications than most manufacturers of more specialized and complex integrated circuits.

      Superior Customer Service. High quality customer service is an essential element of our business. Our focused, dedicated and experienced sales and marketing organization consists of approximately 390 professionals with an average length of service in excess of 7 years. Our direct sales personnel are supported by approximately 300 sales representatives. We meet our customers’ demands for reliable delivery and quick responses to inquiries and orders through efficient communication and inventory management, making extensive use of electronic data interchange functions for order and payment processing, just-in-time delivery facilities and internet-based communications. As a result of meeting the demands of our broad customer base, we received a number of supplier of the year awards in 2001 from customers in the United States, Europe and Asia, including Celestica, DaimlerChrysler, Motorola, Philips, Siemens, Solectron and Vtech. Additionally, we ranked at the top of the industry with regard to customer repurchase loyalty in a customer survey conducted by EE Times in 2001. We have long-standing relationships with our customers, having served 43 of our 50 largest customers for more than 10 years.

      Low Cost Production. As a result of the phases of our profitability enhancement program we started in June 2001 and are scheduled to complete in the fourth quarter of 2002, we believe that we will achieve annualized cost savings of approximately $360 million starting in the fourth quarter of 2002. As of the end of the second quarter of 2002, we had completed actions to achieve an estimated $340.0 million of these savings. These savings are a result of a manufacturing rationalization plan, reductions in non-manufacturing personnel and other cost controls. As a result of these measures, we expect to rank among the industry’s lowest cost manufacturers. See “— Profitability Enhancement Program.”

      New Product Innovation. As a result of the success of our research and development initiatives, the portion of our revenue attributable to new products has increased over the last two years. We define new product revenue as revenue from the sale of products that we have introduced in the three years prior to or during the period measured. Over the last two years, new product revenue has held steady or grown slightly, notwithstanding the very substantial decline in total volume. During 2001, we introduced 344 new products and, in the first six months of 2002, we introduced 90 new products. The primary emphasis of our new product development efforts is on power management and standard analog and high frequency clock and data management solutions, which are the highest margin and fastest potential growth product families within our portfolio.

      Experienced Management Team. Our management team is led by Steve Hanson, President and Chief Executive Officer, who has more than 30 years of industry experience. Mr. Hanson was with Motorola’s semiconductor businesses from 1971 until he assumed his current role in 1999. The 10 members of our senior management team have an average of 22 years of industry experience.

Business Strategy

      Our objective is to build upon our position as a leading global supplier of power and data management semiconductors and standard semiconductor components. The principal elements of our business strategy are described below.

      Intense Focus on our Customers. We believe that we are well positioned to increase our revenues and market share and to improve our operating results by focusing on the needs of our customers through the following initiatives:

•	maintain and refine our broad portfolio of products so that we can capitalize on industry trends and continue to offer our customers a single source of supply for virtually all their component needs;

•	continue to develop leading edge customer support services, such as a full range of internet services that provide advanced search capabilities, device specifications, design engineering capabilities and order entry, to enable us to reduce further our response time to customer inquiries and orders; and

•	expand further our just-in-time delivery and vendor-management inventory.

      Improvement in our Manufacturing Efficiency. We intend to build on our successful cost reduction initiatives to date by continuing to lower our production costs and by increasing our manufacturing efficiency through the following initiatives:

•	significantly increase our die manufacturing capacity in a cost-effective manner by continuing to move production from 4” to 6” wafers and increasing the number of die per square inch;

•	reduce further the number of new product platforms and process flows to continue to allow us to introduce new products in a more cost-effective manner and increase manufacturing efficiency; and

•	continue to manage our existing portfolio of products aggressively in order to focus our production on profitable product lines while continuing to meet our customers’ needs for a broad selection of component products.

      Focus on Cash Flow Generation. Since the fourth quarter of 2000, we have been implementing a profitability enhancement program to improve our cost structure. Additionally, we have reduced our capital expenditures and actively managed our working capital in an effort to increase our cash flow.

      Promote Efficient New Product Development. During 2001, we introduced 344 new products and, in the first six months of 2002, we introduced 90 new products. The portion of our revenue attributable to new products has increased over the last two years. We are currently targeting approximately 80% of our overall research and development investments towards power management and standard analog and high frequency clock and data management products. We intend to continue to enhance our current portfolio of products through the following strategies:

•	reduce the number of research and development projects we pursue in order to make our product development efforts more efficient; and

•	concentrate on the development of power management and standard analog and high frequency clock and data management solutions, which are the highest margin and fastest potential growth product families within our portfolio.

Profitability Enhancement Program

      In order to better align our cost structure with our revenues, we initiated a profitability enhancement program in the fourth quarter of 2000, the principal elements of which are:

•	implementing a manufacturing rationalization plan; and

•	reducing non-manufacturing personnel and implementing other cost controls.

      We expect that the elements of this program that we commenced in June 2001 and intend to complete by the fourth quarter of 2002 will generate annualized cost savings of approximately $360 million starting in the fourth quarter of 2002, as compared to our cost structure during the first quarter of 2001. As of the end of the second quarter of 2002, we had completed actions to achieve an estimated $340.0 million of these savings.

      Manufacturing Rationalization Plan. To create operating leverage and efficiencies and to accelerate our ongoing transformation into a leading low cost producer, we have implemented and continue to implement manufacturing cost saving initiatives such as the closure of some of our plants, the relocation or outsourcing of operations to take advantage of lower cost labor markets, the consolidation of other operations, the transfer of some of our external supply to internal operations and the rationalization of our product portfolio. This plan includes the following actions, among others:

•	phasing out manufacturing operations at our Guadalajara, Mexico facility; and

•	transferring some of the manufacturing activities performed at our Aizu, Japan and Seremban, Malaysia facilities to some of our other facilities or to third party contractors.

      In many cases, the volume from closed operations has been or is being shifted to our existing facilities in order to improve capacity utilization. Facility closures and production shifts have resulted in some reductions in our manufacturing capacity, but we do not expect to affect our ability to meet our foreseeable production needs. We expect to complete our manufacturing rationalization actions by the fourth quarter of 2002, at which time we expect to have reduced our manufacturing workforce by 33% from approximately 7,200 employees, as of December 31, 2000, to approximately 4,800 employees, as of December 31, 2002. As of June 28, 2002, we had achieved approximately 99% of these targeted reductions. By December 31, 2002, we expect to generate annualized cost savings of approximately $255 million as a result of this manufacturing rationalization plan.

      Reducing Non-Manufacturing Personnel and Implementing Other Cost Controls. We have targeted a 28% reduction in selling, administrative and research and development personnel from approximately 1,800, as of June 1, 2001, to 1,275, as of December 31, 2002. As of June 28, 2002, we had achieved approximately 93% of these targeted reductions. Approximately 40% of the employees involved were in sales or marketing-related positions, approximately 30% were salaried employees in administrative or managerial positions and 30% were employees in research and development positions. In connection with these reductions, we have adopted a more efficient hybrid sales force structure that combines direct sales personnel with sales representatives.

      Since June 2001, we have also undertaken a series of additional measures designed to improve our liquidity and reduce our cost structure, including the following:

•	reducing operating expenses, including by eliminating some of our employee bonuses and relocating certain of our order entry, finance, quality assurance and information technology functions to lower cost locations; and

•	reducing overhead costs, including by reducing planned spending on information technology infrastructure projects and the services of outside consultants and simplifying our overall corporate structure and regional infrastructure.

      By December 31, 2002, we expect to generate annualized cost savings of approximately $105 million as a result of these personnel reductions and other cost controls.

      We have, as part of a targeted effort to improve our liquidity, also reduced our capital expenditures from $198.8 million in 2000 to $117.9 million in 2001 and from $88.0 million in the first six months of 2001 to $15.4 million in the first six months of 2002. We are also managing our working capital actively.

Products and Technology

      The following table provides information regarding our primary product lines:

	Power Management		High Frequency Clock
	And Standard Analog	MOS Power	and Data Management	Standard Components

Approximate net product revenues*
2001	$365 million	$147 million	$118 million	$576 million
2000	$497 million	$212 million	$296 million	$892 million
1999	$327 million	$210 million	$205 million	$865 million

Primary product function	Power control and regulation in portable and high-power applications.	Power conditioning and switching in a broad range of applications.	Interfacing and synchronizing functions, such as interconnecting and routing (moving) electronic signals within electronic systems.	Power control, interface, and data protection in a broad range of products.

Sample applications	Intelligent power management and battery protection in portable applications, desktop computers and automotive electronics.	Power management for computers, automobiles, servers, and battery protection in portable applications.	Fast routing of signals used in communication and networking switches, high-end servers, high- performance work stations, storage networks and precision measurement test systems.	Power management and interface elements for computer, consumer and portable equipment and automotive control systems.

Types of product	Amplifiers, comparators, voltage regulators and references and AC-DC/ DC-DC converters.	Ignition insulated gate bipolar transistors (IGBT’s), power MOS field effect transistors (MOSFET’s).	Clock distribution, drivers/receivers, multiplexers, phase detectors, prescalers.	MicroIntegration TM, MiniGate TM logic, small signal transistors, zeners, rectifiers, standard logic integrated circuits, bipolar power transistors and thyristors.

Representative original equipment manufacturers customers and end- users	Alcatel Delphi Delta Intel Motorola Nokia Philips Siemens Sony Visteon	Delphi Ericsson Hewlett-Packard IBM Intel Microsoft Motorola Seagate Sony Visteon	Alcatel Cisco Systems Ericsson Fujitsu Hewlett-Packard Lucent Technologies Motorola Nokia Nortel Networks Siemens	DaimlerChrysler Delphi Delta Electronics Intel Motorola Nokia Philips Siemens Sony Visteon

*	1999 and 2000 net product revenues are pro forma to reflect the change in the accounting method for revenue recognition on shipments to distributors, which was effective January 1, 2001. (See Note 4 “Accounting Changes” of the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001 and Note 3 “Cumulative Effect of Accounting Change” of the notes to our unaudited interim consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002.)

      Power Management and Standard Analog. One of the fastest growing segments within the analog market is power management. We are one of the largest suppliers of power management analog products. We have a complete power management portfolio in the six major product categories, which include DC/ DC converters, AC/ DC converters, linear regulators, PWM/ PFM controllers, PFC pre-regulators and battery charging/management integrated circuits. Our products are engineered and manufactured to meet the power management needs of high-performance applications in the wireless, automotive and computing markets. Specifically in the computing market, we design controllers that meet the power requirements for today’s advanced microprocessors.

      MOS Power. We are one of the largest suppliers of power devices and ignition IGBT’s. We have a complete power management portfolio of devices ranging from 12V up to 250V. Our products are engineered and manufactured to meet the power management needs of high-performance applications in the wireless, automotive and computing markets. One of the fastest growing sectors within the power management market is the computing sector where we are a performance leader with our fast switching, low capacitance technology and integrated solutions. In addition, we are advancing our portfolio to include multi function IC’s and multi chip modules for the automotive and computing markets.

      High Frequency Clock and Data Management. We are a global leader in creating high-performance integrated circuit solutions critical to today’s high frequency applications. We design and deliver application-specific integrated circuits using advanced technologies that address the high-performance needs of networking infrastructure, advanced test equipment and high end computing. Our extensive clock and data management portfolio, led by our GigaComm family, is designed into state-of-the-art systems such as communication and networking switches, high-end servers, high-performance work stations, storage networks and precision measurement test systems. We enable application specific designs for today’s advanced networks, including Asynchronous Transfer Mode (ATM), Enterprise Networks, Storage Area Networks (SAN) and Internet Protocol (IP) applications. Our high frequency clock and data management products consist primarily of high margin emitter-coupled logic products. We are the market leader in this area with a market share of more than 75%.

      Standard Components. We are one of the largest suppliers of standard semiconductors with special competencies in surface mount packages. Our broad product line includes MicroIntegrationTM, MiniGateTM logic, small signal transistors and diodes, zeners, rectifiers, standard logic integrated circuits, bipolar power transistors and thyristors. Standard components are essential in substantially all modern pieces of electronic equipment, including computers, printers, wireless communication devices, DVD and MP3 players, video game consoles, and automotive navigation systems.

Customers

      Our customers include original equipment manufacturers, electronic manufacturing service providers and distributors. Our products are ultimately purchased by end users for use in a variety of markets, including networking and computing, wireless communications, consumer electronics, automotive electronics and industrial electronics. Sales to Arrow, Avnet and Motorola accounted for approximately 7%, 8% and 8%, respectively, of our total revenue during 2001, compared to 12%, 11% and 10%, respectively, during 2000 and 9%, 10% and 16%, respectively, for the period from August 4, 1999 to December 31, 1999.

      We generally warrant that products sold to our customers will, at the time of shipment, be free from defects in workmanship and materials and conform to our approved specifications. Subject to certain exceptions, our standard warranty extends for a period that is the greater of three years from the date of shipment and the period of time specified in the customer’s standard warranty (provided that the customer’s standard warranty is stated in writing and extended to purchasers at no additional charge). Warranty expense to date has been minimal. Generally, our customers may cancel orders 30 days prior to shipment without incurring a significant penalty. For additional information regarding agreements with our customers, see “Backlog” below.

      The following table sets forth our principal end-user markets, the estimated percentage (based in part on information provided by our distributors and electronic manufacturing service providers) of our net product revenues generated from each end-user market during 2001, sample applications for our products and representative original equipment manufacturer customers and end users.

End Markets for Our Products

	Networking and		Automotive	Consumer	Wireless
	Computing	Industrial	Electronics	Electronics	Communications

I Approximate percentage of our 2001 net product revenues	27%	25%	21%	14%	13%
Sample applications	• Routers and switches
• Fiber optic networking products
• Automatic test equipment
• Cellular base stations and infrastructure
• Computer monitors
• Disk drives
• Ethernet cards and other network controllers
• High speed modems (cable, xDSL and ISDN)
• PBX telephone systems
• PC Motherboards
• Network controllers	• Industrial automation and control systems
• Lamp ballasts (power systems for fluorescent lights)
• Large household appliances
• Electric motor controllers
• Power supplies for manufacturing equipment
• Surge protectors
• Thermostats for industrial and consumer applications	• 4 wheel drive controllers
• Airbags
• Antilock braking systems
• Automatic door locks and windows
• Automatic transmissions
• Automotive entertainment systems
• Engine management and ignition systems
• Fuel injection systems
• GPS and other navigation systems	• DVD players
• Cable decoders, set-top boxes and satellite receivers
• Home security systems
• Photocopiers
• Scanners
• Small household appliances
• Smartcards
				• TVs, VCRs and other audio-visual equipment	• Cellular phones (analog and digital) • Pagers • Wireless modems and wireless local area networks
II Representative original equipment manufacturer customers and end users	ACER Alcatel Cisco Compaq Ericsson Fujitsu Intel Italtel Lucent Motorola NEC Nortel Palm Seagate Siemens Tektronix Teradyne	Astec Delta Electronics Eaton Emerson Electric Honeywell HR Electronics Magnatek Marconi Timex	BMW Bosch DaimlerChrysler Delphi TRW Valeo Visteon	Agilent Hewlett-Packard Philips Sony Toshiba	Alcatel Ericsson Motorola NEC Nokia Philips Samsung

      Original Equipment Manufacturers. Direct sales to original equipment manufacturers accounted for approximately 47% of our net product revenues in 2001, approximately 45% in 2000 and approximately 48% in 1999. These customers include a variety of companies in the electronics industry such as Alcatel, DaimlerChrysler, Delphi, Delta Electronics, Intel, Motorola, Nokia, Siemens, Sony and Visteon, and in the automotive industry such as DaimlerChrysler, Delphi, TRW and Visteon. We focus on three types of original equipment manufacturers: multi-nationals, selected regional accounts and target market customers. Large multi-nationals and selected regional accounts, which are significant in specific markets, are our core original equipment manufacturer customers. The target market customers in the communications, power management and standard analog and the high frequency clock and data management markets are original equipment manufacturers that are on the leading edge of specific technologies and provide direction for technology and new product development. Generally, our original equipment manufacturer customers do not have the right to return our products other than pursuant to the provisions of our standard warranty.

      Distributors. Sales to distributors accounted for approximately 43% of our net product revenues in 2001, approximately 42% in 2000 and approximately 43% in 1999. Our distributors, which include Arrow, Avnet and Future Electronics, resell to mid-sized and smaller original equipment manufacturers and to electronic manufacturing service providers and other companies. Sales to distributors are typically made pursuant to agreements that provide return rights with respect to discontinued or slow-moving products. Under certain agreements, distributors are allowed to return any product that we have removed from our price book or that is more than four years older than the manufacturing code date. In addition, agreements with our distributors typically contain standard stock rotation provisions permitting limited levels of product returns. However, since we defer recognition of revenue and gross profit on sales to distributors until the distributor resells the product, sales returns have minimal impact on our profits.

      Electronic Manufacturing Service Providers. Direct sales to electronic manufacturing service providers accounted for approximately 10% of our net product revenues in 2001, approximately 13% in 2000 and approximately 9% in 1999. Our largest electronic manufacturing service customers are Flextronics, Sanmina-SCI and Solectron. These customers are manufacturers who typically provide contract manufacturing services for original equipment manufacturers. Originally, these companies were involved primarily in the assembly of printed circuit boards, but they now typically provide design, supply management and manufacturing solutions as well. Many original equipment manufacturers now outsource a large part of their manufacturing to electronic manufacturing service providers in order to focus on their core competencies. We are pursuing a number of strategies to penetrate this increasingly important marketplace. Some of our sales to electronic manufacturing service providers are made pursuant to agreements that permit the return of a specified percentage (typically 5 to 10%) of the amount of our products purchased in the prior six months.

Manufacturing Operations

      We operate our manufacturing facilities either directly or through a joint venture. Five of these are front-end wafer facilities located in Japan, Slovakia, Malaysia and the United States; three are back-end assembly and test facilities located in China, Malaysia and the Philippines; and one integrated front-end and back-end facility located in the Czech Republic. In addition to these manufacturing and assembly operations, our Terosil facility in Roznov, Czech Republic, manufactures raw wafers that are used by a number of our facilities. During 2001, we made the decision to shutdown our integrated facility in Guadalajara, Mexico and transfer the front-end and back-end manufacturing to other owned and contracted locations. Accordingly, the Guadalajara, Mexico facility ceased operations in the second quarter of 2002. Also during 2001, the back-end only manufacturing operation that was part of the integrated manufacturing operation at Site-2 in Seremban, Malaysia was shutdown and the related production transferred to our joint venture in Leshan, China. Front-end manufacturing remains unchanged at Site-2 and the existing back-end manufacturing remains unchanged at Site-1, also in Seremban, Malaysia. We also use third-party contract manufacturers. Our agreements with these contract manufactures typically require us to forecast product needs and commit to purchase services consistent with these forecasts. In some cases, longer-term commitments are required in the early stages of the relationship.

      The table below sets forth information with respect to the manufacturing facilities we operate either directly or through our joint venture, as well as the products produced at these facilities. The sizes of the locations represent the approximate gross square feet of each site’s building and include, among other things, manufacturing, laboratory, warehousing, office, utility, support, unused areas.

		Building Size
Location	Products	(sq. ft.)

Integrated Facilities:
Roznov, Czech Republic (Tesla)	Power Management and Standard Analog	321,000
Front-end Wafer Facilities:
Phoenix, Arizona	High Frequency Clock and Data Management — Standard Components	1,600,000
Aizu, Japan	MOS Power — Power Management and Standard Analog — Standard Components	256,000
Piestany, Slovakia	Standard Components	915,000
East Greenwich, Rhode Island	Power Management and Standard Analog	209,000
Seremban, Malaysia (Site-2)	Standard Components	90,000
Back-end Assembly and Test Facilities:
Leshan, China (Leshan joint venture)	Standard Components	264,000
Seremban, Malaysia (Site-1)	MOS Power — Power Management and Standard Analog — Standard Components	239,000
Carmona, Philippines	High Frequency Clock and Data Management — Power Management and Standard Analog — Standard Components	180,000
Other Facilities:
Roznov, Czech Republic (Terosil)	Raw wafers	69,000

      We entered into an agreement with Motorola to continue to provide manufacturing services to each other for limited periods of time following our recapitalization. We negotiated fixed prices with Motorola for the services covered by these agreements to approximate each party’s cost of providing the services. For 2001 and 2000, Motorola purchased $8 million and $62 million, respectively of manufacturing services from us with no minimum purchase commitments going forward at this time. These purchases are classified as foundry revenues in our financial statements. We purchased $86.1 million and $162.3 million of manufacturing services from Motorola in 2001 and 2000, respectively. Subject to our right to cancel upon six months written notice, as of April 2002, our minimum commitments to purchase manufacturing services from Motorola are $1.2 million in 2002.

      In the Czech Republic, we operate two majority-owned subsidiaries, Tesla and Terosil. These subsidiaries are publicly traded Czech companies in which we directly own 81.6% and 75.6% equity interests, respectively. Tesla operates an integrated front-end manufacturing and back-end assembly facility while Terosil manufactures raw wafers that are used by a number of our facilities. We purchased 88% and 77% of the total output of Terosil in 2001 and 2000, respectively, and purchased the entire output of Tesla for both years. In 2001, we entered into new seven-year agreements with Terosil and Tesla where we provide both subsidiaries with forecasted needs on a quarterly basis with minimum commitments limited to our forecasted demand within thirty days from the start of production.

      In Leshan, China, we operate a joint venture, Leshan-Phoenix Semiconductor Company Ltd., which operates a back-end manufacturing facility. We own a majority of the outstanding equity interests of the Leshan joint venture.

      The other shareholder is a Chinese state owned enterprise named Leshan Radio Company Ltd. Due to certain rights held by this minority shareholder, we do not exercise control over this entity normally commensurate with majority ownership and therefore, account for it using the equity method. Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder of the joint venture. These requests represent the purchase commitments of the respective shareholders of the Leshan joint venture; provided, however, that the shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. We committed to purchase 80% and 87% of the total products produced by Leshan in 2001 and 2000, respectively, and are currently committed to purchase 86% of the product produced by Leshan in 2002. In 2001 and 2000, we actually purchased 79% and 75% of Leshan’s sales, respectively. The Leshan joint venture is one of our lowest cost providers, and we anticipate any future expansion plans will include this facility, including the previously announced construction of a 6-inch wafer fabrication facility at Leshan. We recently obtained approval from the Chinese government for the Leshan joint venture to invest up to $231 million for semiconductor operations. We provide forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period. We are responsible for underutilized capacity cost due to variations from our forecasted needs.

      In Seremban, Malaysia, we had a 50% investment in Semiconductor Miniatures Products Malaysia Sdn. Bhd., a joint venture with Philips Semiconductors International B.V. SMP operated a back-end assembly facility. The terms of the joint venture agreement provided Philips Semiconductors International B.V. SMP with the right to purchase our interest, between January 2001 and July 2002. On February 1, 2001, Philips Semiconductors International B.V. SMP exercised its purchase right, acquiring full ownership of this joint venture as of December 31, 2000. The acquisition of the joint venture by Philips Semiconductors International B.V. SMP did not have a material impact on our financial condition or results of operations.

      Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We have no material agreements with any of our suppliers that impose minimum or continuing supply obligations and we obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that supplies of the raw materials we use are currently and will continue to be available, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

      We also use third-party contractors for some of our manufacturing activities, primarily for wafer fabrication and the assembly and testing of final goods. These contract manufacturers, including Motorola, AIT, ASE and Phenitec, accounted for approximately 38% and 48% of our cost of sales in 2001 and 2000, respectively. This 10% decline was due to our manufacturing rationalization plan.

Sales, Marketing and Distribution

      As of June 28, 2002, our global sales and marketing organization consists of approximately 390 professionals operating out of approximately 45 offices and serving customers in 39 countries. We support our customers through logistics organizations and just-in-time warehouses. Global and regional distribution channels further support our customers’ needs for quick response and service. We offer efficient, cost-effective internet-based applications support from our laboratories in the Czech Republic, China and the United States. Through on-line connectivity, applications developed in one region of the world are now instantaneously available to all other regions. Pursuant to our restructuring program, we have downsized our sales force by 228 employees, closed approximately 20 of our sales offices and, in some regions, converted sales personnel to sales representatives. In addition, we have centralized and relocated our order entry functions to low cost locations. (See Note 5 “Restructuring and Other Charges” of the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001 and Note 5 “Restructuring and Other Charges” of the notes to our unaudited interim consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 8, 2002).

      Motorola agreed to provide us with worldwide shipping and freight services for a period of up to three years following our August 4, 1999 recapitalization. The cost allocated to us by Motorola for these services is based on our sales as a percentage of total Motorola Semiconductor Products Sector plus ON Semiconductor sales. Because our products are sold in higher volumes than other Motorola products for comparable sales, this allocation resulted in better prices than we could obtain from third parties. Cost increases resulting from the termination of shipping and freight services by Motorola, which we estimate will be approximately $11 million during 2002 and to decline to a negligible amount, if any, thereafter have been factored into our future operating plans. We anticipate that such increases will be partially offset by savings resulting from our restructuring program that includes increased efficiencies resulting from a shipping and freight organization dedicated to our products and ongoing factory consolidations.

Patents, Trademarks, Copyrights and Other Intellectual Property Rights

      We market our products under our registered trademark ON Semiconductor® and our ON logo. We own rights to a number of patents, trademarks, copyrights, trade secrets, and other intellectual property directly related to and important to our business. In connection with our recapitalization, Motorola assigned, licensed, or sublicensed, as the case may be, to us certain intellectual property to support and continue the operation of our business. Presently, we own more than 595 U.S. and foreign patents and applications and more than 215 U.S. and foreign trademarks and applications. Our policy is to protect our products and processes by asserting our intellectual property rights where appropriate and prudent and by obtaining patents, copyrights and other intellectual property rights used in connection with our business when practicable and appropriate.

      Under an intellectual property agreement that we entered into with Motorola as part of our recapitalization, Motorola assigned approximately 295 U.S. patents and patent applications, approximately 292 foreign patents and patent applications, rights to over 50 trademarks (not including the Motorola name) previously used in connection with our products, rights in know-how relating to at least 39 semiconductor fabrication processes and rights in specified copyrightable materials. In addition, Motorola licensed on a non-exclusive, royalty-free basis other patent, trademark, copyright and know-how rights used in connection with our then existing products and products contemplated in our long-range plans. We have perpetual, royalty-free, worldwide rights under Motorola’s patent portfolio and other intellectual property, existing as of the date of our recapitalization or created in the five years thereafter (the five-year period existing only with respect to patents), as necessary to manufacture, market, and sell our then existing and long range plan product lines. Additionally, Motorola provided us with a limited indemnity umbrella to protect us from certain infringement claims by third parties who had granted Motorola licenses as of the date of our recapitalization, which will assist us in developing our own patent position and licensing program. We believe that we have the right to use all Motorola-owned technology used in connection with the products we currently offer.

Seasonality

      Historically, our revenues have been affected by the seasonal trends of the semiconductor and related industries. As a result of these trends, we typically experienced sales increases in the first two quarters of the year and relatively flat sales levels in the third and fourth quarters. However, over the past three years, various events have disrupted this pattern. In the third and fourth quarters of 1999, revenues increased due to the recovery in the Asian semiconductor market. In the fourth quarter of 2000, and throughout 2001, revenues declined due to slowing demand in the semiconductor market and the general economic decline. In the first and second quarter of 2002, revenues have sequentially increased as we have realized further gains from our profitability enhancement program and as the market has shown signs of stabilization.

Backlog

      Our trade sales are made primarily pursuant to standard purchase orders that are generally booked up to 26 weeks in advance of delivery. Generally, prices and quantities are fixed at the time of booking. Backlog as of a given date consists of existing orders and our estimates of orders based on customer forecasts, in each case scheduled to be shipped over the 13-week period following such date. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Our backlog as of June 28, 2002 was $235.8 million as compared to $206.7 million as of June 29, 2001. Since the first quarter of 1999, our backlog at the beginning of each quarter on average represented between 80% and 90% of actual shipments during such quarter. Our backlog has increased from $199.0 million as of December 31, 2001 to $235.8 million as of June 28, 2002.

      In the semiconductor industry, backlog quantities and shipment schedules under outstanding purchase orders are frequently revised to reflect changes in customer needs. Agreements calling for the sale of specific quantities are either contractually subject to quantity revisions or, as a matter of industry practice, are often not enforced. Therefore a significant portion of our order backlog may be cancelable. For these reasons, the amount of backlog as of any particular date may not be an accurate indicator of future results.

      We sell products to key customers pursuant to contracts that are typically annual fixed-price agreements subject, in some cases, to quarterly negotiations. These contracts allow us to schedule production capacity in advance and allow the customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered product. However, these contracts are typically amended to reflect changes in customer demands and periodic price renegotiations.

Competition

      The semiconductor industry, particularly the market for general purpose semiconductor products like ours, is highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies, as well as smaller companies focused on specific market niches. Many of these competitors have substantially greater financial and other resources than us with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able to withstand adverse economic or market conditions. Significant competitors in the power management and standard analog market include Fairchild, Intersil, Linear Technology, Maxim Integrated Products, National Semiconductor, Semtech, ST Microelectronics and Texas Instruments. In the MOS Power market, significant competitors include Fairchild, International Rectifier, ST Microelectronics and Vishay. Significant competitors in the high frequency clock and data management market include Micrel, Semtech and Motorola. In the standard components market, significant competitors include Fairchild, Philips, Rohm, ST Microelectronics, Texas Instruments and Toshiba. In addition, companies not currently in direct competition with us may introduce competing products in the future. The semiconductor components industry has also recently experienced significant restructuring and consolidations that could adversely affect our competitiveness by increasing the financial and other resources of our competitors.

      Because our components are often building block semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufactures of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

      We compete in different product lines to various degrees on the basis of price, quality, technical performance, product features, product system compatibility, customized design, strategic relationships with customers, new product innovation, availability, delivery timing and reliability and customer sales and technical support. We believe we compete favorably with respect to each of the forgoing factors. (See “Risk Factors — Competition in our business could prevent us from maintaining our level of revenues and from raising prices to reflect increases in costs” elsewhere in this prospectus.)

Research and Development

      Research and development costs increased $11.7 million, or 16.9%, to $80.9 million in 2001 from $69.2 million in 2000. As a percentage of net product revenues, research and development costs increased to 6.7% in 2001 from 3.6% in 2000, because of decreased revenues accompanied by increased spending on new product development. Research and development costs decreased $6.7 million, or 29.3%, to $16.2 million in the second quarter of 2002 from $22.9 million in the second quarter of 2001, primarily as a result of aligning our property costs with our revenues. As a percentage of net product revenues, research and development costs declined to 5.8% in the second quarter of 2002 from 7.5% in the second quarter of 2001. The primary emphasis of our new product development efforts is on power management and standard analog and high frequency clock and data management solutions, the highest margin and fastest potential growth product families within our portfolio, with 80% of our overall research and development investments currently targeted in these areas.

During 2001, we introduced 344 new products, and during the first six months of 2002 we introduced 90 new products. The portion of our revenue attributable to new products has increased over the last two years. Our target for research and development expenditures continues to be 5-6% of revenues.

Government Regulation

      Our manufacturing operations are subject to environmental and worker health and safety laws and regulations. These laws and regulations include those relating to emissions and discharges into the air and water; the management and disposal of hazardous substances; the release of hazardous substances into the environment at or from our facilities and at other sites; and the investigation and remediation of resulting contamination.

      Our manufacturing facility in Phoenix, Arizona is located on property that is a “Superfund” site, a property listed on the National Priorities List and subject to clean-up activities under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to consent decrees with the State of Arizona. As part of our recapitalization, Motorola has retained responsibility for this contamination, and has agreed to indemnify us with respect to remediation costs and other costs or liabilities related to this matter.

      Manufacturing facilities in Slovakia and those of our majority-owned subsidiaries in the Czech Republic have ongoing remediation projects to respond to releases of hazardous substances that occurred during the years that these facilities were operated by government-owned entities. In each case, these remediation projects consist primarily of monitoring groundwater wells located on-site and off-site with additional action plans developed to respond in the event activity levels are exceeded at each of the respective locations. The governments of the Czech Republic and Slovakia have agreed to indemnify us and the respective subsidiaries, subject to specified limitations, for remediation costs associated with this historical contamination. Based upon the information available, we do not believe that total future remediation costs to us will be material.

      Our manufacturing facility in East Greenwich, Rhode Island has adjoining property that has localized soil contamination. In connection with the purchase of the facility, we entered into a Settlement Agreement and Covenant Not To Sue with the State of Rhode Island. This agreement requires that remedial actions be undertaken and a quarterly groundwater monitoring program be initiated by the former owners of the property. Based on the information available, we do not believe that any costs to us in connection with this matter will be material.

      We believe that our operations are in material compliance with applicable environmental and health and safety laws and regulations. We do not expect the cost of compliance with existing environmental and health and safety laws and regulations, and liability for currently known environmental conditions, to have a material adverse effect on our business or prospects. It is possible, however, that future developments, including changes in laws and regulations, government policies, customer specification, personnel and physical property conditions, including currently undiscovered contamination, could lead to material costs.

Employees

      As of June 28, 2002, we employed approximately 9,770 people worldwide, consisting of approximately 7,950 people employed directly and approximately 1,820 people employed through our joint venture in Leshan, China, most of whom are engaged in manufacturing services. We do not currently have any collective bargaining arrangements with our employees, except for those arrangements, such as works councils, that are obligatory for all employees or all employers in a particular industry under applicable foreign law. Of the total number of our employees as of June 28, 2002, approximately 8,440 were engaged in manufacturing and information services, approximately 390 were engaged in our sales and marketing organization and in customer service, approximately 500 were engaged in administration and approximately 440 were engaged in research and development. See our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002 as filed for information concerning our executive officers.

Geographical Information

      For certain geographic operating information, see Note 20, “Segment Information” of the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001. For information regarding the risks associated with our foreign operations, see “Risk Factors.”

Properties

      In the United States, our corporate headquarters as well as manufacturing, research and development and warehouse operations are located in approximately 1.8 million square feet of space in properties that we own in Phoenix, Arizona and East Greenwich, Rhode Island. We also lease properties around the world for use as sales offices, research and development labs, warehouses, logistic centers and trading offices. The size and/or location of these properties change from time to time based on business requirements. We operate distribution centers, which are leased or contracted through a third party, in a variety of locations, including Canada, France, Japan, Singapore and Taiwan, as well as in Alabama, Indiana, Arizona, and Pennsylvania in the United States. We own our manufacturing facilities in the United States, Japan, Malaysia, Mexico, the Philippines, Slovakia and through our majority owned subsidiaries in the Czech Republic. We ceased operations in our manufacturing facility in Mexico in the second quarter of 2002. These facilities are primarily manufacturing operations, but also include office facilities and warehouse space. Our joint venture in Leshan, China also owns manufacturing, warehouse and office space.

      As part of our recapitalization, Motorola conveyed to us the surface rights to a portion of the land located at our Phoenix facility, excluding the subsurface rights, and conveyed buildings located at the Phoenix facility. These buildings do not include any treatment facilities relating to Motorola’s environmental clean-up operations at the Phoenix facility. We executed a declaration of covenants, easements and restrictions with Motorola providing access easements for the parties and granting to us options to purchase or to lease the subsurface rights of the land. Motorola leases approximately 70,000 square feet of space at our Phoenix facility pursuant to an agreement that expires in June 2003.

      We believe that our facilities around the world, whether owned or leased, are well maintained. Our manufacturing facilities contain sufficient productive capacity to meet our needs for the foreseeable future.

      We have pledged substantially all of our tangible and intangible assets and similar assets of each of our existing and subsequently acquired or organized domestic subsidiaries to secure our senior bank facilities.

Legal Proceedings

      We currently are involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraphs, will have a material adverse effect on our financial condition, results of operations or cash flows.

      During the period July 5, 2001 through July 27, 2001, we were named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against us and certain of our current and former officers, current directors and the underwriters for our initial public offering. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint that supersedes the individual complaints originally filed. The amended complaint alleges, among other things, that the underwriters of our initial public offering improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of our common stock in the aftermarket as conditions of receiving shares in our initial public offering. The amended complaint further alleges that these supposed practices of the underwriters should have been disclosed in our initial public offering prospectus and registration statement. The amended complaint alleges violations of both the registration and antifraud provisions of the federal securities laws and seeks rescission of the plaintiffs’ alleged purchases of our common stock as well as unspecified damages. We understand that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their public offering underwriters in New York City, which along with the cases against us have all been transferred to a single federal district judge for purposes of coordinated case management. We believe that the claims against us are without merit and have defended, and intend to continue to defend, the litigation vigorously. The litigation process is inherently uncertain, however, and we cannot guarantee that the outcome of these claims will be favorable for us.

      Accordingly, on July 15, 2002, together with the other issuer defendants, we filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters have also filed separate motions to dismiss the claims against them. These motions to dismiss are currently pending, with briefing scheduled to be completed by the end of September 2002. We cannot guarantee that these motions will be decided in our favor.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Bank Facilities

      We entered into the credit agreement governing our senior bank facilities on August 4, 1999 in connection with our recapitalization, and we amended and restated the credit agreement on April 3, 2000 in connection with our acquisition of Cherry Semiconductor. We further amended the amended and restated credit agreement on April 26, 2000, July 26, 2000, October 20, 2000 and August 13, 2001, most recently in connection with obtaining a waiver for our noncompliance with certain of the covenants contained in the amended and restated credit agreement as of June 29, 2001. In connection with the offering and sale of the notes, we will enter into a further amendment to the credit agreement with certain of the lenders thereunder, as described below. We will also enter into an intercreditor agreement with such lenders and the trustee under the notes.

      The obligations of Semiconductor Components Industries, LLC, as borrower, under the credit agreement are unconditionally and irrevocably guaranteed by ON Semiconductor Corporation and each of its existing and subsequently acquired or organized domestic subsidiaries (other than Semiconductor Components Industries, LLC). The loans and guarantees under our senior bank facilities are secured on a first-priority basis by the capital stock or other equity interests of domestic subsidiaries of ON Semiconductor Corporation, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or by any of the guarantors.

      The credit agreement contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay certain restricted payments and dividends, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, make capital expenditures, enter into sale and leaseback transactions, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, we are required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum levels of cash and EBITDA and limits on capital expenditures. The credit agreement also contains customary events of default.

      The credit agreement provides for the following:

•	a $150.0 million senior secured revolving credit facility that will mature on the earlier of August 4, 2005 and the final repayment in full of the loans under the tranche A term loan facility, of which $11.6 was available as of December 31, 2001;

•	a $200.0 million senior secured tranche A term loan facility that matures on August 4, 2005, of which $17.0 million was outstanding as of December 31, 2001;

•	a $325.0 million senior secured tranche B term loan facility that matures on August 4, 2006, of which $312.5 million was outstanding as of December 31, 2001;

•	a $350.0 million senior secured tranche C term loan facility that matures on August 4, 2007, of which $336.5 million was outstanding as of December 31, 2001; and

•	a $200.0 million senior secured tranche D term loan facility that matures on August 4, 2007, of which $197.7 million was outstanding as of December 31, 2001.

      Loans under the senior bank facilities are subject to mandatory prepayment with, in general the proceeds of non-ordinary course assets sales, a specified percentage of the Excess Cash Flow (as defined in the credit agreement) and the proceeds from the issuance of debt obligations other than debt obligations permitted under the credit agreement.

      As discussed in note 9 “Long-Term Debt” to the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001, we were not in compliance with certain of the covenants contained in the agreement relating to our senior bank facilities. As of August 13, 2001, we received a waiver in respect of such noncompliance at June 29, 2001 and in respect of any future noncompliance with such covenants through December 31, 2002. In connection with such waiver, we amended our senior bank facilities. The key terms of this amendment, which are set forth below, will be further modified in certain respects by the pending amendment to the credit agreement described below, which became effective upon the completion of the sale of the initial notes in May 2002:

•	Minimum interest expense coverage ratio requirements for periods between January 1, 2003 through December 31, 2005 were reduced, maximum leverage ratio requirements for periods after January 1, 2003 were increased, maximum capital expenditure limits were reduced and covenants requiring the maintenance of a minimum cash balance until certain financial ratios are achieved and minimum EBITDA levels through December 31, 2002 were added.

•	We were required to obtain $100.0 million through an equity investment from an affiliate of Texas Pacific Group. As described in note 11 “Redeemable Preferred Stock” of the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001, we issued 10,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock to an affiliate of Texas Pacific Group on September 7, 2001 resulting in net proceeds to us of $99.2 million.

•	The interest rate spread on outstanding borrowings increased to 3.0% with respect to alternate base rate loans and 4.0% with respect to Eurodollar loans. Payment of such interest is required on a monthly basis. Additionally, a supplemental interest charge of 2.0% accrued through September 30, 2001, increasing to 3.0% for the period October 1, 2001 through May 5, 2002 and decreasing to 1.0% for the period May 6, 2002 through June 30, 2003. Fifty percent of such supplemental interest must be paid by March 31, 2003 with the balance due by June 30, 2003.

•	Certain mandatory prepayment provisions contained in the original agreement were revised.

•	Texas Pacific Group agreed that all management fees payable by us to TPG or its affiliates would accrue and not be payable in cash until our quarterly annual statements establish compliance with certain ratios. However, TPG subsequently agreed that such fees would not accrue during this period.

      We were in compliance with the revised covenants outlined above as of June 28, 2002. We believe that, pursuant to our current business plans, we will be able to maintain such compliance. For additional information concerning our senior bank facilities and the security supporting those senior bank facilities, see Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements as filed in our Annual Report on Form 10-K for the year ended December 31, 2001 and Note 8 “Long-Term Debt” of the notes to our unaudited interim consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2002.

Recent Amendment to the Senior Bank Facilities

      As of May 6, 2002, our senior bank facilities were amended to permit the issuance of the initial notes and to permit the second priority liens securing the initial notes and the exchange notes and to provide that, subject to specified conditions:

•	minimum interest expense coverage ratio and maximum leverage ratio requirements will not apply until periods beginning after December 31, 2003;

•	minimum EBITDA levels will apply until December 31, 2003 and minimum cash levels will apply until certain minimum interest coverage ratio and maximum leverage ratio requirements are met;

•	from January 1, 2004 to June 30, 2006, the minimum required interest expense coverage ratio will decrease and the maximum permitted leverage ratio will increase, in each case as compared to the ratios currently required under the credit agreement;

•	sales of plant, property and equipment in connection with specified restructuring activities will be permitted; and

•	borrowings of up to $100 million by or for the benefit of our joint venture in Leshan, China will be permitted, the proceeds of which would be used to prepay loans under the senior bank facilities.

      Borrowings and other obligations under the senior bank facilities are guaranteed by our domestic subsidiaries and secured by a first-priority lien on the capital stock or other equity interests of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors.

      As of June 28, 2002, the senior secured term loan facilities amortize on a quarterly basis in the annual amounts set forth below:

Calendar Year	Tranche A	Tranche B	Tranche C	Tranche D

	(Dollars in millions)
2002	$0.9	$1.1	$1.1	$0.7
2003	2.0	2.1	2.3	1.4
2004	2.8	2.1	2.3	1.4
2005	1.8	103.3	2.3	1.4
2006	—	102.2	110.1	65.4
2007	—	—	109.0	64.7
Total	$7.5	$210.9	$227.2	$134.8

      The credit agreement provides that voluntary prepayments be allocated on a pro rata basis among the four tranches, subject to the rights of tranche B, tranche C and tranche D lenders to decline any such prepayment and cause it to be applied to prepay tranche A loans to the extent they are outstanding. The information in the table above assumes that none of the tranche B, tranche C and tranche D lenders will exercise this right.

Senior Subordinated Notes

      In connection with our recapitalization, we issued $400 million aggregate principal amount of senior subordinated notes that bear interest at a rate of 12% per annum, payable semi-annually in cash. The senior subordinated notes are unsecured and the obligations thereunder are guaranteed by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC). The senior subordinated notes will mature on August 1, 2009. We may redeem some or all of the senior subordinated notes at any time on or after August 1, 2004 and, if we experience a change of control, we must offer to purchase the senior subordinated notes. The senior subordinated notes rank subordinated in right of payment to the loans under our senior bank facilities and senior to our junior subordinated notes, and will rank subordinated in right of payment to the notes, and pari passu in right of payment with, among other things, unsecured trade debt. We redeemed $140 million of the notes with a portion of the proceeds from our May

2000 initial public equity offering. The indenture governing the senior subordinated notes contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay certain restricted payments and dividends, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions or engage in certain transactions with subsidiaries and affiliates. The indenture also contains customary events of default.

Junior Subordinated Note

      In connection with our recapitalization, Semiconductor Components Industries, LLC issued to Motorola a $91 million principal amount junior subordinated note that bears interest at a rate of 10% per annum, payable semi-annually in kind. Interest may be paid by the issuer in cash after August 4, 2004 if, after giving effect to the payment of interest on any interest payment date, we would be in compliance with our obligation under the senior bank facilities and the indenture governing our senior subordinated notes. The junior subordinated note will mature on August 4, 2011 and ranks subordinate in right of payment to the loans under our senior bank facilities and our senior subordinated notes, and will rank subordinate in right of payment to the notes, and pari passu in right of payment with, among other things, unsecured trade debt.

DESCRIPTION OF EXCHANGE NOTES

      Certain terms used in this description may be found under “— Certain Definitions.” In this description, the term “Company” refers only to ON Semiconductor Corporation and not to any of its Subsidiaries, “SCI LLC” refers to Semiconductor Components Industries, LLC, a Wholly-Owned Subsidiary of the Company, the “issuers” refers to the Company and SCI LLC and “we”, “our” and “us”, each refer to the issuers. The term “note” refers to the initial and exchange notes collectively unless otherwise specified.

      The issuers issued the initial notes and will issue the exchange notes under an indenture dated May 6, 2002 (the “Indenture”) among the Company, SCI LLC, the note guarantors and Wells Fargo Bank Minnesota, National Association, A National Banking Association, as trustee (the “Trustee”). The Indenture contains provisions that define your rights under the exchange notes. In addition, the Indenture governs the obligations of the Issuers and of each note guarantor under the exchange notes. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”). The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available as set forth under the heading “Prospectus Summary — Where You Can Find More Information.”

      This Description of Exchange Notes is meant to be only a summary of certain provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below, and the TIA. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, will govern your rights as Holders.

Brief Description of the Exchange Notes and the Note Guarantees

The Exchange Notes

      The exchange notes will:

•	be general secured obligations of each of the issuers;

•	be secured by second-priority security interests in substantially all of the assets of the issuers and note guarantors that secure Credit Agreement Obligations, subject to certain exceptions;

•	be equal in right of payment to all existing and any future senior Indebtedness of each of the issuers;

•	be senior in right of payment to all existing and any future Senior Subordinated Indebtedness and Subordinated Indebtedness of each of the issuers; and

•	be unconditionally guaranteed by the note guarantors.

The Note Guarantees

      The exchange notes will be guaranteed by the following Subsidiaries of the Company:

•	all Domestic Subsidiaries that guarantee Credit Agreement Obligations or the Senior Subordinated Notes; and

•	any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture.

      The Note Guarantees will:

•	be general secured obligations of each note guarantor;

•	be secured by a second-priority security interest in substantially all of the assets of each note guarantor that secures Credit Agreement Obligations, subject to certain exceptions;

•	be equal in right of payment to all existing and any future senior Indebtedness of each note guarantor; and

•	be senior in right of payment to all existing and any future Senior Subordinated Indebtedness and Subordinated Indebtedness of each note guarantor.

      Currently, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Limitation on Restricted Payments,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not Guarantee the exchange notes.

      Also, none of our Foreign Subsidiaries will Guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 62% of our total revenues in 2001 and held 52% of our consolidated assets as of December 31, 2001.

      The exchange notes will not be Guaranteed by any of the Company’s existing or future Foreign Subsidiaries, unless any such Foreign Subsidiary Guarantees any other Indebtedness of the Company or any Domestic Subsidiary, and the aggregate principal amount of Indebtedness of the Company and its Domestic Subsidiaries Guaranteed by all Foreign Subsidiaries exceeds $25.0 million.

Principal, Maturity and Interest

      We will issue the exchange notes in an aggregate principal amount up to $300.0 million. The issuers may issue additional notes from time to time after this offering (the “additional notes”). Any offering of additional notes is subject to the covenant described below under the caption “— Limitation on Incurrence of Additional Indebtedness.” The initial notes, exchange notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, collateral, amendments, redemptions and offers to purchase. The exchange notes will mature on May 15, 2008. We will issue the exchange notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

      Each exchange note we issue will accrue interest at a rate of 12% per annum beginning on May 6, 2002, or from the most recent date to which interest has been paid or provided for; provided that commencing on February 6, 2003 each exchange note will accrue interest at a rate of 13% per annum unless on such date or prior thereto we have issued common stock or Qualified Preferred Stock generating at least $100 million in gross cash proceeds and have used the net cash proceeds thereof to repay indebtedness under our senior bank facilities or under any other credit facilities secured by a first-priority lien and have permanently reduced the related loan commitment equal to the amount prepaid. Such increase in interest rate, if any, will remain effective until such time as we have completed such issuance of common stock or Qualified Preferred Stock and repayment, unless such issuance and repayment of common stock or Qualified Preferred Stock occurs after August 6, 2003 in which case such increase in interest rate will remain effective. We will pay interest semiannually in arrears to Holders of record at the close of business on the May 1 and November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. “Qualified Preferred Stock” means any preferred stock that (i) is not Disqualified Stock, (ii) does not entitle the holder to receive cash dividends prior to November 1, 2009 (prior to such date, dividends may accrue or be paid in kind), (iii) is convertible into common stock and (iv) is issued to one or more financial sponsors, such as TPG or any other private equity firm or similar entity.

      We also will pay Additional Interest to Holders if this registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. This Additional Interest provision is more fully explained under “Registration Rights; Additional Interest.”

      Interest on the exchange notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

      We will pay the principal of, premium, if any, and interest on the exchange notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 213 Court Street, Suite 902, Middletown, CT 06457. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Transfer and Exchange

      Holders may exchange or transfer their exchange notes at the same location given above under “— Methods of Receiving Payments on the Exchange Notes.” No service charge will be made for any registration of transfer or exchange of exchange notes. We, however, may require Holders, among other things, to furnish appropriate endorsements and transfer documents and to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

      Except as provided in the Indenture, the registered Holder of any of the exchange notes will be treated as the owner thereof for all purposes under the Indenture.

Guarantees

      SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc. and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on a senior secured basis full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, all obligations of the issuers under the Indenture (including obligations to the Trustee) and the exchange notes, whether for payment of principal of or interest on or Additional Interest, if any, on the exchange notes, expenses, indemnification or otherwise. The note guarantors will agree to pay, in addition to the amounts stated above, any and all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable note guarantor without rendering the Note Guarantee, as it relates to such note guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Note Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and contingent liabilities) of the applicable note guarantor, and, depending on the amount of such indebtedness, a note guarantor’s liability in respect of its Note Guarantee could be reduced to zero.

      See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require noteholders to return payments received from us or the guarantors.”

      Each note guarantor that makes a payment under its Note Guarantee will be entitled to a contribution from each other note guarantor in an amount equal to such other note guarantor’s pro rata portion of such payment based on the respective net assets of all note guarantors at the time of such payment, as determined in accordance with GAAP.

      Each Note Guarantee is a continuing Guarantee and shall

•	remain in full force and effect until payment in full of all the obligations of the issuers under the Indenture and the exchange notes as described above or until released as described below,

•	be binding upon each note guarantor and its successors and

•	inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns. Each Note Guarantee will be a guarantee of payment and not of collection.

      If (x) any Domestic Subsidiary shall, after the date hereof, become a guarantor (i) of any Credit Agreement Obligations or (ii) so long as the Senior Subordinated Notes are outstanding, the Senior Subordinated Notes, or (y) any Foreign Subsidiary shall, after the date hereof, become a guarantor of any of the Indebtedness of the Company or any Domestic Subsidiary, and the aggregate principal amount of Indebtedness of the Company and its Domestic Subsidiaries guaranteed by all Foreign Subsidiaries exceeds $25.0 million, then the issuers shall, at the time, cause such Subsidiary to (a) execute a Guarantee of the obligations of the issuers under the exchange notes substantially in the form set forth in the Indenture, and (b) if such Subsidiary grants any Lien upon any of its property as security for any Credit Agreement Obligations, execute a Security Document upon substantially the same terms, but subject to the Intercreditor Agreement, that grants the Trustee a second-priority Lien upon such property for the benefit of the Holders, subject to the exceptions described below under the caption “— Security” and (c) deliver to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, that such Guarantee and any such Security Document is a valid, binding and enforceable obligation of such Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. If granting the Lien described in clause (b) above requires the consent of a third party, such Subsidiary will use commercially reasonable efforts to obtain such consent with respect to the second-priority Lien for the benefit of the Trustee, but if the third party does not consent to the granting of the second-priority Lien after the use of commercially reasonable efforts, such Subsidiary will not be required to do so. Also if a second-priority Lien in such property cannot be granted or perfected under applicable law, the Subsidiary will not be required to grant such Lien.

      Notwithstanding the foregoing, a Note Guarantee of the exchange notes provided by a note guarantor will be released without any action required on the part of the Trustee or any Holder:

(1) if the Credit Agent releases the guarantee of Credit Agreement Obligations made by such note guarantor, unless such note guarantor remains a guarantor of our Senior Subordinated Notes;

(2) if (a) all of the capital stock of, or other equity interests in, or all or substantially all of the assets of such note guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than us or any of our Domestic Subsidiaries or (b) such note guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, to the extent applicable, with the covenants described below under the captions “— Limitation on Sales of Assets and Subsidiary Stock” and “Limitation on Merger, Sale or Consolidation”;

(3) if we designate such note guarantor as an Unrestricted Subsidiary; or

(4) upon our request if the fair market value of the assets of the applicable note guarantor (as determined in good faith by the Board of Directors of the Company), together with the fair market value of the assets of other note guarantors whose Note Guarantee was released in the same calendar year, do not exceed $2.0 million (subject to cumulative carryover for amounts not used in any prior calendar year).

      At our request, the Trustee will execute and deliver any instrument evidencing such release. A note guarantor may also be released from its obligations under its Note Guarantee in connection with a permitted amendment. See “— Amendment, Supplement and Waiver.”

Security

      The exchange notes will be secured by a second-priority security interest (subject to Permitted Liens) on the Collateral. The Collateral consists of 100% of the capital stock of, or other equity interests in, existing and future Domestic Subsidiaries and 65% of the capital stock of, or other equity interests in, existing and future first-tier Foreign Subsidiaries and substantially all of the other assets, in each case that are held by us or any of the note guarantors to the extent that a second-priority security interest is able to be granted or perfected therein (but in each case only to the extent that Credit Agreement Obligations are secured by a first-priority lien thereon). The Collateral is comprised of substantially all of the material collateral securing Credit Agreement Obligations.

      If any issuer or note guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any other obligations that are secured equally and ratably with the exchange notes by the second-priority security interests in the Collateral (other than security interests granted solely to secure Hedging Obligations, Commodity Hedge Obligations or obligations in respect of cash management services), it must concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the exchange notes. Also, if granting a security interest in such property requires the consent of a third party, we will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the Holders of the exchange notes. If such third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, we will not be required to provide such security interest.

      The issuers, the note guarantors and the Trustee entered into security agreements, pledge agreements, mortgages, deeds of trust and collateral assignments (collectively, the “Security Documents”) defining the terms of the security interests that secure the exchange notes. These security interests secure the payment and performance when due of all of the obligations of the issuers and the note guarantors under the exchange notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. All filings and other similar actions required in connection with the perfection of such security interests were completed on May 14, 2002.

      The security interests securing the exchange notes will be second in priority (subject to Permitted Liens) to any and all security interests at any time granted to secure Credit Agreement Obligations. Credit Agreement Obligations include the obligations under the Credit Agreement and obligations under any future Indebtedness of the issuers and Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and is designated by us as first-priority Lien debt, as well as certain Hedging Obligations, Commodity Hedge Obligations and obligations in respect of cash management services. In addition, other Indebtedness of the issuers and the Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and that is designated by us may be secured equally and ratably with the exchange notes by the second-priority security interests in the Collateral (the “Other Second-Lien Obligations”).

      The Trustee and the Credit Agent entered into the Intercreditor Agreement on May 6, 2002. Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of Credit Agreement Obligations, the Credit Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default has occurred and the exchange notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the exchange notes or (b) as necessary to take any action not adverse to the first-priority liens in order to preserve or protect its rights in the second-priority liens. After the Discharge of Credit Agreement Obligations, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the exchange notes and other Indebtedness secured equally and ratably with a second-priority lien.

      Whether prior to or after the Discharge of Credit Agreement Obligations, we will be entitled to releases of assets included in the Collateral from the Liens securing the exchange notes under any one or more of the following circumstances:

(1) if all other Liens on that asset securing Credit Agreement Obligations or any Other Second-Lien Obligations then secured by that asset (including all commitments thereunder) are released; provided that after giving effect to the release, obligations secured by the first priority Liens on the remaining Collateral remain outstanding;

(2) to enable us to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption “— Limitation on Sales of Assets and Subsidiary Stock”;

(3) if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors;

(4) in respect of assets subject to a permitted purchase money lien;

(5) if all of the stock of any of our Subsidiaries that is pledged to the Trustee is released or if any Subsidiary that is a note guarantor is released from its Note Guarantee, that Subsidiary’s assets will also be released;

(6) in respect of assets included in the Collateral with a fair value, as determined in good faith by the Board of Directors, of up to $2.0 million in any calendar year, subject to a cumulative carryover for any amount not used in any prior calendar year; or

(7) as described under “— Amendment, Supplement and Waiver” below.

      The second-priority security interests on all Collateral also will be released upon (i) payment in full of the principal of, accrued and unpaid interest, including Additional Interest, if any, on the exchange notes and all other obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest, including Additional Interest, if any, are paid, (ii) a satisfaction and discharge of the Indenture and (iii) a Legal Defeasance or Covenant Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance.”

Optional Redemption

      Except as set forth in the following paragraph and the following section, we may not redeem the exchange notes prior to May 15, 2006. On and after this date, we may redeem the exchange notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Redemption
Year	Price

2006	106.0%
2007	103.0%

      Prior to May 15, 2005, the issuers also may (but shall not have the obligation to), on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the exchange notes (calculated giving effect to any issuance of additional notes) at a redemption price equal to 112.0% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds of one or more Equity Offerings by the Company; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the exchange notes (calculated giving effect to any issuance of additional notes) issued remains outstanding; and

(2) any such redemption by the issuers must be made within 90 days of the date of the closing of the applicable Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Optional Redemption Upon Change of Control

      At any time on or prior to May 15, 2006, the exchange notes may also be redeemed as a whole at the option of the issuers upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice but in no event more than 90 days after the occurrence of such Change of Control, mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, including Additional Interest, if any, to the date of the redemption (the “Change of Control Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

      “Applicable Premium” means, with respect to the exchange notes at any Change of Control Redemption Date, the greater of:

(1) 1.0% of the principal amount of such notes; and

(2) the excess of

(A)	the present value at such time of (i) the redemption price of such notes at May 15, 2006 (such redemption price being described under “— Optional Redemption”) plus (ii) all accrued and unpaid interest required to be paid on such notes from the date of redemption through May 15, 2006, computed using a discount rate equal to the Treasury Rate plus 0.5% per annum, over

(B)	the principal amount of such notes.

      “Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Change of Control Redemption Date to May 15, 2006, provided, however, that if the period from the Change of Control Redemption Date to May 15, 2006, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that, if the period from the Change of Control Redemption Date to May 15, 2006 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

      If we redeem less than all of the exchange notes outstanding at any time, the Trustee will select the exchange notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no exchange note of $1,000 in original principal amount or less will be redeemed in part. We will mail notices of redemption by first class mail at least 30 but not more than 60 days before the applicable redemption date to each Holder of the exchange notes to be redeemed at such Holder’s registered address.

      If we redeem any exchange note in part only, the notice of redemption relating to such exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of such exchange notes or portions thereof, plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the applicable redemption date.

Certain Covenants

      The Indenture will contain covenants including, among others, the following:

Repurchase of Notes at the Option of the Holder Upon a Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the issuers shall not be obligated to repurchase the exchange notes pursuant to this section in the event that they have exercised their right to redeem all the exchange notes as described under “— Optional Redemption”:

(1) (A) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company or SCI LLC, whether as a result of issuance of securities of the Company or SCI LLC, any merger, consolidation, liquidation or dissolution of the Company or SCI LLC, any direct or indirect transfer of securities by any Permitted Holder or otherwise, and (B) the Permitted Holders “beneficially own” (as defined in clause (A) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or SCI LLC, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or the similar governing body of SCI LLC, as the case may be;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or the similar governing body of SCI LLC, as the case may be (together with any new directors or members of such governing body, as the case may be, whose election by such board of directors of the Company or governing body of SCI LLC, as the case may be, or whose nomination for election by the shareholders of the Company or the members of SCI LLC, as the case may be, was approved by a vote of a majority of the directors of the Company or a majority of the members of the governing body of SCI LLC, as the case may be, then still in office who were either directors or members of such governing body, as the case may be, at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the board of directors of the Company or a majority of the members of the governing body of SCI LLC, as the case may be, then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company or SCI LLC (other than a plan with respect to SCI LLC adopted solely for the purpose of reorganizing SCI LLC as a corporation); or

(4) the merger or consolidation of the Company or SCI LLC with or into another Person or the merger of another Person with or into the Company or SCI LLC, or the sale of all or substantially all the assets of the Company or SCI LLC to another Person (other than a Person that is controlled by the

Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company or SCI LLC that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company or SCI LLC are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee or a Person controlling such surviving Person or transferee.

      In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of the exchange notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, SCI LLC shall:

(1) repay in full all Bank Indebtedness; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the exchange notes as provided for in the immediately following paragraph.

      Within 30 days following any Change of Control, the issuers shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the issuers to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable laws, rules and regulations) nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the issuers, consistent with this covenant, that a Holder must follow in order to have its exchange notes purchased.

      The issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the issuers and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

      The issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture relating to Change of Control Offers, the issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      The Change of Control purchase feature is a result of negotiations between the issuers and the Initial Purchasers. The issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that they would decide to do so in the future. Subject to the limitations discussed below, the issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the issuers’ capital structure or credit rating. Restrictions on the ability of the issuers to Incur additional Indebtedness are contained in the covenants described under “— Limitation on Incurrence of Additional Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

      The Credit Agreement restricts the issuers from repurchasing any exchange notes and the Credit Agreement provides that certain asset sales and change of control events with respect to the issuers would constitute a default thereunder. Any future Credit Facilities relating to Indebtedness to which the Company or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the issuers are effectively prohibited from purchasing exchange notes, the issuers could seek the consent of their lenders to purchase the exchange notes or could attempt to refinance the borrowings that contain such prohibition. If the issuers do not obtain such consent or repay such borrowings, they will remain prohibited from purchasing exchange notes. In such case, such failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In addition, upon a Change of Control, the issuers may be required to make change of control offers under the indenture governing the Senior Subordinated Notes which the Credit Agreement restricts. The issuers’ failure to make or consummate a change of control offer or pay the change of control purchase price when due would be an event of default under that indenture and also would constitute a default under the Credit Agreement and the Indenture governing the exchange notes. See “Risk Factors — We may not be able to fulfill our repurchase obligations in the event of a change of control.”

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company or SCI LLC. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the issuers to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or SCI LLC taken as a whole to another Person or group may be uncertain.

Limitation on Incurrence of Additional Indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company, SCI LLC or any note guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio would be greater than 2.25:1; provided further, however, that the Company, SCI LLC or any note guarantor may Incur Indebtedness under any First Lien Credit Facilities pursuant to this paragraph (a) only if on the date of such Incurrence and after giving effect thereto (i) the Consolidated Coverage Ratio would be greater than 2.75:1 and (ii) the total aggregate principal amount of Indebtedness outstanding under all First Lien Credit Facilities and any unused credit commitment thereunder does not exceed $400 million; provided further, however, that the foregoing proviso shall not apply to any Incurrence of Indebtedness under the First Lien Credit Facilities that results from a consolidation, merger, conveyance, transfer or lease that is permitted by the covenant described under “— Limitation on Merger, Sale or Consolidation” so long as such Indebtedness is not incurred in connection with or in contemplation of such transaction and the other Person involved in such transaction is not an Affiliate of the Company.

      (b) Notwithstanding the foregoing paragraph (a), the Company and, to the extent specified, its Restricted Subsidiaries may Incur the following Indebtedness (collectively, the “Permitted Debt”):

(1) Bank Indebtedness of the Company, SCI LLC or any note guarantor and any Receivables Facility in an aggregate principal amount not to exceed $732.2 million less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness;

(2) Indebtedness in respect of a Receivables Facility in an aggregate principal amount not to exceed the lesser of (A) the amount of all prepayments of principal applied to permanently reduce Indebtedness under clause (1) of this paragraph (b) and (B) $100 million;

(3) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company, or SCI LLC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes and (C) if a note guarantor is the obligor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such note guarantor;

(4) Indebtedness represented by the Senior Subordinated Notes, the Guarantees of the Senior Subordinated Notes, the Junior Subordinated Note, the initial notes (not including any additional notes), the Note Guarantees, the exchange notes, Guarantees of the Exchange Notes and any replacement notes issued pursuant to the Indenture;

(5) Indebtedness outstanding on the Closing Date (other than the Indebtedness described in clause (2), (3) or (4) of this paragraph (b));

(6) Indebtedness consisting of Refinancing Indebtedness incurred in respect of any Indebtedness described in the foregoing paragraph (a) and in clauses (4), (5), (6), (7), (10) and (13) of this paragraph (b);

(7) Indebtedness consisting of Guarantees of (A) any Indebtedness permitted under paragraph (a), so long as the Person providing the Guarantee is a note guarantor or (B) any Indebtedness permitted under this paragraph (b);

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of worker’s compensation claims, self-insurance obligations, performance bonds, bankers’ acceptances, letters of credit, surety, appeal or similar bonds and completion guarantees provided by the Company and the Restricted Subsidiaries in the ordinary course of their business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers’ compensation claims, or the Incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(9) Indebtedness under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business;

(10) Purchase Money Indebtedness, mortgage financings and Capitalized Lease Obligations, in each case Incurred by the Company, SCI LLC or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business, and in an aggregate principal amount not in excess of $25.0 million at any one time outstanding;

(11) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

(13) Indebtedness of the Company or any of its Restricted Subsidiaries that is Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $25.0 million; and

(14) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) of the Company or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, shall not exceed $50.0 million, of which up to $25.0 million may be Incurred by Restricted Subsidiaries that are not note guarantors.

      (c) Notwithstanding the foregoing, neither the Company nor SCI LLC may Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness of such Person in reliance on clause (2) of paragraph (b) of the covenant described under “— Limitation on Restricted Payments” unless such Indebtedness will be subordinated to the exchange notes to at least the same extent as such Subordinated Indebtedness.

      (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

(4) the aggregate amount of any Indebtedness Guaranteed pursuant to clause (7) of paragraph (b) will be included in the calculation of Indebtedness but the corresponding amount of the Guarantee will not be so included.

      (e) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

      (f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, and (2) if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

      (g) The Company will not, and will not permit SCI LLC to, make any amendment to the Senior Subordinated Notes or the Junior Subordinated Note which (1) makes either the Senior Subordinated Notes or the Junior Subordinated Note subordinated in right of payment to the exchange notes to a lesser extent than they were subordinated to the initial notes on the Closing Date or (2) results or could result in any cash payment of principal, premium or interest in respect of either the Senior Subordinated Notes or the Junior Subordinated Note becoming due at any time prior to the date such payment would have been required in accordance with the terms of each of the Senior Subordinated Notes or the Junior Subordinated Note as in effect on the Closing Date.

Limitation on Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Company or its Restricted Subsidiaries, except Permitted Liens.

      In addition, if any issuer or note guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any Other Second-Lien Obligations (other than security interests granted solely to secure Hedging Obligations, Commodity Hedge Obligations or obligations in respect of cash management services), it must concurrently grant a second-priority Lien (subject to Permitted Liens) upon such property as security for the exchange notes, subject to certain exceptions and limitations, all as more fully described above in the second paragraph under the caption “— Security.”

Limitation on Restricted Payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, other than the making of a Permitted Investment;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

(4) make any Investment (other than a Permitted Investment) in any Person; or

(5) make or pay any interest or other distribution on the Junior Subordinated Note except interest or other distributions payable solely in Capital Stock (other than Disqualified Stock) or additional Junior Subordinated Note,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment described in and not excluded from clauses (1) through (5) of this paragraph (a) being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum of (without duplication):

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) the aggregate Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries);

(iii) 100% of the aggregate Qualified Proceeds received by the Company from the issuance or sale of debt securities of the Company or Disqualified Stock of the Company that after the Closing Date have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries (less the amount of any cash or the Fair Market Value of any property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); provided, however, that no amount will be included in this clause (iii) to the extent it is already included in Consolidated Net Income;

(iv) in the case of any Investment by the Company or any Restricted Subsidiary (other than any Permitted Investment) made after the Closing Date, the disposition of such Investment by, or repayment of such Investment to, the Company or a Restricted Subsidiary or the receipt by the Company or any Restricted Subsidiary of any dividends or distributions from such Investment, an aggregate amount equal to the lesser of (x) the aggregate amount of such Investment treated as a Restricted Payment pursuant to clause (4) above and (y) the aggregate amount in cash received by the Company or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution; provided, however, that no amount will be included in this clause (iv) to the extent it is already included in Consolidated Net Income;

(v) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment pursuant to clause (4) above; provided, however, that such Person is engaged in a Permitted Business; and

(vi) the amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted

Subsidiaries and (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and treated as a Restricted Payment pursuant to clause (4) above.

      (b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries); provided, however, that:

(A) such Restricted Payment will be excluded from the calculation of the amount of Restricted Payments, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary, other than the Junior Subordinated Note, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments;

(3) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or any Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided, however, that such repurchase, redemption or other acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments;

(4) any purchase or redemption of Subordinated Indebtedness from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments;

(5) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the exchange notes pursuant to the covenant described under “— Repurchase of Notes at the Option of the Holder Upon a Change of Control” above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness” above after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption will be included in the calculation of the amount of Restricted Payments;

(6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments (without duplication for declaration);

(7) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year; provided further, however, that such repurchases, redemptions and other acquisitions or retirements for value will be excluded from the calculation of the amount of Restricted Payments;

(8) the declaration and payment of any dividend (or the making of any similar distribution or redemption) to the holders of any class or series of Disqualified Stock of the Company, or SCI LLC or a note guarantor issued or Incurred after the Closing Date in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such declaration or payment; and provided further, that such payment will be excluded from the calculation of the amount of Restricted Payments;

(9) cash payments in lieu of fractional shares issuable as dividends on Preferred Stock of the Company or any of its Restricted Subsidiaries; provided that such cash payments shall not exceed $20,000 in the aggregate in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such cash payments; and provided further, that such cash payments will be excluded from the calculation of the amount of Restricted Payments; or

(10) other Restricted Payments in an aggregate amount not to exceed $20.0 million.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries, except:

(A) any encumbrance or restriction pursuant to applicable law, regulation, order or an agreement in effect at or entered into on the Closing Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any agreement or amendment relating to such Refinancing are no less favorable to the Holders than the encumbrances and restrictions contained in the agreements relating to the Indebtedness so Refinanced;

(D) any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) that is contained in security agreements securing indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(G) agreements for the sale of assets containing customary restrictions with respect to such assets;

(H) restrictions relating to the common stock of Unrestricted Subsidiaries or Persons other than Subsidiaries;

(I) encumbrances or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(J) encumbrances or restrictions existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(K) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided that such restrictions apply only to such Receivables Facility.

Sale/ Leaseback Transactions

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale/ Leaseback transaction if:

(1) The Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/ Leaseback Transaction in compliance with the covenant described above under the caption “— Limitation on Incurrence of Additional Indebtedness”;

(2) the gross cash proceeds of the Sale/ Leaseback Transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5.0 million as determined in good faith by the Board of Directors and set forth in the Officers’ Certificate delivered to the Trustee), of the property that is the subject of that Sale/ Leaseback Transaction; and

(3) the transfer of assets in that Sale/ Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described below under the caption “— Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Sales of Assets and Subsidiary Stock

      The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition; and

(2) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or other Qualified Proceeds (provided that the aggregate Fair Market Value of Qualified Proceeds (other than cash and Temporary Cash Investments) shall not exceed $10 million since the Closing Date).

      Within 365 days after the receipt of any Net Available Cash from such Asset Disposition, the Company or such Restricted Subsidiary may apply an amount equal to 100% of the Net Available Cash from such Asset Disposition:

(A) to repay or cash collateralize any Credit Agreement Obligations, to repay Indebtedness of the Company or any of its Restricted Subsidiaries secured by assets not in the Collateral, or to repay any Indebtedness of any Restricted Subsidiary that is not a note guarantor;

(B) to acquire all or substantially all of the assets of another Permitted Business;

(C) to make a capital expenditure; or

(D) to acquire other long-term assets that are used or useful in the Permitted Business;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      For the purposes of clause (2) above of this covenant only, the following are deemed to be cash:

•	the assumption of any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Note Guarantee) pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability in connection with such Asset Disposition; and

•	any securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 90 days of receipt by the Company or such Restricted Subsidiary into cash.

      Pending the final application of any Net Available Cash, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

      Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the issuers will make an Asset Disposition Offer to all Holders of exchange notes and all holders of other Indebtedness that is pari passu in right of payment with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of principal amount plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the

Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis; provided, however, that the issuers shall not be obligated to purchase notes in denominations other than integral multiples of $1,000 principal amount at maturity. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

      The issuers will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Disposition provisions of the Indenture, the issuers will comply in all material respects with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Disposition provisions of the Indenture by virtue of such conflict.

      The agreements governing the issuers’ other Indebtedness (including the Credit Agreement) contain prohibitions of, and restrictions on, certain events, including events that would constitute an Asset Disposition and our ability to repurchase notes in an Asset Disposition Offer. In addition, the exercise by the Holders of notes of their right to require the issuers to repurchase the notes upon a Change of Control or an Asset Disposition could cause a default under these other agreements. Finally, the issuers’ ability to pay cash to the Holders of notes upon a repurchase may be limited by the issuers’ then existing financial resources. See “Risk Factors — We may not be able to fulfill our repurchase obligations in the event of a change of control.”

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable (other than in immaterial respects) to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in comparable arm’s-length dealings with a Person who is not such an Affiliate,

(2)	that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

(A) are set forth in writing, and

(B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

(3) that, in the event such Affiliate Transaction involves an amount in excess of $15.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “— Limitation on Restricted Payments,”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

(3) the grant of stock options or similar rights to officers, employees, consultants and directors of the Company pursuant to plans approved by the Board of Directors and the payment of amounts or the issuance of securities pursuant thereto,

(4) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time,

(5) the payment of reasonable fees, compensation or employee benefit arrangements to and any indemnity provided for the benefit of directors, officers, consultants or employees of the Company or any Restricted Subsidiary in the ordinary course of business,

(6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

(7) the payment of management, consulting and advisory fees to TPG or its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in an amount not to exceed $2.0 million in any calendar year and any related out-of-pocket expenses,

(8) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture, and which are fair to the Company or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors or the senior management of the Company or its Restricted Subsidiaries, as applicable or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, or

(9) any transaction effected in connection with a Receivables Facility permitted under the covenant “— Limitations on Incurrence of Additional Indebtedness.”

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

      The Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

(1) to the Company or another Restricted Subsidiary;

(2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Restricted Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition;

(4) directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary; or

(5) in the case of a Restricted Subsidiary other than a wholly-owned Restricted Subsidiary, the issuance by that Restricted Subsidiary of Capital Stock on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority shareholders of the Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority shareholder if the minority holder does not acquire its pro rata amount), so long as the Company or another Restricted Subsidiary owns and controls at least the same percentage of the Voting Stock of, and economic interest in, such Restricted Subsidiary as prior to such issuance.

      The cash proceeds of any sale of Capital Stock permitted under clauses (2) and (3) will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Lines of Business

      The Company will not, and will not permit any Restricted Subsidiary (other than a Receivables Subsidiary) to, engage in any business, other than a Permitted Business.

Limitation on Merger, Sale or Consolidation

      (a) The Company and SCI LLC each will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or, subject to the proviso below, a partnership or limited liability company, in each case organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company or SCI LLC, as the case may be) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company or SCI LLC, as the case may be, under the exchange notes and the Indenture; provided, however, that at all times, at least one issuer must be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness” (without giving effect to the second proviso); and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or SCI LLC, as the case may be, under the Indenture.

      (b) In addition, the Company will not permit any note guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) in the case of any note guarantor that is a Domestic Subsidiary, the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such note guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such note guarantor under its Note Guarantee;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that the foregoing shall not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a

Subsidiary of the Company and the other terms of the Indenture, including the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” are complied with.

      (c) Notwithstanding the foregoing:

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or SCI LLC;

(2) the Company may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits;

(3) nothing herein shall limit any conveyance, transfer or lease of assets between or among any of the Company, SCI LLC and the note guarantors; and

(4) the foregoing clause (3) of paragraph (a) above will not prohibit (A) a merger between the Company and a Person that owns all of the Capital Stock of the Company created solely for the purpose of holding the Capital Stock of the Company or (B) a merger between SCI LLC and a Person that owns all of the Capital Stock of SCI LLC created solely for the purpose of holding the Capital Stock of SCI LLC; provided, however, that the other terms of paragraph (a) above are complied with.

Reports

      If at any time the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the Commission (or would be required to file with the Commission), copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act (collectively, the “Required Information”); provided, however, that if any of the Required Information is filed with the Commission, the Company shall only be required to provide the Trustee copies of such Required Information. In addition, the Company shall furnish to the Trustee, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) a default in any payment of interest on any exchange note or initial note or in any payment of Additional Interest with respect thereto, continued for 30 days;

(2) a default in the payment of principal of any exchange note or initial note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3) the failure by the Company, SCI LLC or any note guarantor to comply with its obligations under the covenant described under “— Limitation on Merger, Sale or Consolidation” above;

(4) the failure by the Company, SCI LLC or any note guarantor to comply for 30 days after notice with any of their obligations under the covenants described under “— Certain Covenants” above (in each case, other than a failure to purchase notes);

(5) the failure by the Company, SCI LLC or any note guarantor to comply for 60 days after notice with its other agreements contained in the notes, the Indenture, the Note Guarantees or the Security Documents (other than those referred to in clauses (1), (2), (3), and (4) of this paragraph);

(6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in the Indenture;

(7) certain events of bankruptcy, insolvency or reorganization of the Company, SCI LLC or any other Significant Subsidiary (the “bankruptcy provisions”);

(8) with respect to any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent against the Company or any Restricted Subsidiary:

(A) the commencement of an enforcement proceeding thereon by any creditor if such judgment or decree is final and nonappealable and the failure by the Company or such Restricted Subsidiary, as applicable, to stay such proceeding within 10 days thereafter or

(B) the failure by the Company or such Restricted Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days following such judgment or decree without being paid, discharged, waived or stayed (the “judgment default provision”); and

(9) (a) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary or any Security Document or any security interest granted thereby shall be held in any judicial proceeding to be unenforceable or invalid, or shall cease for any reason to be in full force and effect and such default continues for 10 days after written notice, or (b) any issuer or note guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Significant Subsidiary, shall deny or disaffirm its obligations under any Note Guarantee or Security Document.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee notifies the issuers or the Holders of at least 25% in principal amount of the outstanding notes notify the issuers and the Trustee of the default and the issuers or the relevant note guarantor, as applicable, do not cure such default within the time specified after receipt of such notice.

      The Holders of a majority in aggregate principal amount of the exchange notes and the initial notes taken together and then outstanding by notice to the Trustee may on behalf of the Holders of all of the exchange notes and the initial notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the exchange notes and the initial notes.

      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or SCI LLC) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding exchange notes and the initial notes taken together by notice to the issuers may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or SCI LLC occurs, the principal of and interest on all the exchange notes and the initial notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding exchange notes and the initial notes taken together may rescind any such acceleration with respect to the exchange notes and the initial notes and its consequences.

      In the event of a declaration of acceleration of the exchange notes and the initial notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the fifth preceding paragraph, the declaration of acceleration of the exchange notes and the initial notes shall be automatically annulled if the holders of any such Indebtedness have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such acceleration and if (1) the annulment of the acceleration of the exchange notes and the initial notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the exchange notes and the initial notes, have been cured or waived.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding exchange notes and the initial notes taken together have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5) the Holders of a majority in principal amount of the outstanding exchange notes and the initial notes taken together have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding exchange notes and the initial notes taken together will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any exchange note or initial note (including payments pursuant to the redemption provisions of such exchange note or initial note, as applicable), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the issuers are taking or propose to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, stockholder, member or incorporator of the Company, SCI LLC or the note guarantors, as such, shall have any liability for any obligations of the issuers or the note guarantors under the exchange notes, the initial notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting an exchange note or an initial note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes and the initial notes.

      Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      The issuers may at any time terminate all their obligations under the exchange notes and the Indenture (“Legal Defeasance”), except for certain obligations, including those respecting the Defeasance Trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the exchange notes. In addition, the issuers may at any time terminate:

(1) their obligations under the covenants described under “— Certain Covenants,” and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Events of Default and Remedies” above and the limitations contained in clause (3) under paragraph (a) of the covenant described under “— Limitation on Merger, Sale or Consolidation” above (“Covenant Defeasance”).

      In the event that the issuers exercise their Legal Defeasance option or their Covenant Defeasance option, each note guarantor will be released from all of their obligations with respect to its Note Guarantee.

      The issuers may exercise their Legal Defeasance option notwithstanding their prior exercise of their Covenant Defeasance option. If the issuers exercise their Legal Defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If the issuers exercise their Covenant Defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4), (5) (other than with respect to transfer and exchange and similar obligations excepted from “Legal Defeasance”), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under “— Events of Default and Remedies” above or because of the failure of the Company to comply with clause (3) under paragraph (a) of the covenant described under “— Limitation on Merger, Sale or Consolidation” above.

      In order to exercise either defeasance option, the issuers must irrevocably deposit in trust (the “Defeasance Trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the exchange notes to redemption or maturity, as the case may be, including interest thereon to maturity or such redemption date and Additional Interest, if any, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Amendment, Supplement and Waiver

      Subject to certain exceptions, the Indenture, the exchange notes, the initial notes, the Note Guarantees or the Security Documents may be amended with the written consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding. However, without the consent of each Holder of an outstanding exchange note and an outstanding initial note affected, no amendment may, among other things:

(1) reduce the amount of exchange notes and initial notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest or any Additional Interest on any exchange note,

(3) reduce the principal of or extend the Stated Maturity of any exchange note,

(4) reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may be redeemed as described under “— Optional Redemption” above,

(5) make any exchange note payable in money other than that stated in the note,

(6) impair the right of any Holder to receive payment of principal of, and interest or any Additional Interest on, such Holder’s exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s exchange notes,

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, or

(8) modify the Note Guarantees in any manner adverse to the Holders.

      Without the consent of any Holder, the Company and Trustee may amend or supplement the Indenture, the exchange notes, the initial notes, the Note Guarantees or the Security Documents:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to provide for the assumption by a successor corporation of the obligations of either issuer under the Indenture,

•	to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes; provided, however, that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Code,

•	to add to the covenants of the issuers for the benefit of the Holders or to surrender any right or power conferred upon the Company,

•	to make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

•	to provide for the issuance of the exchange notes,

•	to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA, or

•	if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Security Documents.

      The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

      In addition, without the consent of any Holder of the exchange notes, any amendment, waiver or consent agreed to by the Credit Agent or the holders of Credit Agreement Obligations under any provision of any of the security documents granting the first-priority lien on any Collateral to secure the Credit Agreement Obligations will automatically apply to the comparable provision of the comparable Security Document entered into in connection with the exchange notes. We will also be entitled to other releases of the Collateral or the Note Guarantees as described above under the captions “— Guarantees” and “— Security.” If we wish under other circumstances to obtain an amendment or waiver or seek a consent under any Security Document or Note Guarantee, we will be entitled to do so if we mail written notice of our request to the Trustee and the Holders of the exchange notes and the initial notes and if we do not receive written objections from Holders of at least 25% in principal amount of the exchange notes and the initial notes taken together within 20 Business Days after that mailing. If we receive such objections, then we will not be entitled to effect that amendment or waiver, and such consent will not be effective, unless we obtain the consent of the Holders of a majority in outstanding principal amount of the exchange notes and the initial notes taken together.

      After an amendment becomes effective, the issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

      Wells Fargo Bank Minnesota, National Association, A National Banking Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

Governing Law

      The Indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “— Limitation on Transactions with Affiliates” and “— Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of shares representing more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Disposition” means any sale, lease (other than an operating lease), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) that have a Fair Market Value in excess of $5.0 million,

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A) disposition by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(B) an issuance of Capital Stock by a Subsidiary to the Company or to a Restricted Subsidiary;

(C) for purposes of the covenants described under “— Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments”;

(D) a disposition of assets with a Fair Market Value of less than $5.0 million;

(E) a Sale/ Leaseback Transaction with respect to any assets within 90 days of the acquisition of such assets;

(F) a disposition of Temporary Cash Investments, the proceeds of which are used within five business days to make another Permitted Investment;

(G) a disposition of obsolete, uneconomical, negligible, worn out or surplus property or equipment in the ordinary course of business and the periodic clearance of aged inventory;

(H) any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;

(I) the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries of any secured Investment or any other transfer of title with respect to any secured Investment in default;

(J) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(K) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and

(L) a sale of accounts receivable and related assets pursuant to a Receivables Facility.

      Notwithstanding the foregoing, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Certain Covenants — Repurchase of Notes at the Option of the Holder Upon a Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Limitation on Merger Sale or Consolidation” and not by the provisions of the covenant described under the caption “— Certain Covenants — Limitation of Sales of Assets and Subsidiary Stock.”

      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).

      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the number of years obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the then outstanding sum of all such payments.

      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or SCI LLC whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

      “Business Day” means each day which is not a Legal Holiday.

      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, partnership, membership or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock (but excluding any debt securities convertible into such equity) and any rights to purchase, warrants, options or similar interests with respect to the foregoing.

      “China JV” means the Company’s joint venture in Leshan, China.

      “Closing Date” means the date of the Indenture.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Collateral” means all property and assets of any issuer or note guarantor with respect to which from time to time a Lien is granted as security for the notes.

      “Commission” means the Securities and Exchange Commission.

      “Commodity Hedge Obligations” means with respect to any Person any commodity price protection agreement or other commodity price hedging arrangement or other similar agreement or arrangement as to which such Person is party.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to

(2) Consolidated Interest Expense for such four fiscal quarters;

      provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (in each case other than Indebtedness Incurred under any revolving credit facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, if such Indebtedness has been permanently repaid and has not been replaced, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness is permanently reduced, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned any interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations shall reflect any pro forma expense and cost reductions attributable to such acquisitions, to the extent such expense and cost reduction would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission.

      If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company or its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the imputed interest with respect to Attributable Debt;

(2) amortization of debt discount;

(3) amortization of debt issuance costs (other than any such costs associated with the Bank Indebtedness, the notes, the Senior Subordinated Notes, the Junior Subordinated Note or otherwise associated with the Refinancing);

(4) capitalized interest;

(5) noncash interest expense other than any noncash interest expense in connection with the Junior Subordinated Note;

(6) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(7) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

(8) net costs associated with Hedging Obligations (including amortization of fees) (other than any such costs associated with the Bank Indebtedness, the initial notes, the exchange notes, the Senior Subordinated Notes, the Junior Subordinated Note or otherwise associated with the Refinancing);

(9) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Restricted Subsidiaries of the Company, to the extent held by Persons other than the Company or another Restricted Subsidiary, other than accumulated but unpaid dividends on the TPG Preferred Stock;

(10) interest incurred in connection with investments in discontinued operations; and

(11) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, in connection with a Receivables Facility) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets as contemplated by the definition of “Receivables Facility” shall be included in Consolidated Interest Expense.

      “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, shall be excluded from such Consolidated Net Income, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from such Consolidated Net Income;

(3) any net income (or loss) of any Restricted Subsidiary, to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders or other holders of its equity, shall be excluded from such Consolidated Net Income except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

(5) any extraordinary gain or loss shall be excluded from such Consolidated Net Income;

(6) the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;

(7) gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded from such Consolidated Net Income;

(8) only for the purposes of the definition of EBITDA, one-time cash charges recorded in accordance with GAAP resulting from any merger, recapitalization or acquisition transaction shall be excluded from such Consolidated Net Income; and

(9) the amortization of any premiums, fees or expenses incurred in connection with the Refinancing or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including noncash write-ups and noncash charges relating to inventory and fixed assets, in each case arising in connection with the Refinancing) and 17, in each case in connection with the Refinancing, shall be excluded from such Consolidated Net Income.

      “Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

      “Credit Agent” means JPMorgan Chase Bank, in its capacity as administrative and collateral agent for the lenders party to the Credit Agreement or any successor thereto, or any Person otherwise designated the “Credit Agent” pursuant to the Intercreditor Agreement.

      “Credit Agreement” means the credit agreement dated as of August 4, 1999, as amended and restated as of April 3, 2000, and as subsequently amended, among SCI LLC, the Company, the lenders and JPMorgan Chase Bank, as administrative agent, collateral agent and syndication agent, and Credit Lyonnais New York Branch, Credit Suisse First Boston, New York Branch and Lehman Commercial Paper Inc., as co-documentation agents, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (except to the extent that any such amendment, supplement, modification, extension, renewal, restatement or refunding would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of initial and exchange notes at the time outstanding) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

      “Credit Agreement Obligations” means (i) all Bank Indebtedness and all other Indebtedness outstanding under one or more of any other First-Lien Credit Facilities that constitutes Permitted Debt or is otherwise permitted under the covenant described in “— Limitation on Incurrence of Additional Indebtedness” and that is designated by the issuers as “Credit Agreement Obligations” for purposes of the Indenture and is secured by a Permitted Lien described in clause (1) of the definition thereof, (ii) all other obligations (not constituting Indebtedness) of an issuer or note guarantor under the Credit Agreement or any such other First-Lien Credit Facility and (iii) all other obligations of an issuer or any note guarantor in respect of Hedging Obligations, Commodity Hedge Obligations or cash management services that are designated by the issuers to be “Credit Agreement Obligations” for purposes of the Indenture.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

      “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Discharge of Credit Agreement Obligations” means payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness outstanding under the First-Lien Credit Facilities or, with respect to Hedging Obligations, Commodity Hedge Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Credit Facility, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other Credit Agreement Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium, if any, are paid.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of clauses (1), (2) and (3), on or prior to 90 days after the Stated Maturity of the notes (or the Senior Subordinated Notes, but only as the term “Disqualified Stock” is used in the definition of the term “Qualified Preferred Stock”); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the notes shall be deemed Disqualified Stock; provided further, however, that (x) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 90 days after the Stated Maturity of the notes (or the Senior Subordinated Notes, but only as the term “Disqualified Stock” is used in the definition of the term “Qualified Preferred Stock”) shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “— Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “— Limitation on Sale of Assets and Subsidiary Stock”, (y) a class of Capital Stock shall not be Disqualified Stock hereunder solely as a result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described above under “— Limitation on Restricted Payments” and (z) Capital Stock issued to any plan for the benefit of employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

      “EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for taxes based on income or profits of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense (including amortization of goodwill and other intangibles) of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(5) all other noncash expenses or losses of the Company and its Consolidated Restricted Subsidiaries for such period (including, but not limited to, such expenses or losses in connection with restructuring activities, whether incurred before or after the Closing Date), determined on a consolidated basis in accordance with GAAP (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period);

(6) any non-recurring fees, expenses or charges realized by the Company and its Restricted Subsidiaries for such period related to (i) any offering of Capital Stock or Incurrence of Indebtedness permitted to be Incurred under the Indenture, or (ii) during 2001 and the first six months of 2002, the Profitability Enhancement Program, provided the fees, expenses and charges referred to in this clause (ii) shall not exceed $150.4 million in 2001 or $20.0 million in the first six months of 2002; and

(7) noncash dividends on the TPG Preferred Stock;

and minus all noncash items increasing Consolidated Net Income of such Person for such Period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

      Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or similarly distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained) or is not, directly or indirectly, restricted by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders or other holders of its equity.

      “Equity Offering” means a primary offering of common stock of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8.

      “Exchange Act” means the Securities Exchange Act of 1934.

      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Indenture, Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

      “First-Lien Credit Facilities” means (x) the Credit Facilities provided pursuant to the Credit Agreement and (y) any other Credit Facility that, in the case of both clauses (x) and (y), is secured by a Permitted Lien described in clause (1) of the definition thereof and, except for the Credit Facilities provided pursuant to the existing senior bank facilities, is designated by the issuers as a “First-Lien Credit Facility” for the purposes of the Indenture.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entities as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

      All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee‘ used as a verb has a corresponding meaning.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” means the Person in whose name a note is registered on the Registrar’s books.

      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing immediately after the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clauses (3), (8), (9) and (10) below) would appear as a liability or, in the case of clause (6) only, Preferred Stock on the balance sheet of such Person, prepared in accordance with GAAP on such date:

(1)	the principal amount of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal amount of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto but excluding obligations in respect of letters of credit issued in respect of Trade Payables);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)	all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person;

(9) all obligations of such Person in respect of a Receivables Facility; and

(10)	all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above, at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount of such Indebtedness less the remaining unaccreted portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

      “Intercreditor Agreement” means that certain intercreditor agreement, dated as of the date of the Indenture, by and among the issuers, the Credit Agent and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement but excluding commission, travel and similar advances to officers, consultants and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

      For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Limitation on Restricted Payments”;

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

      “Junior Subordinated Note” means the 10% junior subordinated note due 2011 issued by SCI LLC on August 4, 1999.

      “Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Motorola” means Motorola, Inc., a Delaware corporation.

      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1)	all direct costs relating to such Asset Disposition, including all legal, title, accounting and investment banking fees, and recording tax expenses, sales and other commissions and other fees and relocation expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP;

(2)	all payments made on any Indebtedness that (x) is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or (y) must, by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Note Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

      “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of SCI LLC and of a note guarantor has a correlative meaning.

      “Officers’ Certificate” means a certificate signed by two Officers of each Person issuing such certificate. For the avoidance of doubt, any Officers’ Certificate to be delivered by the issuers pursuant to the Indenture shall be signed by two Officers of each issuer.

      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, SCI LLC, a note guarantor or the Trustee.

      “Permitted Business” means any business engaged in by the issuers or any Restricted Subsidiary on the Closing Date and any Related Business.

      “Permitted Holders” means TPG Partners II, L.P and its Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company’s or SCI LLC’s Capital Stock.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary:

(1)	in the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2)	in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Permitted Business;

(3)	in Temporary Cash Investments;

(4)	in receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	in loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $5.0 million in the aggregate outstanding at any one time;

(7)	in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	in any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock” or a transaction not constituting an Asset Disposition by reason of the $1.0 million threshold contained in the definition thereof;

(9)	that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of the Company in the ordinary course of business and otherwise in accordance with the Indenture;

(10)	in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

(11)	acquired as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)	existing as of the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Closing Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Closing Date, of the original Investment so extended, modified or renewed);

(13)	consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and otherwise in accordance with the Indenture;

(14)	in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant “— Limitation on Incurrence of Additional Indebtedness”; provided that, in the good faith determination of the Board of Directors, such Investment is necessary or advisable to effect such Receivables Facility;

(15)	consisting of intercompany Indebtedness permitted under the covenant “— Limitation on Incurrence of Additional Indebtedness”;

(16)	the consideration for which consists solely of shares of common stock of the Company; and

(17)	so long as no Default shall have occurred and be continuing (or result therefrom), in any Person engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding (and measured on the date made and without giving effect to subsequent changes in value), not to exceed $15.0 million.

      “Permitted Liens” means any of the following Liens:

(1)	Liens upon any property of any issuer or Restricted Subsidiary securing any Indebtedness permitted to be incurred under the first paragraph of, or clause (1) or (14) of the second paragraph of, the covenant set forth above under the caption “— Limitation on Incurrence of Additional Indebtedness” and all other obligations of any issuer or Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness;

(2)	Liens securing the notes and the Note Guarantees;

(3)	Liens in favor of the Company or any Restricted Subsidiary;

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by the Company or the Restricted Subsidiary;

(5)	Liens on property existing at the time of acquisition of the property by the Company of any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(6)	Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (10) of the second paragraph of the covenant entitled “— Incurrence of Additional Indebtedness” covering only the assets acquired with such Indebtedness or additions or improvements to such assets;

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens incurred in the ordinary course of business including, without limitation, judgment and attachment liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $25.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business, not evidenced by a note and not past due);

(9)	Liens in favor of the Trustee;

(10)	Liens incurred in connection with Refinancing Indebtedness, but only if such Liens extend to no more assets than the Liens securing the Indebtedness being refinanced;

(11)	Liens securing Hedging Obligations;

(12)	statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent by more than 30 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(13)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(14)	Liens to secure Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary, provided that such Indebtedness is used by such Restricted Subsidiary to finance operations of such Foreign Subsidiary outside the United States;

(15)	easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(16)	Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and the property relating to such letters of credit and products and proceeds thereof;

(18)	any interest or title of a lessor in the property subject to any lease or arising from filing UCC financing statements regarding leases;

(19)	judgment Liens in respect of judgments that do not constitute an Event of Default;

(20)	Liens existing on the date hereof;

(21)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligation of a like nature incurred in the ordinary course of business;

(22)	Liens securing obligations in respect of cash management services;

(23)	ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)	leases or subleases granted to other Persons and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(26)	Liens in connection with a Receivables Facility incurred in compliance with clause (b)(1) or (b)(2) of the covenant under the caption “Limitation on Incurrence of Additional Indebtedness”;

(27)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights; and

(28)	Liens on the assets of the China JV securing Indebtedness incurred in compliance with the covenant under the caption “Limitation on Incurrence of Additional Indebtedness.”

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “Profitability Enhancement Program” means that profitability enhancement program described in the offering circular and the prospectus relating to the notes.

      “Purchase Money Indebtedness” means Indebtedness:

(1)	consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2)	Incurred to finance the acquisition by the Company or a Restricted Subsidiary of all or a portion of such asset, including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset or the relevant addition or improvement.

      “Qualified Proceeds” means any of the following or any combination of the following: (1) cash, (2) Temporary Cash Investments, (3) the Fair Market Value of assets that are used or useful in the Permitted Business and (4) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary.

      “Receivables Facility” means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary pursuant to arrangements customary in the industry.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” shall have a correlative meaning.

      “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Related Business” means any business related, ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

      “Representative” means the trustee, agent or representative (if any) for an issue of senior Indebtedness.

      “Restricted Subsidiary” means any Subsidiary of the Company (including without limitation SCI LLC) other than an Unrestricted Subsidiary.

      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

      “Senior Subordinated Indebtedness” of either of the issuers means the Senior Subordinated Notes and any other Indebtedness of either of the issuers (whether outstanding on the Closing Date or thereafter incurred) that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of either of the issuers which is not senior Indebtedness. “Senior Subordinated Indebtedness” of a note guarantor has a correlative meaning.

      “Senior Subordinated Notes” means the 12% senior subordinated notes due 2009 issued by the Company and SCI LLC on July 28, 1999.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

      “Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. “Subordinated Indebtedness” of SCI LLC or a note guarantor has a correlative meaning.

      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      Notwithstanding the foregoing, with respect to the Company, the term “Subsidiary” also shall include the following Persons: Tesla Sezam, a.s., Terosil, a.s. and Leshan-Phoenix Semiconductor Co. Ltd, so long as the Company directly or indirectly owns more than 50% of the Voting Stock or economic interests of such Person.

      “Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof;

(2)	investments in time deposit accounts, certificates of deposit and money market deposits maturing not more than one year from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with a bank or trust company that is organized under the laws of the United States of America, any state thereof (including any foreign branch of any of the foregoing) or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof);

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above or clause (5) below entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America having at the time as of which any investment therein is made one of the two highest ratings obtainable from either Moody’s Investors Service, Inc. (“Moody’s”) or Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”);

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any foreign government or any state, commonwealth or territory or by any political subdivision or taxing authority thereof, and, in each case, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(6)	investments in funds investing exclusively in investments of the types described in clauses (1) and (5) above.

      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the Closing Date.

      “TPG Preferred Stock” means the preferred stock issued on September 7, 2001, and any additional shares of such series issued thereafter.

      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

      “Trust Officer” means any vice president, assistant vice president or trust officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2)	any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the

Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “— Limitation on Restricted Payments.”

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness” and

(y) no Default shall have occurred and be continuing.

      Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled at the time to vote in the election of directors, managers or trustees thereof.

      “Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Book-Entry, Delivery and Form

      The exchange notes are being offered in exchange for the initial notes. Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The exchange notes will be issued only after the acceptance of the initial notes.

      The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as the custodian for the Depositary Trust Company (“DTC”) in New York, New York and registered in the name of DTC, or its nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. Except as set forth below, the Global Note may be transferred in whole and not in part, only to DTC or other nominees of DTC. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the notes in certificated form.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuers take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

      DTC has advised the issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A,/ N.V, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuers and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the issuers, the Trustee nor any agent of the issuers or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the issuers that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuers. Neither the issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the relevant Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the issuers that it is unwilling or unable to continue as depositary for the Global Notes and the issuers fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

      The issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The issuers will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Tile issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who hold such notes as capital assets (“Holders”). This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the notes by any particular investor and does not address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenues Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

Prospective purchasers of the notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

      For purposes of the discussion below, a “U.S. Holder” is a Holder that is a citizen or individual resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the notes.

Classification of the Notes

      The interest on the notes is subject to the material contingency described under the heading “Description of the Notes — Principal, Maturity and Interest” regarding the issuance of additional shares of common stock and certain convertible preferred stock and repayment of certain outstanding indebtedness. As a result, while not free from doubt, we believe that the notes are likely to be treated for United Stated federal income tax purposes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”). Furthermore, pursuant to the terms of the indenture, we and each holder of the notes agree to treat the notes as being subject to the Contingent Payment Debt Regulations, and the remainder of this discussion assumes that the notes will be so treated.

      In the event that the Internal Revenue Service (the “IRS”) were to take the position that the notes are not subject to the Contingent Payment Debt Regulations, in general, (i) the notes would be treated as having original issue discount that would be includible as additional interest by U.S. Holders on a constant-yield-to-maturity basis, only to the extent of the difference between the issue price of the note and its principal amount, (ii) stated interest would be includible in income of a U.S. Holder in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes and (iii) none of the gain recognized on a sale of note would be subject to recharacterization as ordinary interest income under the Contingent Payment Debt Regulations.

U.S. Federal Income Taxation of U.S. Holders

      The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder.

Exchange Offer

      The exchange of initial notes for exchange notes in the exchange offer, as described under “Description of Exchange Notes — Registration Rights; Additional Interest,” should not constitute a taxable event for U.S. Holders.

Interest Accrual on the Notes

      Under the Contingent Payment Debt Regulations, the accrual of interest income on a note will be determined under the “noncontingent bond” method, pursuant to which a U.S. Holder will accrue original issue discount on a note (as ordinary interest income) based on a yield to maturity equal to the note’s “comparable yield.” In general, the term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a fixed-rate debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, including level of subordination, term, timing of payments, and general market conditions. As a result, a U.S. Holder will be required to accrue interest income on a note, regardless of whether such U.S. Holder uses the cash or accrual method of tax accounting, in an amount that may be greater than actual cash payments on the note and prior to the receipt of any cash payments attributable to such income.

      Solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue, the Company will be required to determine an assumed payment schedule (the “Projected Payment Schedule”) in respect of the notes representing a series of payments the amount and timing of which produce a yield to maturity on the notes equal to the comparable yield. For U.S. federal income tax purposes, a U.S. Holder is required to use the comparable yield and the Projected Payment Schedule established by the Company in determining interest accruals and adjustments thereto in respect of a note, unless such U.S. Holder discloses and justifies the use of other estimates on its timely filed federal income tax return for the taxable year in which it acquires the notes.

      The Company has determined that the comparable yield is 12.85%. The Projected Payment Schedule determined by the Company assumes that each projected semi-annual interest payment with respect to each

$1,000 principal amount of notes at maturity will be $60, except that the projected interest payment on May 15, 2003 will be $62.72 and the projected interest payment on November 15, 2003 will be $61.86.

      THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF U.S. HOLDERS’ INTEREST ACCRUALS AND ADJUSTMENTS THERETO IN RESPECT OF THE NOTES FOR TAX PURPOSES AND DO NOT CONSTITUTE A REPRESENTATION OR THE COMPANY’S EXPECTATION REGARDING THE ACTUAL YIELD OF THE NOTES OR AMOUNTS THAT WILL BE PAID UNDER THE NOTES.

      Except as discussed below, under the Contingent Payment Debt Regulations, a U.S. Holder will be required to accrue as original issue discount for each accrual period prior to and including the maturity date of the note an amount equal to the product of (i) the “adjusted issue price” (as of the beginning of the accrual period) and (ii) the comparable yield (adjusted for the length of the accrual period). This amount is ratably allocated to each day in the accrual period and is includible as interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the note. The adjusted issue price is the issue price of the note (i.e., the first price at which a substantial amount of the notes was sold, other than to bond houses and underwriters), increased by the amount of any original issue discount previously accrued.

      A U.S. Holder who purchased a note at a price other than its adjusted issue price at the time of the purchase must determine the extent to which the difference between the price paid for the note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a “positive adjustment” or a “negative adjustment” as described below under “— Adjustments to Interest Accruals on the Notes.”

      Because any Form 1099-OID that a U.S. Holder receives will not reflect the effects of positive or negative adjustments resulting from the purchase of a note at a price other than the adjusted issue price, U.S. Holders are urged to consult their tax advisors as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Adjustments to Interest Accruals on the Notes

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the Contingent Payment Debt Regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income.

      If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the Contingent Payment Debt Regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.

      If the adjusted issue price of a note held by a U.S. Holder is greater than the price that such U.S. Holder paid for the note, the U.S. Holder must reasonably allocate the difference to daily portions of interest and projected payments and make “positive adjustments” on the date the daily portion of interest accrues or the payment is made, as applicable. Such “positive adjustments” will increase the amount of interest such U.S. Holder would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized when the contingent payments are made, as the case may be. Any “positive adjustment” described in this paragraph made by a U.S. Holder will increase the U.S. Holder’s tax basis in the notes.

      If the adjusted issue price of a note held by a U.S. Holder is less than the price such U.S. Holder paid for the note, the U.S. Holder must reasonably allocate the difference to daily portions of interest and projected payments and make “negative adjustments” on the date the daily portion of interest accrues or the payment is made, as applicable. Such “negative adjustments” will decrease the amount of interest such U.S. Holder would otherwise accrue and include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized when the contingent payments are made, as the case may be. Any “negative adjustment” described in this paragraph made by a U.S. Holder will decrease the U.S. Holder’s tax basis in the notes.

Sale, Exchange or Redemption

      Upon the sale or exchange of a note, or the redemption of a note, a U.S. Holder generally will recognize gain or loss. The amount of gain or loss on a taxable sale, exchange or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the note (without regard to the actual amount paid) and increased or decreased by the amount of any positive or negative adjustment, respectively, that the U.S. Holder is required to make if such U.S. Holder purchased the note at a price other than its adjusted issue price. Upon a sale, exchange or redemption of a note prior to the time that no remaining contingent payments are due under the note’s Projected Payment Schedule (as adjusted pursuant to the Contingent Payment Debt Regulations), any gain will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). In general, gain or loss that is recognized after the time when there are no contingent payments due under the notes’ Projected Payment Schedule will be treated as capital gain or loss. In any event, after November 15, 2003, there will be no contingent payments due under the notes’ Projected Payment Schedule. The distinction between capital gain or loss and ordinary income or loss is potentially significant because limitations apply to a U.S. Holder’s ability to offset capital losses against ordinary income and because capital gain recognized by U.S. Holders that are individuals with respect to a note held for more than one year generally will be subject to a lower maximum rate of taxation.

Tax Treatment of Non-U.S. Holders

Exchange Offer

      The exchange of initial notes for exchange notes in the exchange offer, as described under “Description of Exchange Notes — Registration Rights; Additional Interest,” should not constitute a taxable event for a Non-U.S. Holder.

Payments of Interest

      In general, and subject to the discussion of backup withholding below, the payment of principal and interest on the notes by us or any of our agents to a holder of the notes that is, with respect to the United States, a foreign corporation or non-resident alien individual (a “Non-U.S. Holder”) will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, including gain on the disposition of a note that is treated as interest, and amounts attributable to original issue discount on the notes, (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements by completing a Form W-8BEN, or otherwise satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder.

      Subject to the discussion of withholding tax above and the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to payments of interest on the notes unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Gain or Loss on Disposition

      In general, a non-U.S. Holder will not be subject to U.S. federal income tax on gain (other than gain on the disposition of a note that is treated as interest) realized on the sale, exchange, maturity or redemption of a note unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.

Information Reporting and Backup Withholding

      Payments on the notes and proceeds of a sale of notes that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Any amounts so withheld from distributions on the notes generally would be refunded by the IRS or allowed as a credit against the holder’s federal income tax, provided the investor makes a timely filing of an appropriate tax return or refund claim. Non-U.S. Holders generally are not subject to U.S. information reporting requirements or U.S. backup withholding. However, a non-U.S. Holder may be required to certify as to its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                , 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date of the exchange offer the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the exchange notes, will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

      The consolidated financial statements of ON Semiconductor Corporation as of December 31, 2001 and 2000 and for each of the two years then ended and for the period from August 4, 1999 through December 31, 1999, which are incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting. The separate financial statements of each of Semiconductor Components Industries, LLC, SCG Malaysia Holdings Sdn. Bhd. and ON Semiconductor Trading Limited as of December 31, 2001 and 2000 and for each of the two years then ended and for the period from August 4, 1999 through December 31, 1999, which are incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

      The combined statement of revenues less direct and allocated expenses before taxes for the period from January 1, 1999 through August 3, 1999 of the Semiconductor Components Group of Motorola, Inc., which are incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the report of KPMG LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      The Limited Liability Company Agreements of Semiconductor Components Industries, LLC (“SCI LLC”) and SCG International Development, LLC and the Certificates of Incorporation or By-Laws, as the case may be, of ON Semiconductor Corporation (“ON Semiconductor”), SCG (Malaysia SMP) Holding Corporation, SCG (China) Holding Corporation, SCG (Czech) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc. (each, a “Co-Registrant”) provide for indemnification of the Registrants’ officers and directors or members, as the case may be.

      The Limited Liability Company Agreements of SCI LLC and SCG International Development, LLC each provide for the indemnification of their sole Member, ON Semiconductor, their officers, and each of their respective affiliates, officers, directors, shareholders, agents or employees if such persons acted in furtherance of the interests of the respective company’s interest and no court of competent jurisdiction decides that the actions of such persons constituted bad faith, gross negligence or willful misconduct.

      The Certificate of Incorporation for each of the Co-Registrants incorporated under Delaware law provides for the indemnification of all persons, including its directors, whom it may indemnify to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). Section 145 of the DGCL provides as follows:

145	INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      The Certificate of Incorporation for Semiconductor Components Industries International of Rhode Island Inc. provides for the indemnification of directors, whom it may indemnify to the fullest extent permitted by the Rhode Island Business Corporation Act, as amended (the “RIBCA”). The RIBCA provides as follows:

7-1.1-4.1	Indemnification.

(a) As used in this section:

(1) “Director” means any person who is or was a director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2) “Corporation” includes (i) any domestic or foreign corporation, profit or nonprofit, and (ii) any domestic or foreign predecessor entity of the corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

      “Corporation” shall also include any of the classes of quasi public corporations with purposes enumerated as exceptions in § 7-1.1-3 to the extent that the corporations are not subject to other provisions of the general laws or special acts authorizing indemnification of their directors and officers.

(3) “Expenses” include attorneys’ fees.

(4) “Official capacity” means:

(A) When used with respect to a director, the office of director in the corporation, and

(B) When used with respect to a person other than a director, as contemplated in subsection (a)(1), the elective or appointive office in the corporation held by the officer or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) “Party” includes a person who was, is, or is threatened to be made, a named defendant or respondent in a proceeding.

(6) “Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

(b) (1) A corporation shall have power to indemnify any person made a party to any proceeding by reason of the fact that he or she is or was a director if:

(A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed,

(i) In the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests, and

(ii) In all other cases, that his or her conduct was at least not opposed to its best interests; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

(2) Indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses, actually incurred by the person in connection with the proceeding; except that if the proceeding was by or in the right of the corporation, indemnification may be made only against such reasonable expenses and shall not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the requisite standard of conduct set forth in this subsection (b).

(c) A director shall not be indemnified under subsection (b) in respect of any proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she shall have been adjudged to be liable on the basis that personal benefit was improperly received by him or her.

(d) (1) Unless limited by the articles of incorporation,

(A) A director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) shall be indemnified against reasonable expenses incurred by him or her in connection with the proceeding; and

(B) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, shall have authority to order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under subdivision (d)(1)(A), the court shall order indemnification, in which case the director shall also be entitled to recover the expenses of securing the reimbursement; or

(ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct set forth in subsection (b) or has been adjudged liable in the circumstances described in subsection (c), the court may order such indemnification as the court shall deem proper, except that indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(2) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) (1) No indemnification under subsection (b) shall be made by the corporation unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he or she has met the standard of conduct set forth in subsection (b). Such determination shall be made:

(A) By the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or

(B) If such a quorum cannot be obtained, then by a majority vote of a committee of the board, duly designated to act in the matter by a majority vote of the full board (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding; or

(C) By special legal counsel, selected by the board of directors or a committee thereof by vote as set forth in subsection (e)(1)(A) or (e)(1)(B), or if the requisite quorum of the full board cannot be obtained therefor and such committee cannot be established, by a majority vote of the full board (in which selection directors who are parties may participate); or

(D) By the shareholders.

(2) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in a manner specified in subsection (e)(1)(C) for the selection of the counsel. Shares held by directors who are parties to the proceeding shall not be voted on the subject mater under this subsection (e).

(f) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such proceeding upon receipt by the corporation of:

(1) A written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation as authorized in this section, and

(2) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that he or she has not met such standard of conduct, and after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The undertaking required by this subdivision shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. Determinations and authorizations of payments under this subsection (f) shall be made in the manner specified in subsection (e).

(g) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, partner, trustee, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of a person. Nothing contained in this section shall limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

(h) For purposes of this section, the corporation shall be deemed to have requested a director to serve an employee benefit plan whenever the performance by him or her of his or her duties to the corporation also imposes duties on, or otherwise involves services by, him or her to the plan or participants or beneficiaries of the plan; excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed “fines”; and action taken or omitted by him or her with respect to an employee benefit plan in the performance of his or her duties for a purpose reasonably believed by him or her to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(i) Unless limited by the articles of incorporation,

(1) An officer of the corporation shall be indemnified as and to the same extent provided in subsection (d) for a director, and shall be entitled to the same extent as a director to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation shall have the power to indemnify and to advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors pursuant to this section; and

(3) A corporation, in addition, shall have the power to indemnify and to advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

(j) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this section.

(k) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders’ meeting.

      The Registrants also carry liability insurance covering officers and directors.

      As of September 7, 2001, we entered into an investment agreement with an affiliate of Texas Pacific Group in connection with the affiliate’s acquisition of our preferred stock. In connection with this transaction, the Board of Directors formed a special independent committee to assist with the preferred stock purchase. As part of the investment agreement, we agreed to indemnify and hold harmless each member of the special committee from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses incurred by each special committee member as a result of, or arising out of, any claim relating to breach of fiduciary duty or illegality (other than claims based upon fraud, embezzlement or any criminal violation of law), in each case, related to the preferred stock purchase; provided, however, that such indemnification shall only be available to the extent that both (i) indemnification for these losses is not available from us under applicable law or as a result of our insolvency, and (ii) our insurers refuse to pay on our directors’ and officers’ liability insurance policies with respect to these losses.

      The foregoing summaries are necessarily subject to the complete text of the DGCL, our Certificate of Incorporation, our insurance policies and the investment agreement referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

      Exhibits. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 22.	Undertakings.

      (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

ON SEMICONDUCTOR CORPORATION

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature	Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson	President, Chief Executive Officer and Director of the registrant	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil	Senior Vice President and Chief Financial Officer of the registrant	September 30, 2002

/s/ J. DANIEL MCCRANIE J. Daniel McCranie	Chairman of the Board of Directors of the registrant	September 30, 2002

/s/ DAVID BONDERMAN David Bonderman	Director of the registrant	September 30, 2002

/s/ RICHARD W. BOYCE Richard W. Boyce	Director of the registrant	September 30, 2002

/s/ JUSTIN T. CHANG Justin T. Chang	Director of the registrant	September 30, 2002

/s/ CURTIS J. CRAWFORD Curtis J. Crawford	Director of the registrant	September 30, 2002

/s/ WILLIAM A. FRANKE William A. Franke	Director of the registrant	September 30, 2002

/s/ JEROME N. GREGOIRE Jerome N. Gregoire	Director of the registrant	September 30, 2002

Signature		Titles	Date

/s/ JOHN W. MARREN John W. Marren		Director of the registrant	September 30, 2002

*By:	Name: Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature	Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson	President and Chief Executive Officer of the registrant and Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil	Senior Vice President and Chief Financial Officer of the registrant	September 30, 2002

/s/ J. DANIEL MCCRANIE J. Daniel McCranie	Chairman of the Board of Directors of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

/s/ DAVID BONDERMAN David Bonderman	Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

/s/ RICHARD W. BOYCE Richard W. Boyce	Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

/s/ JUSTIN T. CHANG Justin T. Chang	Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

/s/ CURTIS J. CRAWFORD Curtis J. Crawford	Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

/s/ WILLIAM A. FRANKE William A. Franke	Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

/s/ JEROME N. GREGOIRE Jerome N. Gregoire	Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

Signature		Titles	Date

/s/ JOHN W. MARREN John W. Marren		Director of ON Semiconductor Corporation (the sole member of the registrant)**	September 30, 2002

*By:	Name: Attorney-in-fact

**	As a Delaware limited liability company, the registrant does not have any directors.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SCG INTERNATIONAL DEVELOPMENT, LLC

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature	Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson	President of the registrant and Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil	Senior Vice President, Chief Financial Officer and Treasurer of the registrant	September 30, 2002

/s/ J. DANIEL MCCRANIE J. Daniel McCranie	Chairman of the Board of Directors of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

/s/ DAVID BONDERMAN David Bonderman	Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

/s/ RICHARD W. BOYCE Richard W. Boyce	Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

/s/ JUSTIN T. CHANG Justin T. Chang	Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

Signature		Titles	Date

/s/ CURTIS J. CRAWFORD Curtis J. Crawford		Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

/s/ WILLIAM A. FRANKE William A. Franke		Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

/s/ JEROME N. GREGOIRE Jerome N. Gregoire		Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

/s/ JOHN W. MARREN John W. Marren		Director of ON Semiconductor Corporation (the sole member of Semiconductor Components Industries, LLC, the sole member of the registrant)***	September 30, 2002

*By:	Name: Attorney-in-fact

***	As Delaware limited liability companies, neither the registrant nor its sole member, Semiconductor Components Industries, LLC, has any directors.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SCG (MALAYSIA SMP) HOLDING CORPORATION

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature		Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson		President of the registrant	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil		Senior Vice President, Chief Financial Officer and Treasurer of the registrant	September 30, 2002

/s/ GEORGE H. CAVE George H. Cave		Secretary and Director of the registrant	September 30, 2002

/s/ JEAN-JACQUES MORIN Jean-Jacques Morin		Vice President and Director of the registrant	September 30, 2002

/s/ KWONG HANG LEUNG Kwong Hang Leung		Director of the registrant	September 30, 2002

*By:	Name: Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SCG (CHINA) HOLDING CORPORATION

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature		Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson		President of the registrant	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil		Senior Vice President, Chief Financial Officer and Treasurer of the registrant	September 30, 2002

/s/ GEORGE H. CAVE George H. Cave		Secretary and Director of the registrant	September 30, 2002

/s/ JEAN-JACQUES MORIN Jean-Jacques Morin		Vice President and Director of the registrant	September 30, 2002

/s/ KWONG HANG LEUNG Kwong Hang Leung		Director of the registrant	September 30, 2002

*By:	Name: Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SEMICONDUCTOR COMPONENTS INDUSTRIES
PUERTO RICO, INC.

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature		Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson		President of the registrant	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil		Senior Vice President, Chief Financial Officer, Treasurer and Director of the registrant	September 30, 2002

/s/ GEORGE H. CAVE George H. Cave		Secretary and Director of the registrant	September 30, 2002

/s/ JEAN-JACQUES MORIN Jean-Jacques Morin		Vice President and Director of the registrant	September 30, 2002

*By:	Name: Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SCG (CZECH) HOLDING CORPORATION

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature		Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson		President of the registrant	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil		Senior Vice President, Chief Financial Officer, Treasurer and Director of the registrant	September 30, 2002

/s/ GEORGE H. CAVE George H. Cave		Secretary and Director of the registrant	September 30, 2002

/s/ JEAN-JACQUES MORIN Jean-Jacques Morin		Vice President and Director of the registrant	September 30, 2002

*By:	Name: Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SEMICONDUCTOR COMPONENTS INDUSTRIES OF RHODE ISLAND, INC.

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature		Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson		President and Chief Executive Officer of the registrant	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil		Senior Vice President, Chief Financial Officer, Treasurer and Director of the registrant	September 30, 2002

/s/ JUDITH A. BOYLE Judith A. Boyle		Secretary and Director of the registrant	September 30, 2002

*By:	Name: Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 30, 2002.

SEMICONDUCTOR COMPONENTS INDUSTRIES INTERNATIONAL OF RHODE ISLAND, INC.

By:	/s/ STEVEN P. HANSON

Name: Steven P. Hanson
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on September 30, 2002.

Signature		Titles	Date

/s/ STEVEN P. HANSON Steven P. Hanson		President and Chief Executive Officer of the registrant	September 30, 2002

/s/ JOHN T. KURTZWEIL John T. Kurtzweil		Senior Vice President, Chief Financial Officer, Treasurer and Director of the registrant	September 30, 2002

/s/ GEORGE H. CAVE George H. Cave		Vice President and Director of the registrant	September 30, 2002

/s/ JUDITH A. BOYLE Judith A. Boyle		Secretary and Director of the registrant	September 30, 2002

*By:	Name: Attorney-in-fact

EXHIBIT INDEX

2.1		Reorganization Agreement, dated as of May 11, 1999, among Motorola, Inc., SCG Holding Corporation and Semiconductor Components Industries LLC. (incorporated by reference from Exhibit 2.1 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)†

2.2		Agreement and Plan of Recapitalization and Merger, as amended, dated as of May 11, 1999, among SCG Holding Corporation, Semiconductor Components Industries, LLC, Motorola, Inc., TPG Semiconductor Holdings LLC, and TPG Semiconductor Acquisition Corp. (incorporated by reference from Exhibit 2.2 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)†
2.3		Amendment No. 1 to Agreement and Plan of Recapitalization and Merger, dated as of July 28, 1999, among SCG Holding Corporation, Semiconductor Components Industries, LLC, Motorola, Inc., TPG Semiconductor Holdings LLC, and TPG Semiconductor Acquisition Corp. (incorporated by reference from Exhibit 2.3 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)†
3.1	(a)	Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation as of August 1, 2002 (incorporated by reference from Exhibit 3.1(a) of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
3.1	(b)	Certificates of Designations relating to the Series A Cumulative Convertible Preferred Stock (incorporated by reference from Exhibit 3.1(b) of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
3.2		Certificate of Limited Liability Company of Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 3.2 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.3		Certificate of Incorporation of SCG (Malaysia SMP) Holding Corporation (incorporated by reference from Exhibit 3.3 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.4		Amended and Restated Certificate of Incorporation of SCG (China) Holding Corporation (incorporated by reference from Exhibit 3.4 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.5		Amended and Restated Certificate of Incorporation of SCG (Czech) Holding Corporation (incorporated by reference from Exhibit 3.5 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.6		Amended and Restated Certificate of Incorporation of Semiconductor Components Industries Puerto Rico, Inc. (incorporated by reference from Exhibit 3.6 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.7		Certificate of Limited Liability Company of SCG International Development, LLC (incorporated by reference from Exhibit 3.7 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.8		Articles of Incorporation of Semiconductor Components Industries of Rhode Island, Inc.(1)
3.9		Articles of Incorporation of Semiconductor Components Industries International of Rhode Island, Inc.(1)
3.10		Amended and Restated Bylaws of SCG Holding Corporation (incorporated by reference from Exhibit 3.2 to Registration Statement No. 333-30670 filed with the Commission on April 7, 2000)
3.11		Limited Liability Company Agreement of Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 3.9 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)

3.12		Bylaws of SCG (Malaysia SMP) Holding Corporation (incorporated by reference from Exhibit 3.10 to Registration Statement No. 333.90359 filed with the Commission on November 5, 1999)
3.13		Bylaws of SCG (China) Holding Corporation (incorporated by reference from Exhibit 3.11 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.14		Bylaws of SCG (Czech) Holding Corporation (incorporated by reference from Exhibit 3.12 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.15		Bylaws of Semiconductor Components Industries Puerto Rico, Inc. (incorporated by reference from Exhibit 3.13 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.16		Limited Liability Company Agreement of SCG International Development, LLC (incorporated by reference from Exhibit 3.14 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
3.17		Bylaws of Semiconductor Components Industries of Rhode Island, Inc.(1)
3.18		Bylaws of Semiconductor Components Industries International of Rhode Island, Inc.(1)
4.1		Registration Rights Agreement, dated as of May 6, 2002 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries of Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.5 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
4.2	(a)	Indenture, dated as of May 6, 2002 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries of Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc. and Wells Fargo Bank Minnesota, National Association as Trustee, relating to the 12% Senior Secured Notes due 2008. (incorporated by reference from Exhibit 4.2 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
4.2	(b)	Cross-Reference Sheet showing the location in the Indenture of the provisions inserted pursuant to Sections 310 through 318(a) inclusive of the Trust Indenture Act of 1939(1)
4.3		Form of 12% Senior Secured Note due 2008 of ON Semiconductor Corporation and Semiconductor Components Industries, LLC (“Initial Note”) (included as Exhibit A and Appendix A to the Indenture filed as Exhibit 4.2(a) herein and incorporated by reference from Exhibit 4.2 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
4.4		Form of 12% Senior Secured Note due 2008 of ON Semiconductor Corporation and Semiconductor Components Industries, LLC (“Exchange Note”) (included as Exhibit B and Appendix A to the Indenture filed as Exhibit 4.2(a) herein and incorporated by reference from Exhibit 4.2 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
4.5		Intercreditor Agreement, dated as of May 6, 2002, among J.P. Morgan Chase Bank, as credit agent, Wells Fargo Bank Minnesota, National Association, as trustee, ON Semiconductor Corporation and Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.4 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)

4.6	Subordination Agreement, dated as of September 7, 2001, by and between TPG ON Holdings LLC and ON Semiconductor Corporation, for the benefit of Senior Creditors (incorporated by reference from Exhibit 4.4 of Form 8-K Current Report filed with the Commission on September 7, 2001)
4.7	Amended and Restated Credit Agreement dated as of April 3, 2000, among SCG Holding Corporation, Semiconductor Components Industries, LLC, The Chase Manhattan Bank as Administrative Agent, Credit Lyonnais New York Branch as co-documentation agent, Lehman Commercial Paper Inc., as co-documentation agent and Chase Securities Inc., as arranger and other financial institutions party thereto (incorporated by reference from Exhibit 10.1 to Registration Statement No. 333-30670 filed with the Commission on April 7, 2000)
4.8	Waiver, Consent and Amendment dated as of August 13, 2001, to the Credit Agreement dated as of August 4, 1999, as amended and restated as of April 3, 2000, among ON Semiconductor Corporation (formerly known as SCG Holding Corporation), Semiconductor Components Industries, LLC, the Lenders party thereto, The Chase Manhattan Bank, as administrative agent, collateral agent and syndication agent, and Credit Lyonnais New York Branch, DLJ Capital Funding, Inc. and Lehman Commercial Paper Inc., as co-documentation agents (incorporated by reference from Exhibit 10.6 of Second Quarter 2001 Form 10Q filed with the Commission on August 13, 2001)
4.9	Amendment to Credit Agreement, dated as of April 17, 2002, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, JP Morgan Chase Bank, as administrative agent, collateral agent and syndication agent, Credit Lyonnais New York Branch, Credit Suisse First Boston, New York Branch and Lehman Commercial Paper Inc., as co- documentation agents, and the other financial institution parties thereto (incorporated by reference from Exhibit 10.3 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
4.10	Indenture, dated as of August 4, 1999 among SCG Holding Corporation and Semiconductor Components Industries, LLC, the Note Guarantors named therein and State Street Bank and Trust Company, as trustee, relating to the 12% Senior Subordinated Note due 2009 (incorporated by reference from Exhibit 4.1 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
4.11	Form of 12% Senior Subordinated Note due 2009 of SCG Holding Corporation and Semiconductor Components Industries, LLC (“Exchange Note”) (included as Exhibit B to the Indenture filed as Exhibit 4.12 herein & incorporated by reference from Exhibit 4.1 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
4.12	Form 12% Senior Subordinated Note due 2009 of SCG Holding Corporation and Semiconductor Components Industries, LLC (“Exchange Note”) (included as Exhibit B to the Indenture filed as Exhibit 4.12 herein & incorporated by reference from Exhibit 4.1 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
4.13	Exchange Offer and Registration Rights Agreement, dated August 4, 1999, among Semiconductor Components Industries, LLC, SCG Holding Corporation, the subsidiary guarantors of SCG Holding Corporation, Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers, Inc. (incorporated by reference from Exhibit 4.5 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
5.1	Opinion of Cleary Gottlieb Steen & Hamilton(1)

10.1		Amended and Restated Credit Agreement, dated as of April 3, 2000, among SCG Holding Corporation, Semiconductor Components Industries, LLC, The Chase Manhattan Bank, as Administrative Agent, Credit Lyonnais New York Branch as Co-Documentation Agent, DLJ Capital Funding, Inc., as Co-Documentation Agent, Lehman Commercial Paper Inc., as Co- Documentation Agent and Chase Securities Inc., as Arranger and the other financial institutions party thereto (incorporated by reference from Exhibit 10.1 to Registration Statement No. 333-30670 filed with the Commission on April 7, 2000)
10.2		Stock Purchase Agreement dated March 8, 2000 among Semiconductor Components Industries, LLC, SCG Holding Corporation and The Cherry Corporation (incorporated by reference from Exhibit 10.3 to Registration Statement No. 333-30670 filed with the Commission on April 7, 2000)
10.3		Amended and Restated Intellectual Property Agreement, dated August 4, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.5 to Registration Statement No. 333-90359 filed with the Commission on January 11, 2000)††
10.4		Transition Services Agreement, dated August 4, 1999, among Motorola, Inc., SCG Holding Corporation, and Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.6 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
10.5		Employee Matters Agreements, as amended, dated July 30, 1999, among Semiconductor Components Industries, LLC, SCG Holding Corporation and Motorola, Inc. (incorporated by reference from Exhibit 10.7 to Registration Statement No. 333-90359 filed with the Commission on January 11, 2000)
10.6		Motorola Assembly Agreement, dated July 31, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.8 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)††
10.7		SCG Assembly Agreement, dated July 31, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.9 Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)††
10.8		Motorola Foundry Agreement, dated July 31, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.10 Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)††
10.9		SCG Foundry Agreement, dated July 31, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.11 Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)††
10.10		Equipment Lease and Repurchase Agreement, dated July 31, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.12 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
10.11		Equipment Passdown Agreement, dated July 31, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.13 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)††
10.12		SCG Holding Corporation 1999 Founders Stock Option Plan (incorporated by reference from Exhibit 10.14 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)(2)
10.13	(a)	Lease for 52nd Street property, dated July 31, 1999, among Semiconductor Components Industries, LLC as Lessor, and Motorola Inc. as Lessee (incorporated by reference from Exhibit 10.16 Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)

10.13	(b)	First Lease Amendment to Lease for 52nd Street property, dated April 19, 2000, between Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.14(b) of the Corporation’s 2001 Form 10-K filed with the Commission on March 29, 2002)
10.14		Lease for U.S. Locations (Mesa, Chandler, 56th Street and Tempe), dated July 31, 1999, among Motorola, Inc. as Lessor, and Semiconductor Components Industries, LLC as Lessee (incorporated by reference from Exhibit 10.15 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
10.15		Declaration of Reciprocal Covenants, Easement of Restrictions and Options to Purchase and Lease, dated July 31, 1999, among Semiconductor Components Industries, LLC and Motorola, Inc. (incorporated by reference from Exhibit 10.17 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
10.16		Employment Agreement, dated as of October 27, 1999, between Semiconductor Components Industries, LLC and Steve Hanson (incorporated by reference from Exhibit 10.18 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)(2)
10.17		Employment Agreement, dated as of September 13, 1999, between Semiconductor Components Industries, LLC and Michael Rohleder (incorporated by reference from Exhibit 10.19 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)(2)
10.18	(a)	Employment Agreement, dated as of November 8, 1999, between Semiconductor Components Industries, LLC and James Thorburn (incorporated by reference from Exhibit 10.20 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)(2)
10.18	(b)	Amendment No. 1 to Employment Agreement for James Thorburn, dated as of July 20, 2000 (incorporated by reference from Exhibit 10.2 of Third Quarter 2000 Form 10-Q filed with the Commission on November 14, 2000)(2)
10.18	(c)	Separation Letter Agreement dated February 28, 2001 (with attached General Release and Waiver dated March 10, 2001), between James Thorburn and Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.2 of First Quarter 2001 Form 10-Q filed with the Commission on May 14, 2001)(2)
10.19	(a)	Employment Agreement, dated as of October 27, 1999, between Semiconductor Components Industries, LLC and William George (incorporated by reference from Exhibit 10.21 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)(2)
10.19	(b)	Amendment to Employment Agreement, dated as of October 1, 2001, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC and William George (incorporated by reference from Exhibit 10.20(b) of the Corporation’s 2001 10-K filed with the Commission on March 29, 2002)(2)
10.20	(a)	Employment Agreement, dated as of October 27, 1999, between Semiconductor Components Industries, LLC and Dario Sacomani (incorporated by reference from Exhibit 10.22 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)(2)
10.20	(b)	Amendment to Employment Agreement, dated as of November 28, 2001, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC and Dario Sacomani (incorporated by reference from Exhibit 10.21(b) of the Corporation’s 2001 10-K filed with the Commission on March 29, 2002)(2)

10.21	(a)	Pledge and Security Agreement, dated as of November 8, 1999, between Semiconductor Components Industries, LLC and James Thorburn (incorporated by reference from Exhibit 10.23 to Registration Statement No. 333-90359 filed with the Commission on January 11, 2000)(2)
10.21	(b)	Deed of Trust, dated as of July 20, 2000, with James Thorburn as Trustee and Semiconductor Components Industries, LLC as Beneficiary (incorporated by reference from Exhibit 10.3 of Third Quarter 2000 Form 10-Q filed with the Commission on November 14, 2000)(2)
10.22	(a)	Promissory Note/Security Interest, dated as of November 8, 1999, from James Thorburn to Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.24 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)(2)
10.22	(b)	Promissory Note, dated July 21, 2000, from James Thorburn to Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.2 of Third Quarter 2000 Form 10-Q filed with the Commission on November 14, 2000)(2)
10.22	(c)	Amendment to Promissory Note, dated March 10, 2001, from James Thorburn and Jacqueline Thorburn to Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.1 of First Quarter 2001 Form 10-Q filed with the Commission on May 14, 2001)(2)
10.23		ON Semiconductor Amended and Restated Executive Deferred Compensation Plan (incorporated by reference from Exhibit 10.31 to Registration Statement No. 333-30670 filed with the Commission on April 25, 2000)(2)
10.24		Junior Subordinated Note Due 2011 payable to Motorola, Inc. (incorporated by reference from Exhibit 4.4 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
10.25	(a)	2000 Stock Incentive Plan amended and restated as of May 23, 2001(incorporated by reference from Exhibit 10.4 of Second Quarter 2001 Form 10-Q filed with the Commission on August 13, 2001)(2)
10.25	(b)	2000 Stock Incentive Plan — ON Ownership program grant agreement (incorporated by reference from Exhibit 10.33(b) to Registration Statement No. 333-30670 filed with the Commission on April 25, 2000)(2)
10.25	(c)	2000 Stock Incentive Plan — incentive stock option agreement (incorporated by reference from Exhibit 10.35(c) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)(2)
10.25	(d)	2000 Stock Incentive Plan — non-qualified stock option agreement (incorporated by reference from Exhibit 10.35(d) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)(2)
10.26		2000 Employee Stock Purchase Plan amended and restated as of May 23, 2001(incorporated by reference from Exhibit 10.5 of Second Quarter 2001 Form 10-Q filed with the Commission on August 13, 2001)(2)
10.27		ON Semiconductor Director Deferred Compensation Plan (incorporated by reference from Exhibit 10.35 to Registration Statement No. 333-30670 filed with the Commission on April 25, 2000)(2)
10.28		Form of Master Trust Agreement for the ON Semiconductor Deferred Compensation Plans (incorporated by reference from Exhibit 10.36 to Registration Statement No. 333-30670 filed with the Commission on April 25, 2000)(2)
10.29		2000 ON Semiconductor Executive Council Bonus Incentive Plan (incorporated by reference from Exhibit 10.37 of Fourth Quarter 2000 Form 10-Q filed with the Commission on March 30, 2001)(2)

10.30		2000 Key Contributor Incentive Plan (incorporated by reference from Exhibit 10.38 of Fourth Quarter 2000 Form 10-Q filed with the Commission on March 30, 2001)(2)
10.31	(a)	Promissory Note, dated March 9, 2001, from Michael Rohleder and Roxanne Rohleder to Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.3 of First Quarter 2001 Form 10-Q filed with the Commission on May 14, 2001)(2)
10.31	(b)	Deed of Trust, dated March 7, 2001, from Michael Rohleder and Roxanne Rohleder to Semiconductor Components Industries, LLC (incorporated by reference from Exhibit 10.4 of First Quarter 2001 Form 10-Q filed with the Commission on May 14, 2001)(2)
10.32		Loan Facility Agreement, between Leshan-Phoenix Semiconductor Company Limited and Industrial & Commercial Bank of China, Leshan City Branch, for loan in an amount up to $36 million, dated November 17, 2000 (incorporated by reference from Exhibit 10.1 of Second Quarter 2001 Form 10-Q filed with the Commission on August 13, 2001)
10.33	(a)	Loan Agreement between SCG Japan Ltd. and Development Bank of Japan, for loan in an amount up to $26.1 million, dated October 27, 2000 (incorporated by reference from Exhibit 10.2 of Second Quarter 2001 Form 10-Q filed with the Commission on August 13, 2001)
10.33	(b)	Guaranty Agreement, executed by Semiconductor Components Industries, LLC on October 27, 2000, in connection with Loan Agreement between SCG Japan Ltd. and Development Bank of Japan, for loan in an amount up to $26.1 million (incorporated by reference from Exhibit 10.3 of Second Quarter 2001 Form 10-Q filed with the Commission on August 13, 2001)
10.34		Waiver, Consent and Amendment dated as of August 13, 2001, to the Credit Agreement dated as of August 4, 1999, as amended and restated as of April 3, 2000, among ON Semiconductor Corporation (formerly known as SCG Holding Corporation), Semiconductor Components Industries, LLC, the Lenders party thereto, The Chase Manhattan Bank, as administrative agent, collateral agent and syndication agent, and Credit Lyonnais New York Branch, DLJ Capital Funding, Inc. and Lehman Commercial Paper Inc., as co-documentation agents (incorporated by reference from Exhibit 10.6 of Second Quarter 2001 Form 10-Q filed with the Commission on August 13, 2001)
10.35		Investment Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (incorporated by reference from Exhibit 4.2 of Form 8-K Current Report filed with the Commission on September 7, 2001)
10.36		Registration Rights Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (incorporated by reference from Exhibit 4.3 of Form 8-K Current Report filed with the Commission on September 7, 2001)
10.37		Warrant Agreement dated as of October 11, 2001, between ON Semiconductor Corporation and Bain & Company, Inc. (incorporated by reference from Exhibit 4.7 of Form 10-K filed with the Commission on March 29, 2002)
10.38		Amendment to Credit Agreement, dated as of April 17, 2002, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, JPMorgan Chase Bank, as administrative agent, collateral agent and syndication agent, Credit Lyonnais New York Branch, Credit Suisse First Boston, New York Branch and Lehman Commercial Paper Inc., as co- documentation agents, and the other financial institution parties thereto (incorporated by reference from Exhibit 10.3 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)

10.39	Purchase Agreement, dated as of May 1, 2002, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries of Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporation, J.P. Morgan Securities, Inc., and Salomon Smith Barney Inc. (incorporated by reference from Exhibit 4.1 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
10.40	Security Agreement, dated as of May 6, 2002, among Semiconductor Components Industries, ON Semiconductor Corporation, the subsidiary guarantors of ON Semiconductor Corporation that are signatories thereto, and Wells Fargo Bank Minnesota, National Association, as trustee and collateral agent, relating to the 12% Senior Secured Notes due 2008 (incorporated by reference from Exhibit 10.5 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
10.41	Pledge Agreement, dated as of May 6, 2002, among Semiconductor Components Industries, LLC, ON Semiconductor Corporation, the subsidiary pledgors of ON Semiconductor Corporation that are signatories thereto, and Wells Fargo Bank Minnesota, National Association, as trustee and collateral agent, relating to the 12% Senior Secured Notes due 2008 (incorporated by reference from Exhibit 10.6 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
10.42	Collateral Assignment, dated as of May 6, 2002, between Semiconductor Components Industries, LLC and Wells Fargo Bank Minnesota, National Association, as trustee and collateral agent, relating to the 12% Senior Secured Notes due 2008 (incorporated by reference from Exhibit 10.7 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
10.43	Joint Venture Contract for Leshan-Phoenix Semiconductor Company Limited, amended on June 25, 2002, among SCG (China) Holding Corporation, Leshan Radio Company Ltd, and Motorola (China) Investment Limited (incorporated by reference from Exhibit 10.8 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
10.44	ON Semiconductor 2002 Executive Incentive Plan (2) (incorporated by reference from Exhibit 10.1 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
10.45	Employee Incentive Plan January 2002 (2) (incorporated by reference from Exhibit 10.2 of Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002)
10.46	Guarantee Agreement, dated as of August 4, 1999, among SCG Holding Corporation, the subsidiary guarantors of SCG Holding Corporation that are signatories thereto, and The Chase Manhattan Bank, as collateral agent (incorporated by reference from Exhibit 10.3 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
10.47	Security Agreement, dated as of August 4, 1999, among Semiconductor Components Industries, LLC, SCG Holding Corporation, the subsidiary guarantors of SCG Holding Corporation that are signatories thereto, and The Chase Manhattan Bank, as collateral agent (incorporated by reference from Exhibit 10.4 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
10.48	Purchase Agreement, dates as of August 4, 1999, SCG Holding Corporation, Semiconductor Components Industries, LLC, Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. (incorporated by reference from Exhibit 10.1 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)
11.1	Statement re Computation of Per Share Earnings (incorporated by reference from Exhibit 11 to 2001 Form 10-K filed with the Commission on March 29, 2002)

12.1	Statement re Computation of Ratios(1)
13.1	Annual 2001 Form 10-K filed with the Commission on March 29, 2002
13.2	First Quarter 2002 Form 10-Q filed with the Commission on May 9, 2002
13.3	Second Quarter 2002 Form 10-Q filed with the Commission on August 9, 2002
21.1	List of Significant Subsidiaries(1)
23.1	Consent of KPMG LLP, independent accountants(1)
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants(1)
23.3	Consent of Cleary Gottlieb Steen & Hamilton (included in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney(1)
25.1	Form T-1 with respect to the eligibility of Wells Fargo Bank Minnesota, National Association, as Trustee(1)
99.1	Form of Letter of Transmittal(1)
99.2	Form of Notice of Guaranteed Delivery(1)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(1)
99.4	Form of Letter to Clients(1)
99.5	Stockholders Agreement dated as of August 4, 1999 among SCG Holding Corporation, TPG Semiconductor Holdings, LLC and Motorola, Inc. (incorporated by reference from Exhibit 99.5 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)

(1)	Filed herewith.

(2)	Management contract or compensatory plan, contract or arrangement.

† Schedules or other attachments to these exhibits not filed herewith shall be furnished to the Commission upon request.

††  Portions of these exhibits have been omitted pursuant to a request for confidential treatment